     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 1998.

                                            REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          THE COLONIAL BANCGROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                             ---------------------

        DELAWARE                       6711                      63-0661573
(State of Incorporation)         (Primary Standard            (I.R.S. Employer
                                    Industrial               Identification No.)
                                Classification Code
                                      Number)

                             ---------------------

   ONE COMMERCE STREET, SUITE 800                    (334) 240-5000
     MONTGOMERY, ALABAMA 36104                      (Telephone No.)
  (Address of principal executive
               offices)

                             ---------------------
                            WILLIAM A. MCCRARY, ESQ.
                        VICE PRESIDENT AND LEGAL COUNSEL
                          THE COLONIAL BANCGROUP, INC.
                              POST OFFICE BOX 1108
                         MONTGOMERY, ALABAMA 36101-1108
                            TELEPHONE: 334-240-5315
                            FACSIMILE: 334-240-5326
                    (Name and address of agent for service)
                             ---------------------
                                   COPIES TO:

      WILLARD H. HENSON, ESQ.                     STEPHEN D. FOX, ESQ.
  MILLER, HAMILTON, SNIDER & ODOM            ARNALL, GOLDEN & GREGORY, LLP
   ONE COMMERCE STREET, SUITE 305               2800 ONE ATLANTIC CENTER
     MONTGOMERY, ALABAMA 36101                 1201 WEST PEACHTREE STREET
      TELEPHONE: 334-834-5550                    ATLANTA, GEORGIA 30309
      FACSIMILE: 334-265-4533                   TELEPHONE: 404-873-8528
                                                FACSIMILE: 404-873-8529

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective time of the proposed merger of First Macon Bank & Trust Company ("First Macon") with and into Colonial Bank, a subsidiary of the Registrant (the "Merger") as described in the Agreement and Plan of Merger, dated as of May 14, 1998, attached as Exhibit A to the Proxy Statement and Prospectus forming a part of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF         AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
 SECURITIES TO BE REGISTERED       REGISTERED(1)            UNIT               PRICE(2)         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
   Common Stock, par value
$2.50 per share...............       4,066,656         Not Applicable         $15,320,074           $4,519.42
==================================================================================================================

    (1) This Registration Statement covers the maximum number of shares of its common stock that the Registrant expects to issue in connection with the Merger.
    (2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, and based upon the book value as of March 31, 1998 of $14.23 per share of 1,076,604 shares of First Macon common stock.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON EACH SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                        FIRST MACON BANK & TRUST COMPANY
                               501 WALNUT STREET
                              MACON, GEORGIA 31297
                                 (912) 746-7000
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
             TO BE HELD ON                , 1998, AT           .M.
                             ---------------------
     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of First Macon Bank & Trust Company ("First Macon") will be held at
              , on               , 1998, at               .m., local time, for
the following purposes:

          1. Merger. To consider and vote upon an Agreement and Plan of Merger, dated as of May 14, 1998, between First Macon, The Colonial BancGroup, Inc. ("BancGroup") and Colonial Bank, a wholly owned subsidiary of BancGroup (the "Agreement"), and the proposed merger (the "Merger") of First Macon with and into Colonial Bank, pursuant to the Agreement. Colonial Bank will be the surviving corporation in the Merger. Each share of common stock of First Macon, par value $1.00 (the "First Macon Common Stock"), outstanding at the time the Merger becomes effective (the "Effective Date") will be converted into a number of shares of common stock of BancGroup, par value $2.50 per share (the "BancGroup Common Stock"), equal to $56.66 divided by the "Market Value" of BancGroup Common Stock. The "Market Value" means the average of the closing prices for BancGroup Common Stock as reported on the New York Stock Exchange for the ten trading days ending on the day that is the fifth trading day before the Effective Date. However, if BancGroup is acquired by another entity or merged with another entity so that BancGroup is not the surviving corporation, which acquisition or merger is publicly announced before the Effective Date, the Market Value shall be the closing price of BancGroup Common Stock as reported on the NYSE on the day prior to the public announcement of such a transaction. Cash will be paid in lieu of fractional shares at the Market Value of such fractional shares, as described more fully in the accompanying Proxy Statement and Prospectus. A copy of the Agreement is attached to the Proxy Statement and Prospectus as Appendix A.

          2. Other Matters. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors of First Macon has fixed the close of business on
              , 1998, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Special Meeting.

     Under Georgia law, holders of First Macon Common Stock are eligible to exercise dissenters rights of appraisal and demand payment in cash at the fair value of his or her shares of First Macon Common Stock if the Merger is consummated. The right of First Macon shareholders to receive such payment is contingent upon strict compliance with Article 13 of the Georgia Business Corporation Code, a copy of which is attached to the enclosed Proxy Statement and Prospectus as Appendix C.

     You are cordially invited to attend the Special Meeting, but whether or not you plan to attend, please complete and sign the enclosed proxy card and mail it promptly in the enclosed envelope. The proxy may be revoked at any time by filing a written revocation with the Secretary of First Macon, by executing a later dated proxy and delivering it to the Secretary of First Macon, or by attending the Special Meeting and voting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Chairman

                                   PROSPECTUS

                         COMMON STOCK, $2.50 PAR VALUE

                          THE COLONIAL BANCGROUP, INC.

                                PROXY STATEMENT
                     FOR SPECIAL MEETING OF SHAREHOLDERS OF

                        FIRST MACON BANK & TRUST COMPANY

     This Proxy Statement and Prospectus (the "Prospectus") relates to the proposed merger (the "Merger") of First Macon Bank & Trust Company ("First Macon"), a Georgia state bank, with and into Colonial Bank, an Alabama banking corporation ("Colonial Bank"). Colonial Bank is a wholly owned subsidiary of The Colonial BancGroup, Inc. ("BancGroup"), a Delaware corporation. This Prospectus is being furnished to the shareholders of First Macon in connection with the solicitation of proxies by the Board of Directors of First Macon for use at a special meeting of the shareholders of First Macon (the "Special Meeting") to be
held on             , 1998, at                               .m., local time, at
               , including any adjournments or postponements thereof. At the Special Meeting, shareholders of First Macon will consider and vote upon the matters set forth in the preceding Notice of Special Meeting of Shareholders, as described in greater detail in this Prospectus.

     The Merger will be consummated pursuant to the terms of a certain Agreement and Plan of Merger dated as of May 14, 1998, by and between BancGroup, Colonial Bank and First Macon (the "Agreement"). The Agreement provides that, subject to the approval of the Agreement by the shareholders of First Macon at the Special Meeting and the satisfaction (or waiver, to the extent that such waiver is permitted by law) of other conditions contained in the Agreement, First Macon will be merged with and into Colonial Bank, and Colonial Bank will be the surviving corporation. Each issued and outstanding share of common stock, par value $1.00 per share (the "First Macon Common Stock"), will be converted into a number of shares of common stock of BancGroup, $2.50 par value per share (the "BancGroup Common Stock"), equal to $56.66 divided by the "Market Value" of BancGroup Common Stock. The "Market Value" will be the average of the closing prices of BancGroup Common Stock as reported on the New York Stock Exchange (the "NYSE") on each of the ten consecutive trading days ending on the day that is the fifth trading day before the day on which the Merger becomes effective (the "Effective Date"). However, if BancGroup is acquired by another entity or merged with another entity so that BancGroup is not the surviving corporation, which acquisition or merger is publicly announced before the Effective Date, the Market Value shall be the closing price of BancGroup Common Stock as reported on the NYSE on the day prior to the public announcement of such a transaction. Cash will be paid in lieu of fractional shares at the Market Value of such fractional shares. See "The Merger -- Conversion of First Macon Common Stock." The shares of BancGroup Common Stock are listed on the NYSE. The closing price per share of the BancGroup Common Stock on the NYSE on June 17, 1998 was $30.25.

     Consummation of the Merger requires, among other things, the affirmative vote of the holders of at least two-thirds of the shares of First Macon Common Stock issued and outstanding on the Record Date.

     BancGroup has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), to register the shares of the BancGroup Common Stock to be issued in connection with the Merger. This document constitutes a Proxy Statement of First Macon in connection with the solicitation of proxies by First Macon for the Special Meeting and a Prospectus of BancGroup with respect to the BancGroup Common Stock to be issued in the Merger. This Prospectus and accompanying proxy card are first being mailed to shareholders of First Macon on or about the date set forth below.

          THE BOARD OF DIRECTORS OF FIRST MACON UNANIMOUSLY RECOMMENDS
                           APPROVAL OF THE AGREEMENT.
                             ---------------------

   THE SECURITIES TO WHICH THIS PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

THE SHARES OF BANCGROUP COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
                           OTHER GOVERNMENTAL AGENCY.

     The principal office of First Macon is located at 501 Walnut Street, Macon, Georgia 31297 and the mailing address for First Macon is P.O. Box 49, Macon, Georgia 31294-6299 (telephone 912-746-7000), and the principal office and mailing address of BancGroup are Colonial Financial Center, One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101 (telephone 334-240-5000).

               THE DATE OF THIS PROSPECTUS IS             , 1998.

                             AVAILABLE INFORMATION

     BancGroup is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by BancGroup, including proxy and information statements, can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at certain regional offices: 7 World Trade Center, 13th Floor, New York, New York 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; 1401 Brickell Avenue, Suite 200, Miami, Florida 33131; 1801 California Street, Suite 4800, Denver, Colorado 80202-2648; and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Washington, D.C. 20549, at prescribed rates.

     The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as BancGroup, that file electronically with the Commission.

     The BancGroup Common Stock is listed for trading on the NYSE. Reports, including proxy and information statements, of BancGroup and other information may be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

     BancGroup has filed with the Commission a Registration Statement, of which this Prospectus forms a part, under the Securities Act to register the shares of BancGroup Common Stock being issued in connection with the Merger. This Prospectus omits certain information contained in the Registration Statement and exhibits thereto. Such Registration Statement, including the exhibits thereto, can be inspected at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such Registration Statement can be obtained at prescribed rates from the Commission at that address.

     The information in this Prospectus concerning BancGroup and its subsidiaries has been furnished by BancGroup, and the information concerning First Macon has been furnished by First Macon.

     This Prospectus contains certain forward-looking statements with respect to the financial condition, results of operations, and business of BancGroup following the consummation of the Merger and the proposed acquisition of other banking institutions (the "Other Pending Acquisitions"), including statements relating to the expected impact of the Merger and the Other Pending Acquisitions on BancGroup's financial performance. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) expected cost savings from the Merger and the Other Pending Acquisitions, if any or all of such transactions are consummated, cannot be fully realized; (ii) deposit attrition, customer loss, or revenue loss following the Merger and the Other Pending Acquisitions is greater than expected; (iii) competitive pressure in the banking industry increases significantly; (iv) costs or difficulties related to the integration of the businesses of BancGroup and the institutions to be acquired are greater than expected; (v) changes in the interest rate environment reduce margins; (vi) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (vii) changes occur in the regulatory environment; (viii) changes occur in business conditions and the rate of inflation; and (ix) changes occur in the securities markets. Forward-looking earnings estimates, if any, included in this Prospectus have not been examined or compiled by the independent public accountants of BancGroup and First Macon, nor have such accountants applied any procedures thereto. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors that could affect the financial results of BancGroup after the Merger and the Other Pending Acquisitions is included in the filings with the Commission incorporated by reference herein. When used in this Prospectus, the words "believes," "estimates," "plans," "expects," "should," "may," "might," "outlook," and "anticipates," and similar expressions as they relate to BancGroup (including its subsidiaries), or its management are intended to identify forward-looking statements.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANCGROUP OR FIRST MACON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BANCGROUP OR FIRST MACON SINCE THE DATE OF THIS PROSPECTUS OR THAT INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                      DOCUMENTS INCORPORATED BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS OF BANCGROUP BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE, WITHOUT CHARGE, UPON REQUEST FROM THE PERSONS SPECIFIED BELOW. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY BANCGROUP NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

     The following documents filed by BancGroup with the Commission are hereby incorporated by reference into this Prospectus:

          (1) BancGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (2) BancGroup's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          (3) BancGroup's Registration Statement on Form 8-A dated November 22, 1994, effective February 22, 1995, containing a description of the BancGroup Common Stock.

          (4) BancGroup's Reports on Forms 8-K dated March 16, 1998, April 15, 1998 and June 2, 1998; and

          (5) The description of the current management and Board of Directors contained in the Proxy Statement pursuant to Section 14(a) of the Exchange Act for BancGroup's Annual Meeting of Shareholders held on April 15, 1998.

     All documents filed by BancGroup pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the Special Meeting shall be deemed incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in another subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     BancGroup has entered into the Agreement with First Macon regarding the Merger described herein. Various provisions of the Agreement are summarized or referred to in this Prospectus, and are qualified in their entirety by reference to the Agreement which is incorporated by reference into this Prospectus and attached hereto as Appendix A.

     BancGroup will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of any such person, a copy of any and all of the documents which have been incorporated herein by reference but not delivered herewith (other than the exhibits to such documents unless specifically incorporated herein). Such request, in writing or by telephone, should be directed to W. Flake Oakley, IV, Secretary, The Colonial BancGroup, Inc., One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101 (telephone 334-240-5000).

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................     1
THE SPECIAL MEETING.........................................    11
  General...................................................    11
  Record Date; Shares Entitled to Vote; Vote Required for
     the Merger.............................................    11
  Solicitation, Voting and Revocation of Proxies............    12
  Effect of Merger on Outstanding BancGroup Common Stock....    12
THE MERGER..................................................    13
  General...................................................    13
  Background of the Merger..................................    13
  First Macon's Board of Director's Reasons for Approving
     the Merger.............................................    14
  Opinion of Financial Advisor..............................    15
  Recommendation of the Board of Directors of First Macon...    16
  BancGroup's Reasons for the Merger........................    16
  Related Transactions -- Stock Option......................    16
  Interests of Certain Persons in the Merger................    17
  Conversion of First Macon Common Stock....................    19
  Surrender of First Macon Common Stock Certificates........    19
  Certain Federal Income Tax Consequences...................    19
  Other Possible Consequences...............................    21
  Conditions to Consummation of the Merger..................    21
  Amendment or Termination..................................    22
  Regulatory Approvals......................................    22
  Conduct of Business Pending the Merger....................    24
  Commitments with Respect to Other Offers..................    25
  Rights of Dissenting Shareholders.........................    25
  Resale of BancGroup Common Stock Issued in the Merger.....    27
  Accounting Treatment......................................    27
  NYSE Reporting of BancGroup Common Stock Issued in the
     Merger.................................................    28
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................    28
  BancGroup.................................................    28
  First Macon...............................................    28
BANCGROUP CAPITAL STOCK AND DEBENTURES......................    29
  BancGroup Common Stock....................................    29
  Preference Stock..........................................    30
  1986 Debentures...........................................    30
  Other Indebtedness........................................    31
  Changes in Control........................................    31
COMPARATIVE RIGHTS OF SHAREHOLDERS..........................    33
  Director Elections........................................    33
  Removal of Directors......................................    33
  Voting....................................................    33
  Preemptive Rights.........................................    34
  Directors' Liability......................................    34
  Indemnification...........................................    34
  Special Meetings of Shareholders; Action Without a
     Meeting................................................    35
  Mergers, Share Exchanges and Sales of Assets..............    35
  Amendment of Certificate of Incorporation and Bylaws......    36
  Rights of Dissenting Shareholders.........................    36
  Preferred Stock...........................................    37
  Effect of the Merger on First Macon Shareholders..........    37

                                                              PAGE
                                                              ----
THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES...............    38
  Condensed Pro Forma Statements of Condition (Unaudited)...    38
COMPLETED BUSINESS COMBINATION..............................    39
PENDING BUSINESS COMBINATIONS...............................    40
  Condensed Pro Forma Statements of Income (Unaudited)......    42
  Selected Financial and Operating Information..............    49
FIRST MACON BANK & TRUST COMPANY............................    52
  Selected Financial Data...................................    52
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................    53
  General...................................................    53
  Liquidity.................................................    53
  Capital Resources.........................................    54
  Results of Operations.....................................    55
  Asset/Liability Management................................    58
  Financial Condition.......................................    60
  Impact of Inflation and Changing Prices...................    69
  Future Accounting Prices..................................    69
  Results of Operations and Financial Conditions............    70
  Net Interest Income.......................................    70
  Provisions for Loan Losses................................    70
  Noninterest Income........................................    70
  Noninterest Expense.......................................    70
  Provision for Income Taxes................................    71
  Statement of Condition....................................    71
  Asset Quality.............................................    71
  Provision for Loan Losses.................................    71
BUSINESS OF BANCGROUP.......................................    72
  General...................................................    72
  Recently Completed and Other Proposed Business
     Combinations...........................................    72
  Year 2000 Compliance......................................    73
  Voting Securities and Principal Shareholders..............    74
  Security Ownership of Management..........................    74
  Management Information....................................    75
BUSINESS OF FIRST MACON.....................................    76
  General...................................................    76
  Market Area...............................................    76
  Properties................................................    76
  Competition...............................................    76
  Year 2000 Compliance......................................    76
  Principal Holders of Common Stock.........................    77
ADJOURNMENT OF SPECIAL MEETING..............................    77
OTHER MATTERS...............................................    78
DATE FOR SUBMISSION OF BANCGROUP SHAREHOLDER PROPOSALS......    78
LEGAL MATTERS...............................................    78
EXPERTS.....................................................    78

                                                              PAGE
                                                              ----
INDEX TO FINANCIAL STATEMENTS...............................   F-1
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..........   F-2
FIRST MACON BANK & TRUST COMPANY FINANCIAL STATEMENTS.......   F-3
APPENDIX A -- Agreement and Plan of Merger..................   A-1
APPENDIX B -- Fairness Opinion of T. Stephen Johnson &
  Associates, Inc. .........................................   B-1
APPENDIX C -- Article 13 of the Georgia Business Corporation
  Code Regarding Dissenters' Rights.........................   C-1
APPENDIX D -- Stock Option Agreement........................   D-1

                                    SUMMARY

     The following provides a summary of certain information included in this Prospectus. This summary is qualified in its entirety by the more detailed information appearing elsewhere herein, the Appendices hereto and the documents incorporated herein by reference. Shareholders of First Macon are urged to read this Prospectus, including the Appendices, in full.

GENERAL

     This Prospectus relates to the issuance of shares of BancGroup Common Stock in connection with the proposed Merger of First Macon with and into Colonial Bank, a wholly owned subsidiary of BancGroup.

THE SPECIAL MEETING

     The Special Meeting will be held at                , on                ,
1998, at                  .m., local time, for the purpose of considering and
voting upon the Agreement and the Merger. Only holders of record of First Macon
Common Stock at the close of business on             , 1998 (the "Record Date")
are entitled to the notice of and to vote at the Special Meeting. As of the Record Date, 1,076,604 shares of First Macon Common Stock were issued and outstanding. See "The Special Meeting."

THE COMPANIES

     BancGroup. BancGroup is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA"). It was organized in Delaware in 1974 and has operated under its current name and management since 1981. BancGroup operates a wholly owned commercial banking subsidiary, Colonial Bank, in the states of Alabama, Georgia, Nevada, Florida and Tennessee. Colonial Bank conducts a full service commercial banking business through 134 branches in Alabama, five branches in Tennessee, 14 branches in Georgia, 75 branches in Florida and three branches in Nevada. BancGroup has also entered into agreements to acquire four additional banks. Colonial Mortgage Company, a subsidiary of Colonial Bank, is a mortgage banking company which services approximately $13.8 billion in residential loans and which originates residential mortgages in 34 states through four divisional offices. At March 31, 1998, BancGroup had consolidated total assets of $8.0 billion and consolidated shareholders' equity of $571.6 million.

     First Macon. First Macon is a Georgia state bank which is headquartered in Macon, Georgia. Currently, First Macon operates five branches located in metropolitan Macon, Georgia. At March 31, 1998, First Macon had total assets of approximately $195.2 million, total deposits of approximately $177.3 million and total shareholders' equity of approximately $15.3 million. See "Business of First Macon."

THE MERGER

     The Agreement provides for the Merger of First Macon with and into Colonial Bank, with Colonial Bank to be the surviving corporation. Upon the date of consummation of the Merger (the "Effective Date"), each outstanding share of First Macon Common Stock (except shares as to which dissenters' rights are perfected) will be converted by operation of law and without any action by any holder thereof into a number of shares of BancGroup Common Stock equal to $56.66 divided by the "Market Value." The "Market Value" will be the average of the closing prices of BancGroup Common Stock as reported by the NYSE on each of the ten trading days ending on the day that is the fifth trading day immediately preceding the Effective Date. However, if BancGroup is acquired by another entity or merged with another entity so that BancGroup is not the surviving corporation, which acquisition or merger is publicly announced before the Effective Date, the Market Value shall be the closing price of BancGroup Common Stock as reported on the NYSE on the day prior to the public announcement of such a transaction. Assuming (i) a Market Value of $31.83125 (the ten-day average of closing prices of BancGroup Common Stock, as of June 17, 1998), (ii) 1,076,604 shares of First Macon Common Stock outstanding on the Effective Date and (iii) that no dissenters' rights of appraisal are exercised, each share of First Macon Common Stock will be converted into 1.7800 shares of BancGroup Common Stock, and a total of 1,916,368 shares of BancGroup Common Stock will be issued in the Merger.

     No fractional shares of BancGroup Common Stock will be issued in the Merger. Each shareholder of First Macon otherwise entitled to receive a fractional share of BancGroup Common Stock will receive instead a cash payment (without interest) equal to such fractional share multiplied by the Market Value.

     Promptly after the Effective Date, First Macon shareholders will be given notice of the consummation of the Merger and instructions for the exchange of such shareholders' certificates representing shares of First Macon Common Stock for certificates representing shares of BancGroup Common Stock. Certificates for the shares of BancGroup Common Stock issued will not be distributed or dividends paid on such shares until shareholders surrender their certificates representing their shares of First Macon Common Stock in accordance with those instructions. FIRST MACON SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE INSTRUCTIONS. See "The Merger -- Conversion of First Macon Common Stock," "-- Surrender of First Macon Common Stock Certificates."

     For certain information concerning dissenters' rights, voting at the Special Meeting, and management of BancGroup and First Macon, see "The
Merger -- Rights of Dissenting Shareholders," "-- Conversion of First Macon Common Stock;" "The Special Meeting -- Solicitation, Voting and Revocation of Proxies," "-- Record Date; Shares Entitled to Vote; Vote Required;" "Business of BancGroup -- Voting Securities and Principal Shareholders," "-- Security Ownership of Management;" and "Business of First Macon -- Principal Holders of Common Stock."

OPINION OF FINANCIAL ADVISOR

     First Macon has received an opinion from T. Stephen Johnson & Associates, Inc. that the terms of the Agreement are fair, from a financial point of view, to the shareholders of First Macon. The full text of such opinion is set forth in Appendix B to this Prospectus and should be read in its entirety by First Macon shareholders. For additional information regarding such opinion, see "The Merger -- Opinion of Financial Advisor."

RECOMMENDATION OF FIRST MACON'S BOARD OF DIRECTORS

     The Board of Directors of First Macon has unanimously approved the Agreement. THE BOARD OF DIRECTORS OF FIRST MACON BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF FIRST MACON AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT. For a discussion of the factors considered by the Board of Directors in reaching its conclusions, see "The Merger -- Background of the Merger" and "-- First Macon's Board of Director's Reasons for Approving the Merger."

RELATED TRANSACTIONS -- STOCK OPTION

     In connection with the Agreement, First Macon has granted to BancGroup an option to purchase up to 19.9% of the First Macon Common Stock at a purchase price of $56.66 per share. The option will become exercisable upon the occurrence of certain events which are generally related to the potential acquisition of First Macon by another party. The option is intended to increase the likelihood that the Merger will be consummated by making it more difficult and expensive for any third party to acquire control of First Macon while BancGroup is seeking to consummate the Merger. See "The Merger -- Related Transactions -- Stock Option."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of First Macon's management and its Board of Directors have interests in the Merger in addition to, or different from, the interests of shareholders of First Macon generally. These interests relate to certain agreements and arrangements described below.

     Edward P. Loomis, Jr., First Macon's President, has agreed to enter into an employment contract with Colonial Bank. The agreement will commence on the Effective Date and will terminate on the third anniversary of the Effective Date. Mr. Loomis will serve as President of the Central Georgia Region of

Colonial Bank. Mr. Loomis will receive a base salary of $300,000 annually and will be granted options under BancGroup's stock option plans respecting 20,000 shares of BancGroup Common Stock with an exercise price equal to the market price as of the Effective Date. The options granted to Mr. Loomis shall vest ratably over a period of five years from the date of the grant. See "The Merger -- Interests of Certain Person in the Merger -- Employment Contracts."

     Each person, except Mr. Loomis, who was a member of the Board of Directors of First Macon as of December 31, 1997 has agreed to execute on or before the Effective Date an agreement with BancGroup and Colonial Bank providing that he or she will not compete with BancGroup or Colonial Bank in certain geographic areas for a period of at least three years from the Effective Date. As consideration, each of the directors shall receive $35,000 in a lump-sum payment. The employment agreement of Mr. Loomis referred to above contains noncompete provisions which apply during this same three year period.

     BancGroup has agreed to grant, on the Effective Date, incentive stock options to acquire BancGroup Common Stock to Mark Stevens, Carol Soto, Mark Bikus and Jordan Michael, each a key employee of First Macon. Each such key employee will be granted 10,000 incentive stock options with an exercise price equal to the closing price of BancGroup Common Stock as reported by the NYSE on the Effective Date. The options will vest ratably over a period of five years.

     On the Effective Date and subject to the existing agreements discussed above, all employees of First Macon will, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of the Agreement. All employees of First Macon who become employees of BancGroup or its subsidiaries on the Effective Date will be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees.

     Under the Agreement, BancGroup has agreed under certain conditions for a period of four years after the Effective Date to indemnify persons entitled to indemnification against certain claims and liabilities arising out of or pertaining to matters existing or occurring at or prior to the Effective Date.

     Except as indicated above, none of the directors or executive officers of First Macon, and no associate of any such person, has any substantial direct or indirect interest in the Merger, other than an interest arising from the ownership of First Macon Common Stock. See "The Merger -- Interests of Certain Persons in the Merger."

VOTE REQUIRED

     Under Georgia law, the Agreement must be approved by the affirmative vote of the holders of at least two-thirds of First Macon Common Stock issued and outstanding as of the Record Date. Each share of First Macon Common Stock is entitled to one vote on the Agreement. Approval of the Agreement and the Merger by BancGroup shareholders is not required under Delaware, Alabama, Georgia or other applicable law, or the rules of the NYSE on which the BancGroup Common Stock is listed. See "The Special Meeting."

     Only holders of record of First Macon Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As of such date, 1,076,604 shares of First Macon Common Stock were issued and outstanding. As of the Record Date, the directors and executive officers of First Macon beneficially owned approximately % of the outstanding shares of First Macon Common Stock. As of the same date, the directors, executive officers and affiliates of BancGroup held no shares of First Macon Common Stock. See "The Special Meeting."

     As of the Record Date, the directors of First Macon beneficially owned 445,204 shares of First Macon Common Stock which represented approximately 41% of the outstanding shares have agreed with BancGroup to vote their shares in favor of the Agreement. See "The Special Meeting." As of February 27, 1998, Directors and executive officers of BancGroup beneficially owned in the aggregate 4,965,923 shares of BancGroup Common Stock representing approximately 10.24% of BancGroup's outstanding shares.

     Shareholders of First Macon submitting proxies may revoke their proxies by
(i) giving notice of such revocation in writing to the Secretary of First Macon at or prior to the Special Meeting, (ii) by executing and delivering a proxy bearing a later date to the Secretary of First Macon at or prior to the Special Meeting, or (iii) by attending the Special Meeting and voting in person. Because approval of the Agreement requires the approval of at least two-thirds of the shares of First Macon Common Stock issued and outstanding on the Record Date, failure to submit a proxy or failure to vote in person at the Special Meeting will have the same effect as a negative vote. See "The Special
Meeting -- Solicitation, Voting and Revocation of Proxies."

RIGHTS OF DISSENTING SHAREHOLDERS

     Any holder of First Macon Common Stock may dissent from the Merger and obtain the fair value of such holder's First Macon Common Stock in cash rather than receive shares of BancGroup common stock if such shareholder (i) has delivered notice in writing to First Macon before the vote is taken at the Special Meeting that he or she intends to demand payment of his or her shares if the Merger is consummated, and (ii) votes against the Merger or refrains from voting on the Merger. If a shareholder votes against the Merger or refrains from voting on the Merger but does not deliver the notice in writing to First Macon before the shareholder vote on the Merger occurs, such shareholder will lose his or her appraisal rights. If the Merger is authorized at the Special Meeting, First Macon will deliver a written dissenters notice within ten days of the Effective Date to all holders of First Macon Common Stock who have provided notice that they intend to seek payment. Shareholders wishing to exercise dissenters rights must follow properly all requirements for the exercise of such rights as set forth in Article 13 of the Georgia Business Corporation Code, a copy of which is attached as Appendix C hereto.

     Any shareholder who properly exercises appraisal rights and receives fair market value for his or her shares will encounter income tax treatment different than the treatment for shareholders who do not exercise appraisal rights. See "Approval of the Merger -- Certain Federal Income Tax Consequences" and "The Merger -- Rights of Dissenting Shareholders." A condition to consummation of the Merger includes a condition that the number of shares as to which holders of First Macon Common Stock exercise dissenters' rights not exceed 10% of the outstanding shares of First Macon Common Stock. See "-- Conditions to the Merger."

CONDITIONS TO THE MERGER

     The parties' respective obligations to consummate the Merger are subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement. See "The Merger -- Conditions to Consummation of the Merger."

     The obligations of First Macon and BancGroup to consummate the Merger are conditioned upon, among other things, (i) the approval of the Agreement by the holders of at least two-thirds of the shares of First Macon Common Stock; (ii) the approval of the Merger by the Board of Governors of the Federal Reserve Board (the "Federal Reserve") and the Alabama Banking Department (the "Alabama Department"), (iii) each party's having obtained consents of third parties required for the consummation of the Merger or for the prevention of default under material contracts or permits of such party; (iv) the Registration Statement of which this Prospectus forms a part having become effective, with no stop order or proceedings for such purpose suspending the effectiveness of the Registration Statement pending or in effect; (v) the absence of pending or threatened litigation with a view to restraining or prohibiting consummation of the Merger or in which it is sought to obtain divestiture, rescission or damages in connection with the Merger; (vi) the absence of any investigation by any governmental agency which might result in any such proceeding; (vii) consummation of the Merger no later than December 31, 1998; (viii) receipt of an opinion of Coopers & Lybrand L.L.P. regarding certain tax matters; and, (ix) receipt of opinions of counsel.

     The obligation of First Macon to consummate the Merger is further subject to several other conditions, including, among others: (i) the absence of any material adverse change in the financial condition or affairs of BancGroup; (ii) the shares of BancGroup Common Stock to be issued under the Agreement having been approved for listing on the NYSE; and (iii) the accuracy in all material respects of the representations and warranties of BancGroup contained in the Agreement and the performance by BancGroup of all of its covenants and agreements under the Agreement.

     The obligation of BancGroup to consummate the Merger is subject to several other conditions, including, among others: (i) the absence of any material adverse change in the financial condition or affairs of First Macon; (ii) the number of shares as to which holders of First Macon Common Stock exercise dissenters' rights not exceeding 10% of the outstanding shares of First Macon Common Stock; (iii) the receipt of a letter from Coopers & Lybrand L.L.P. concurring with the conclusions of BancGroup's and First Macon's management that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests; (iv) the accuracy in all material respects of the representations and warranties of First Macon contained in the Agreement and the performance by First Macon of all of its covenants and agreements under the Agreement; (v) the execution and delivery to BancGroup of certain agreements between BancGroup and/or Colonial Bank and certain directors and members of management of First Macon (see "The Merger -- Interests of Certain Persons in the Merger"); and, (vi) the receipt by BancGroup of certain undertakings from holders of First Macon Common Stock who may be deemed to be "affiliates" of First Macon pursuant to the rules of the Commission.

     Applications for appropriate regulatory approvals by the Federal Reserve
and the Alabama Department were filed with such agencies on             , 1998.
The Federal Reserve's approval is expected to be received on or about
               1998, and approval of the Alabama Department is anticipated before the Effective Date, subject to approval of the Agreement and the Merger by the shareholders of First Macon. It is currently anticipated that the Merger will be consummated during the third quarter of 1998. No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that the other conditions precedent to the Merger can or will be satisfied. See "The Merger -- Conditions to Consummation of the Merger" and "Regulatory Approvals."

AMENDMENT OR TERMINATION OF AGREEMENT

     To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties. However, under applicable law, after approval of the Agreement and the Merger by the holders of First Macon Common Stock, no amendment decreasing the consideration to be received by First Macon shareholders may be made without the further approval of such shareholders. Such amendments may require the filing with the Commission of an amendment of the Registration Statement, of which this Prospectus forms a part. The Agreement may be terminated at any time prior to or on the Effective Date, whether before or after approval of the Agreement by the shareholders of First Macon, by the mutual consent of the respective Boards of Directors of First Macon and BancGroup, or by the Board of Directors of either BancGroup or First Macon under certain circumstances including, but not limited to, the failure of the transactions contemplated by the Agreement to be consummated on or before December 31, 1998, if such failure to consummate is not caused by any breach of the Agreement by the party electing to terminate. See "The Merger -- Amendment or Termination of Agreement."

COMPARATIVE RIGHTS OF SHAREHOLDERS

     The rights of the holders of the First Macon Common Stock may be different from the rights of the holders of the BancGroup Common Stock. A discussion of these rights and a comparison thereof is set forth at "Comparative Rights of Shareholders."

FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). No ruling with respect to the federal income tax consequences of the Merger to First Macon's shareholders will be requested from the Internal Revenue Service (the "IRS"). First Macon has received an opinion from Coopers & Lybrand L.L.P., that, among other things, a shareholder of First Macon who exchanges shares of First Macon

Common Stock for BancGroup Common Stock will not recognize gain, except that shareholders of First Macon will recognize gain to the extent such shareholders receive cash in lieu of fractional shares of BancGroup Common Stock. Shareholders who receive cash for their shares of First Macon Common Stock upon perfection of dissenters' rights also will realize gain or loss for federal income tax purposes with respect to such shares. See "Approval of the Merger -- Certain Federal Income Tax Consequences." TAX CONSEQUENCES OF THE MERGER FOR INDIVIDUAL TAX PAYERS CAN VARY, HOWEVER, AND FIRST MACON SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM.

ACCOUNTING TREATMENT

     The merger of First Macon into BancGroup will be treated as a "pooling-of-interests" transaction by BancGroup for accounting purposes. See "The Merger -- Accounting Treatment."

RECENT PER SHARE MARKET PRICES

     First Macon. There is no established public trading market for the First Macon Common Stock. The shares of First Macon Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. Management of First Macon is aware of certain transactions in shares of First Macon that have occurred since January 1, 1996, although the trading prices of all stock transactions are not known. The following table sets forth the trading prices for the shares of First Macon Common Stock that have occurred since January 1, 1996 for transactions in which the trading prices are known to management of First Macon:

                                                              PRICE PER SHARE
                                                            OF COMMON STOCK(1)
                                                            -------------------
                                                             HIGH         LOW
                                                            -------     -------
1996
First Quarter.............................................  $15.50      $12.75
Second Quarter............................................   15.75       15.75
Third Quarter.............................................   20.00       16.00
Fourth Quarter............................................   20.00       20.00

1997
First Quarter.............................................  $20.00      $20.00
Second Quarter............................................   20.00       20.00
Third Quarter.............................................   20.63       20.63
Fourth Quarter............................................   30.13       30.13

1998
First Quarter.............................................  $31.19      $31.19
Second Quarter (through June   , 1998)....................     N/A         N/A

---------------

(1) Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid May 1, 1996.

     BancGroup. BancGroup Common Stock is listed for trading on the NYSE under the symbol "CNB." The following table indicates the high and low closing prices of the BancGroup Common Stock as reported on the NYSE for the last two full fiscal years and the first quarter of 1998.

                                                           PRICE PER SHARE OF
                                                            COMMON STOCK(1)
                                                          --------------------
                                                            HIGH         LOW
                                                          --------     -------
1996
First Quarter.........................................    $18  1/4     $15
Second Quarter........................................     18  1/16     15 5/8
Third Quarter.........................................     17  15/16    15 5/8
Fourth Quarter........................................     20  1/8      17 3/18

1997
First Quarter.........................................     24           18 2/3
Second Quarter........................................     24  7/8      22
Third Quarter.........................................     29  3/16     24 1/4
Fourth Quarter........................................     35  1/16     28 15/16

1998
First Quarter.........................................     36  1/4      31 1/2
Second Quarter (through June 17, 1998)................     37  9/16     29 1/2

---------------

(1) Restated to reflect the impact of a two-for-one stock split effected in the form of a 100% stock dividend paid February 11, 1997.

     On April 23, 1998, the business day immediately prior to the public announcement of the Merger, the closing price of the BancGroup Common Stock on the NYSE was $36.6875 per share. The following table presents the market value of BancGroup Common Stock per share on that date, and the per share market value and equivalent per share value of First Macon Common Stock on that date:

                                                                              EQUIVALENT
                                           BANCGROUP        FIRST MACON        BANCGROUP
                                        COMMON STOCK(1)   COMMON STOCK(2)   COMMON STOCK(3)
                                        ---------------   ---------------   ---------------
Comparative Market Value..............     $36.6875           $31.19            $56.66

---------------

(1) Closing price as reported by the NYSE on April 23, 1998.
(2) There is no established public trading market for the shares of First Macon Common Stock. The value shown is the price at which shares of First Macon Common Stock were sold on January 30, 1998, which was the last sale price prior to the public announcement of the Merger on April 24, 1998, of which management of First Macon is aware.
(3) The ten-day average of the closing price of BancGroup Common Stock, calculated in the same manner as the Market Value will be calculated, was $36.925 on April 23, 1998. Therefore, if the Merger had closed on April 23, 1998, 1.5345 ($56.66 divided by 36.925) shares of BancGroup Common Stock would have been exchanged for each share of First Macon Common Stock.

    See "Comparative Market Prices and Dividends."

CERTAIN LEGAL RESTRICTIONS ON ACQUISITIONS OF CONTROL

     Certain restrictions under Delaware law prevent a person who beneficially owns 15% or more of BancGroup Common Stock from engaging in a "business combination" with BancGroup unless certain conditions are satisfied. Also, the Change in Bank Control Act of 1978 prohibits a person from acquiring "control" of BancGroup unless certain notice requirements of the Federal Reserve have been satisfied.

     BancGroup's Restated Certificate of Incorporation (the "BancGroup Certificate") and Bylaws (the "BancGroup Bylaws") also contain provisions which may deter or prevent a takeover of BancGroup that is not supported by BancGroup's Board of Directors. These provisions include: (i) a classified board of directors, (ii) super majority voting requirements for certain "business combinations" that exceed the provisions of Delaware law described above, (iii) flexibility for the Board of Directors to consider non-economic and other factors in evaluating a "business combination," (iv) inability of shareholders to call special meetings and act by written consent, and (v) certain advance notice provisions for the conduct of business at shareholder meetings. See "BancGroup Capital Stock and Debentures" and "Comparative Rights of Shareholders."

PER SHARE DATA

     The table below presents on a per share basis the book value, cash dividends and income from continuing operations of BancGroup and First Macon on a historical basis and on a pro forma equivalent basis assuming consummation of the Merger. Certain information from the table has been taken from the condensed pro forma statements of condition and income included elsewhere in this document. The table should be read in conjunction with these pro forma statements.

                                             THREE MONTHS     THREE MONTHS     YEAR     YEAR     YEAR
                                                ENDED            ENDED        ENDED    ENDED     ENDED
                                            MARCH 31, 1998   MARCH 31, 1997    1997     1996     1995
                                            --------------   --------------   ------   ------   -------
BANCGROUP -- HISTORICAL (AS RESTATED*):
Net income
  Basic...................................      $ 0.38           $ 0.42       $ 1.77   $ 1.31   $  1.27
  Diluted.................................        0.37             0.41         1.72     1.27      1.18
Book value at end of period...............       11.88            10.64        11.52    10.23      9.38
Dividends per share:
  Common Stock............................        0.17             0.15         0.60     0.54    0.3375
  Common A(a).............................                                                       0.1125
  Common B(a).............................                                                       0.0625
FIRST MACON
Net Income
  Historical:
     Basic................................         .63              .59         2.55     1.97      1.69
     Diluted..............................         .63              .59         2.55     1.97      1.69
  Pro forma equivalent assuming
     combination with First Macon and
     completed business combination(b):
     Basic................................        0.65             0.72         3.01     2.24      2.14
     Diluted..............................        0.64             0.69         2.93     2.17      2.00
  Pro forma equivalent assuming
     combination with First Macon,
     completed business combination and
     other probable business
     combinations(b):
     Basic................................        0.67             0.71         3.03     2.24      2.12
     Diluted..............................        0.65             0.69         2.95     2.15      1.98
Book value at end of period
  Historical..............................       14.23            11.86        13.59    11.29      9.63
  Pro forma equivalent assuming
     combination with First Macon and
     completed business combination(b):...       20.22              N/A          N/A      N/A       N/A
  Pro forma equivalent assuming
     combination with First Macon,
     completed business combination and
     other probable business
     combinations(b)......................       19.97              N/A          N/A      N/A       N/A
Dividends per share
  Historical..............................          --               --         0.30     0.22      0.15
  Pro forma equivalent assuming
     combination with First Macon and
     completed business combination(b)....        0.29             0.26         1.03     0.93      0.78
  Pro forma equivalent assuming
     combination with First Macon,
     completed business combination and
     other probable business
     combinations(c)......................        0.29             0.26         1.03     0.93      0.78

                                             THREE MONTHS     THREE MONTHS     YEAR     YEAR     YEAR
                                                ENDED            ENDED        ENDED    ENDED     ENDED
                                            MARCH 31, 1998   MARCH 31, 1997    1997     1996     1995
                                            --------------   --------------   ------   ------   -------
BANCGROUP -- PRO FORMA COMBINED (FIRST
  MACON AND COMPLETED BUSINESS
  COMBINATION):
Net Income
  Basic...................................      $ 0.38           $ 0.42       $ 1.75   $ 1.30   $  1.24
  Diluted.................................        0.37             0.40         1.70     1.26      1.16
Book value at end of period...............       11.74              N/A          N/A      N/A       N/A
BANCGROUP -- PRO FORMA COMBINED (FIRST
  MACON, COMPLETED BUSINESS COMBINATION
  AND OTHER PROBABLE BUSINESS
  COMBINATIONS):
Net Income
  Basic...................................      $ 0.39           $ 0.41       $ 1.76   $ 1.30   $  1.23
  Diluted.................................        0.38             0.40         1.71     1.25      1.15
Book value at end of period...............       11.59              N/A          N/A      N/A       N/A

---------------

 * Restated to give retroactive effect to the February 1998 pooling-of-interests method business combinations with
     United American Holding Corporation, First Central Bank and
     South Florida Banking Corp.
N/A Not applicable due to pro forma balance sheet being presented only at March 31, 1998 which assumes the transaction consummated on the latest balance sheet date in accordance with Rule 11.02(b) of Regulation S-X.
(a) Before February 21, 1995, BancGroup had two classes of common stock outstanding, Class A and Class B. Class B was not publicly traded. Class A was traded on the Nasdaq
     National Market System under the symbol of "CLBGA" until February 24, 1995. On February 21, 1995, the Class A and
     Class B common stock were reclassified into the BancGroup
     Common Stock. Trading on the NYSE commenced on February 24,
     1995.
(b) Pro forma equivalent per share amounts are calculated by multiplying the pro forma combined total income per share and the pro forma combined total book value per share of BancGroup by the conversion ratio so that the per share amounts are equated to the respective values for one share of First Macon. For these pro forma equivalent per share amounts, a 1.7225 BancGroup common stock conversion ratio is utilized.
(c) Pro forma equivalent dividends per share are shown at BancGroup's Common Stock dividend per share rate multiplied by the 1.7225 conversion ratio per share of First Macon common stock (see note (a)). BancGroup presently contemplates that dividends will be declared in the future.
     However, the payment of cash dividends is subject to BancGroup's actual results of operations as well as certain other internal and external factors. Accordingly, there is no assurance that cash dividends will either be declared and paid in the future, or, if declared and paid, that such dividends will approximate the pro forma amounts indicated.

                              THE SPECIAL MEETING

GENERAL

     This Prospectus is being furnished to the shareholders of First Macon in connection with the solicitation of proxies by the Board of Directors of First Macon for use at the Special Meeting and any adjournments or postponements thereof. The purpose of the Special Meeting is to consider and vote upon the Agreement which provides for the proposed Merger of First Macon with and into Colonial Bank. Colonial Bank will be the surviving corporation in the Merger.

     THE BOARD OF DIRECTORS OF FIRST MACON BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF FIRST MACON AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE AGREEMENT (ITEM 1 ON THE PROXY CARD).

     This Prospectus is also furnished by BancGroup in connection with the offer of shares of BancGroup Common Stock to be issued in the Merger. No vote of BancGroup shareholders is required to approve the Merger.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED FOR THE MERGER

     The Board of Directors of First Macon has fixed the close of business on
            , 1998, as the Record Date for determination of shareholders entitled to vote at the Special Meeting. As of the Record Date, there were record holders of First Macon Common Stock and 1,076,604 shares of First Macon Common Stock outstanding, each entitled to one vote per share.

     The presence at the Special Meeting, in person or by proxy, of the holders of majority of the outstanding shares of First Macon Common Stock on the Record Date is necessary to constitute a quorum for the transaction of business at the Special Meeting. In the absence of a quorum, the Special Meeting may be postponed from time to time until First Macon shareholders holding the requisite number of shares of First Macon Common Stock are represented in person or by proxy. If a quorum is present, the affirmative vote of the holders of at least 717,736 shares of First Macon Common Stock is required to approve the Agreement. Broker nonvotes and abstentions will not be counted as votes cast "FOR" or "AGAINST" the proposal to approve the Agreement, and, as a result, such non-votes will have the same effect as votes cast "AGAINST" the Agreement. Each holder of record of shares of First Macon Common Stock is entitled to cast, for each share registered in his or her name, one vote on the Agreement as well as on each other matter presented to a vote of shareholders at the Special Meeting.

     Under Georgia law, a holder of First Macon Common Stock who properly exercises dissenters' rights will receive for each such share of First Macon Common Stock the "fair value" of such share, assuming the Merger is consummated. Fair value is defined as the value of such shares immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. See "The Merger -- Rights of Dissenting Shareholders."

     As of the Record Date, directors of First Macon beneficially owned 445,204 shares of First Macon Common Stock representing approximately 41% of the outstanding shares. These individuals have agreed with BancGroup to vote their shares in favor of the Merger. As of the Record Date, the directors, executive officers and affiliates of BancGroup held no shares of First Macon Common Stock.

     If the Agreement is approved at the Special Meeting, First Macon is expected to merge with and into Colonial Bank promptly after the other conditions to the Agreement are satisfied. See "The Merger -- Conditions to Consummation of the Merger."

     THE BOARD OF DIRECTORS OF FIRST MACON URGES THE SHAREHOLDERS OF FIRST MACON TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND UNANIMOUSLY RECOMMENDS THAT THE SHARES REPRESENTED BY THE PROXY BE VOTED IN FAVOR OF THE AGREEMENT.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

     In addition to soliciting proxies by mail, directors, officers and other employees of First Macon, without receiving special compensation therefor, may solicit proxies from First Macon's shareholders by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries, if any, to forward solicitation materials to any beneficial owners of shares of First Macon Common Stock.

     First Macon will bear the cost of assembling and mailing this Prospectus and other materials furnished to shareholders of First Macon. It will also pay all other expenses of solicitation, including the expenses of brokers, custodians, nominees, and other fiduciaries who, at the request of First Macon, mail material to, or otherwise communicate with, beneficial owners of the shares held by them. BancGroup will pay all expenses incident to the registration of the BancGroup Common Stock to be issued in connection with the Merger.

     Shares of First Macon Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless properly revoked, will be voted in accordance with the instructions on the proxy. If a proxy is signed and returned without any voting instructions, shares of First Macon Common Stock represented by the proxy will be voted "FOR" the proposal to approve the Agreement and in accordance with the determination of the majority of the Board of Directors of First Macon as to any other matter which may properly come before the Special Meeting, including any adjournment or postponement thereof. A shareholder may revoke any proxy given pursuant to this solicitation by: (i) delivering to the Secretary of First Macon, prior to or at the Special Meeting, a written notice revoking the proxy; (ii) delivering to the Secretary of First Macon, at or prior to the Special Meeting, a duly executed proxy relating to the same shares and bearing a later date; or (iii) voting in person at the Special Meeting. Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of First Macon's proxies should be addressed to:

                       FIRST MACON BANK & TRUST COMPANY
                       P.O. Box 49
                       Macon, Georgia 31294-6299
                       Attention: President

     Proxies marked as abstentions and shares held in a street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Such proxies will, however, be counted for purposes of determining whether a quorum is present at the Special Meeting.

     The Board of Directors of First Macon is not aware of any business to be acted upon at the Special Meeting other than consideration of the Agreement and the Merger described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act on such matters according to their best judgment. Proxies voted in favor of approval of the Agreement, or proxies as to which no voting instructions are given, will be voted to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in favor of approval of the Agreement. Proxies voted against approval of the Agreement and abstentions will not be voted for an adjournment. See "Adjournment of the Special Meeting."

EFFECT OF MERGER ON OUTSTANDING BANCGROUP COMMON STOCK

     Assuming (i) that 1,076,604 shares of First Macon Common Stock are outstanding on the Effective Date, (ii) that no dissenters' rights of appraisal are exercised in the Merger and (iii) a Market Value of $31.83125 on the Effective Date ($31.83125 was the ten-day average of closing prices of BancGroup Common Stock at June 17, 1998), BancGroup will issue approximately 1,916,368 shares of BancGroup Common Stock to the shareholders of First Macon in the Merger. Based on those assumptions, the 1,916,368 shares of BancGroup Common Stock would represent approximately 3.76% of the total number of shares of BancGroup Common Stock outstanding following the Merger, not counting any additional shares BancGroup may issue pursuant to other pending acquisitions or for any other reason.

                                   THE MERGER

     The following sets forth a summary of the material provisions of the Agreement and the Option Agreement and the transactions contemplated thereby. The description does not purport to be complete and is qualified in its entirety by reference to the Agreement and the Option Agreement, copies of which are attached hereto as Appendix A and Appendix D, respectively, and certain provisions of Georgia law relating to the rights of dissenting shareholders, a copy of which is attached hereto as Appendix C. All First Macon shareholders are urged to read the Agreement and the Appendices in their entirety.

GENERAL

     The Agreement provides that, subject to approval by the shareholders of First Macon, receipt of necessary regulatory approval and satisfaction of certain other conditions described below at "Conditions to Consummation of the Merger," First Macon will merge with and into Colonial Bank. Upon completion of the Merger, the corporate existence of First Macon will cease, and Colonial Bank will succeed to the business formerly conducted by First Macon.

BACKGROUND OF THE MERGER

     Beginning during the third quarter of 1997, the Chief Executive Officer and Board of Directors of First Macon, as a part of their regular long term planning, recognized and evaluated the increasing valuations of community banks and consolidation activity affecting community banks. The Board of Directors accordingly began a more active consideration of the strategic alternatives available to First Macon and commenced the process of selecting expert financial advisors to assist the Board of Directors in such processes.

     At the end of 1997 and during the first quarter of 1998, First Macon received unsolicited and informal indications of interest to acquire First Macon from five financial institutions. None of these institutions included BancGroup or any of its affiliates. Each of these indications of interest was considered by First Macon's Board of Directors and, after careful consideration, the Board either declined to engage in further acquisition discussions with various of such financial institutions due to the inadequate nature of such proposals or deferred further consideration of various other of such proposals pending the engagement by First Macon of expert financial advice.

     After careful consideration of the qualifications and experience of various financial advisory firms, First Macon engaged T. Stephen Johnson & Associates, Inc. ("Advisor") to provide to First Macon financial advice, develop a bid package, and advise the Board concerning potential suitable merger partners. As a result of such engagement and the bid process initiated by Advisor, on April 9, 1998, Advisor presented First Macon with bids from two financial institutions, including BancGroup. The bid from BancGroup valued First Macon at $61.0 million, and the competing bid valued First Macon at $58.0 million.

     Following the receipt and initial consideration of such bids, Edward P. Loomis, Jr., the President and Chief Executive Officer of First Macon, T. Stephen Johnson and W. James Stokes, the Chairman and Chief Executive Officer and the Senior Vice President of Advisor, respectively, met with Robert E. Lowder and W. Flake Oakley, the Chairman and Chief Executive Officer and the Executive Vice President of BancGroup, respectively, in Montgomery, Alabama to evaluate and further discuss BancGroup's bid. Subsequent to these meetings, on April 19, 1998, BancGroup prepared and presented to First Macon a non-binding letter of intent summarizing the terms of the transaction proposed by BancGroup.

     On April 20, 1998, after careful consideration, the Board of Directors authorized and directed Mr. Loomis to negotiate, complete and sign the letter of intent on behalf of First Macon and take such other appropriate steps to proceed with the negotiation of a definitive acquisition agreement with BancGroup. BancGroup's letter of intent, dated as of April 22, 1998, was subsequently signed by First Macon on April 23, 1998, and First Macon and BancGroup concurrently announced the execution of such letter of intent.

     Following the completion of due diligence activities and negotiation of the Merger Agreement and Option Agreement, a special meeting of the Board of Directors of First Macon was held on May 14, 1998. Upon further consideration of the proposed transaction with BancGroup, and following a summary by legal counsel of various matters (including duties of the Board of Directors in acting upon the merger proposal, the terms of the Merger Agreement and Option Agreement, and other factors relevant to such transaction) a presentation by the Advisor of its opinion that the consideration to be received by the shareholders of First Macon in the proposed merger is fair to such shareholders from a financial point of view, the Board unanimously determined that the transaction with BancGroup was in the best interests of First Macon, its shareholders and other constituencies and approved the Merger Agreement and Option Agreement.

FIRST MACON'S BOARD OF DIRECTOR'S REASONS FOR APPROVING THE MERGER

     The terms of the Merger Agreement, including the consideration to be paid to the First Macon shareholders, were the result of arms length negotiations between representatives of First Macon and BancGroup. Among factors considered by the Board of Directors of First Macon in deciding to approve and recommend to the shareholders of First Macon the Merger Agreement and the transaction contemplated thereby were:

          (a) the consideration to be paid to First Macon shareholders in relation to the respective market values, book values, earnings per share and dividend rates of First Macon Common Stock and BancGroup Common Stock, and in relation to other bids received by First Macon;

          (b) information concerning the respective financial conditions, results of operations, capital levels, asset quality and prospects of First Macon and BancGroup;

          (c) the marketability of BancGroup Common Stock;

          (d) the general structure of the transaction;

          (e) the compatibility of management and business philosophy;

          (f) the likelihood of receiving requisite regulatory approvals in a timely manner and the relative certainty of consummating the transaction;

          (g) the generally tax-free nature of the Merger to shareholders of First Macon;

          (h) the ability of the combined enterprise to compete in relevant banking and non-banking markets;

          (i) industry and economic conditions, including trends in the consolidation of the financial services industry;

          (j) the impact of the merger on depositors, employees, customers of and communities served by First Macon; and

          (k) the opinion of the Advisor as to the fairness, from a financial point of view, of the consideration provided for in the Merger Agreement to be paid to First Macon stockholders.

     In adopting the Merger Agreement and approving the transactions contemplated thereby, First Macon's Board of Directors was aware that the Merger Agreement contains provisions prohibiting First Macon from soliciting other offers to acquire First Macon, and that BancGroup would be able to exercise its rights under the Option Agreement under certain circumstances generally relating to the failure of First Macon to consummate the Merger because of another offer for First Macon or a material change in the ownership of First Macon. The First Macon Board of Directors was also aware that such terms were specifically bargained for and insisted upon by BancGroup as inducements to enter into the Merger Agreement.

     The above factors are not exhaustive of those factors considered by First Macon's Board of Directors. In reaching its determination to approve the Merger, First Macon's Board of Directors did not assign any relative or specific weights to different factors.

     First Macon's Board of Directors unanimously recommends that First Macon's shareholders vote for adoption of the Merger Agreement.

OPINION OF FINANCIAL ADVISOR

     First Macon engaged Advisor to provide to First Macon financial advise relative to potential acquisition transactions, develop a bid package and advise the Board of Directors of First Macon relative to potential suitable merger partners. First Macon selected Advisor as its financial advisor after considering various financial advisory firms based on Advisor's experience and expertise in representing community banks in acquisition transactions. First Macon and Advisor did not enter into a formal written engagement at the commencement of the advisory services provided by Advisor. In connection with the conclusion of the letter of intent, First Macon and Advisor agreed with BancGroup that Advisor would be paid a fee of $305,000 by Colonial Bank, BancGroup's wholly owned subsidiary, conditioned upon conclusion of the Merger. In considering the fairness opinion of Advisor, the First Macon Board of Directors was aware of the potential bias posed by such fee arrangements. Except for such engagement, no material relationship has existed between First Macon and Advisor over the past two years.

     Advisor is an investment banking and financial services firm located in Atlanta, Georgia. As a part of its investment banking business, Advisor engages in the review of the fairness of bank acquisition transactions from a financial perspective and the valuation of banks and other businesses and their securities in connection with mergers, acquisitions and other transactions. In rendering its opinion, no instructions were given or limitations imposed by First Macon upon Advisor.

     On May 14, 1998, Advisor delivered its oral opinion to the Board of Directors of First Macon that the consideration provided for in the Merger Agreement is fair, from a financial point of view, to the shareholders of First Macon. Advisor subsequently, confirmed such opinion (the "Fairness Opinion") in writing. A copy of the Fairness Opinion, which sets forth certain assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this Prospectus and should be read in its entirety. The following summary of the Fairness Opinion is qualified in its entirety by reference to the text of the Fairness Opinion.

     In connection with rendering the Fairness Opinion, Advisor performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Advisor. The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, Advisor believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the valuation process underlying its opinion. In performing its analyses, Advisor made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of First Macon and BancGroup. The analyses performed by Advisor are not necessarily indicative of actual values or future results which may be significantly more or less favorable than suggested by such analyses. No company or transaction considered as a comparison in the analyses is identical to First Macon, BancGroup or the Merger. Accordingly, analyses of the results of such comparisons is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect the public trading value of the companies involved in such comparisons. In addition, the analyses do not purport to be appraisals or reflect the process by which or the prices at which businesses actually may be sold or the prices at which any securities may trade at the present or any future time.

     The Merger consideration is set at $56.66 per share for each of the 1,076,604 First Macon common shares outstanding for a total of $61.0 million, converted into BancGroup common shares at the current Market Value. Advisor calculated an exchange ratio based on current conditions. The closing price for BancGroup common stock on June 15, 1998 was $29.6875 per share. Using this closing price as the Market Value in the Merger, each First Macon common share would be converted into the right to receive 1.9085 shares of BancGroup common stock. The actual number of shares to be received will be based on the Market

Value that will be determined just prior to closing. The number of shares received has an inverse relationship with the Market Value.

     Regardless of the number of shares received, the total merger consideration equals 3.99 times the March 31, 1998 book value of First Macon common stock and
22.22 times 1997 earnings.

     BancGroup currently pays a quarterly dividend of $0.17 per share to its shareholders equal to $0.68 per share, annualized. During the second quarter, 1998, First Macon paid a dividend of $0.40 per share. Assuming an exchange ratio of 1.9085 shares to one, each equivalent First Macon common share would begin to receive $1.30 per share on an annualized basis.

     Advisor reviewed the Merger as of May 13, 1997, for the purpose of determining purchase premiums that could be used in comparing the Merger with other announced transactions. Advisor reviewed the purchase premiums paid in 45 transactions that were announced since January 1, 1998 involving selling institutions headquartered in the southeastern United States. Of these transactions, 5 involved selling institutions that have been determined to be comparable transactions. They include institutions representing commercial bank institutions with total assets between $100 million and $300 million with total equity less than 10.00 percent of total assets. A listing of these transactions is attached as part of Appendix B. The purchase premiums in the Merger rank within the range of the purchase premiums paid in the comparable transactions. On average, the five comparable transactions reported an announced deal price to book value of 3.7517 times and an announced deal price to earnings of 29.34 times.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF FIRST MACON

     The Board of Directors of First Macon has determined that the Merger is in the best interests of First Macon and its shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF FIRST MACON VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE AGREEMENT AND THE MERGER.

BANCGROUP'S REASONS FOR THE MERGER

     The Boards of Directors of BancGroup and Colonial Bank have unanimously approved the Agreement and the Merger. BancGroup currently operates Colonial Bank as a network of "community banks" in the Southeastern United States and Nevada, and operates Colonial Mortgage Company, a subsidiary of Colonial Bank, as a mortgage banking company in 34 states. BancGroup has been actively exploring opportunities to expand the operations of Colonial Bank in the Georgia market in general and to establish a presence in the Central Georgia market in particular. The proposed acquisition of First Macon provides such an opportunity.

     In approving the Merger and the Agreement, the Board of Directors of BancGroup took into account, among other things: (i) the size and strength of the Georgia economy and banking market, (ii) the experience of Colonial Bank in portions of the Georgia market, (iii) the financial performance and condition of First Macon, including its strong capital and good asset quality, (iv) similarities in the philosophies of First Macon and BancGroup, including First Macon's commitment to delivering high quality personalized financial services to its customers, and (v) First Macon's management's knowledge of and experience in the Central Georgia market.

RELATED TRANSACTIONS -- STOCK OPTION

     First Macon and BancGroup have entered into a stock option agreement dated as of May 14, 1998 (the "Option Agreement") whereby First Macon has granted to BancGroup an option to purchase up to 214,244 shares, or 19.9% of First Macon Common Stock at a purchase price of $56.66 per share. The Option Agreement is attached hereto as Appendix D. Both the number of shares subject to the option and the purchase price per option share are subject to adjustment in certain circumstances. The Option Agreement was entered into as an inducement for, and as a condition to, BancGroup's execution of the Agreement. The

Option Agreement is intended to increase the likelihood that the Merger will be consummated by making it more difficult and expensive for a third party to acquire control of First Macon.

     The option granted under the Option Agreement may be exercised by BancGroup, in whole or in part, in the event a "Purchase Event" precedes the termination of the Agreement. If the option becomes exercisable, First Macon may be required to repurchase the option or any shares issued thereunder at a price calculated in accordance with the Option Agreement. In addition, under certain circumstances, the option may be converted into a similar option to acquire shares of an entity engaging in certain transactions with First Macon.

     The term "Purchase Event" is defined in the Option Agreement to include:
(i) First Macon's agreement, without BancGroup's prior written consent, to effect an "Acquisition Transaction" with any person other than BancGroup, or First Macon's authorization, recommendation, or public proposal of (or public announcement of its intention to authorize, recommend, or propose) such an agreement; or (ii) the acquisition by any person of beneficial ownership of 25% or more of the outstanding shares of First Macon Common Stock. The term "Acquisition Transaction" is defined to include: (i) a merger, consolidation, or other business combination involving First Macon; (ii) the disposition, by sale, exchange, lease, or otherwise, of substantially all of the consolidated assets of First Macon; or (iii) the issuance of securities representing 25% or more of the voting power of First Macon.

     The Option Agreement and the option granted thereunder terminate upon the earliest to occur of: (i) the Effective Date; (ii) termination of the Agreement in accordance with its terms prior to the occurrence of a Purchase Event or a "Preliminary Purchase Event" (generally, a tender offer or exchange offer by a third party to acquire more than 25% of the outstanding shares of First Macon Common Stock or the failure of First Macon's shareholders to approve the Agreement following the public announcement of a proposed Acquisition Transaction or tender offer); (iii) termination of the Agreement by BancGroup prior to the occurrence of a Purchase Event or a Preliminary Purchase Event for reasons other than a breach of the Agreement by First Macon or the failure to occur of certain conditions precedent to the Merger; or (iv) the passage of eighteen months after termination of the Agreement by BancGroup because of a material breach of the Agreement by First Macon or the failure to occur of certain conditions precedent to the consummation of the Merger.

     To the knowledge of First Macon, no event that would permit the exercise of the option has occurred as of the date hereof. The rights and obligations of First Macon and BancGroup under the Option Agreement are subject to receipt of any required regulatory approval, including approval by the Federal Reserve under the BHCA.

     The Option Agreement, together with First Macon's agreement not to negotiate or entertain any proposals for the sale of First Macon or its subsidiaries to another party (see "The Merger -- Commitments with Respect to Other Offers"), have the effect of discouraging persons who might now, or prior to the Effective Date, be interested in acquiring all or a significant interest in First Macon from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for the First Macon Common Stock than the price per share to be paid by BancGroup in the Merger. The option granted to BancGroup under the Option Agreement will become exercisable in the event of the occurrence of certain proposals to acquire First Macon. The possibility that BancGroup might exercise the option, and thus acquire a substantial block of First Macon Common Stock, might deter offers of other persons or entities interested in such an acquisition.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of First Macon's management and its Board of Directors have interests in the Merger in addition to, or different from, the interests of shareholders of First Macon generally. These interests relate to certain agreements and arrangements described below.

     Employment Agreement. Edward P. Loomis, Jr., First Macon's Chief Executive Officer and President, has agreed to enter into an Employment Agreement with Colonial Bank to serve as the President of Colonial Bank's Central Georgia Region. The Employment Agreement will be effective as of the Effective Date and will have a term of three years. Pursuant to the Employment Agreement, Mr. Loomis will receive $300,000 annual base salary and will be entitled to receive such adjustments in salary and bonuses as Colonial Bank may grant from time to time. Mr. Loomis will be eligible to participate in those benefit plans that are available to executive officers of Colonial Bank and shall receive a grant of options to acquire 20,000 shares of BancGroup Common Stock, at an exercise price of the fair market price as of the Effective Date under BancGroup's stock option plans. The options will vest ratably over a five-year period from the date of grant and will be exercisable at the closing price of BancGroup Common Stock on the Effective Date. The Employment Agreement will also provide that Mr. Loomis will not for a period (generally, three years) specified in the Employment Agreement serve as a consultant to, serve as a management official of, or be or become the beneficial owner of 4% or more of the equity securities of, any financial institution having an office in Bibb or Jones Counties, Georgia, or any counties contiguous thereto. BancGroup has agreed to pay Mr. Loomis severance benefits if his employment is terminated by BancGroup other than for cause, as set forth in the Employment Agreement.

     Noncompetition Agreements.  Walter H. Bush, Jr., Robert E. Chanin, Charles
F. Heard, Bertram Maxwell, III, Albert W. McKay, Jr., Daniel L. Pike, Barney A. Smith, Jr., Jerry L. Stephens, John H. Taylor, Jr., and Charles H. Yates, Jr. who were members of First Macon's Board of Directors as of December 31, 1997, have agreed to enter into non-competition agreements with BancGroup and Colonial Bank. The agreements provide that such directors will not, for a period of three years from the Effective Date, serve as a consultant to, serve as a director or management official of, or be or become a beneficial owner of 4% or more of voting stock or equity securities in, any financial institution having an office in Bibb or Jones Counties, Georgia, or any counties contiguous thereto. In consideration for the agreement not to compete, each of the Directors will receive a lump-sum payment of $35,000 on or about the Effective Date.

     Stock Options. Mark Stevens, Carol Soto, Mark Bikus and Jordan Michael, each a "key employee" of First Macon, will each receive, as post-merger retention incentives, options to acquire 10,000 shares of BancGroup Common Stock. The options will vest in accordance with a five-year schedule and will have an exercise price equal to the closing price of BancGroup Common Stock as reported on the NYSE on the Effective Date.

     On the Effective Date, all employees of First Macon (including its executive officers) will, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with the severance policy of Colonial Bank, as in effect as of the date of the Agreement (as though such employees had been employees of BancGroup since such employees' respective initial employment date with First Macon). All employees of First Macon who become employees of BancGroup or its subsidiaries on the Effective Date will be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees, unless otherwise specifically stated in the Agreement.

     Indemnification. Subject to certain conditions, for a period of four years after the Effective Date, BancGroup has agreed in the Merger Agreement to indemnify, advance costs and expenses and hold harmless each person entitled to indemnification from First Macon against all liabilities arising out of actions or omissions accruing prior to the Effective Date (1) to the extent authorized under First Macon's Articles of Incorporation and Bylaws (without regard to
Section 10.4 of the Bylaws requiring a third party approval of a particular indemnified claim as a condition to payment of sums by way of indemnification) of First Macon and Georgia law, and (2) to the extent arising out of the transactions contemplated by the Merger Agreement. Any proceeds received by an indemnified party from First Macon's Directors and Officers and Company Liability Insurance Policy shall reduce BancGroup's indemnity obligations. If BancGroup or Colonial Bank receives any proceeds under such policy which relate to indemnified claims, such proceeds will be paid to the indemnified party unless such proceeds are received by BancGroup or Colonial Bank by way of reimbursement for providing indemnification payment. In the event an indemnified party suffers an uncompensated loss solely due to the deductible amount under such policy, BancGroup has agreed in the Merger Agreement to reimburse such indemnified party for such loss.

     Except as described above, none of the directors or executive officers of First Macon, and no associate of any such person, has any substantial direct or indirect interest in the Merger, other than an interest arising from the ownership of First Macon Common Stock.

CONVERSION OF FIRST MACON COMMON STOCK

     On the Effective Date, each share of First Macon Common Stock outstanding and held by First Macon's shareholders (except shares as to which dissenters' rights of appraisal are perfected) will be converted by operation of law and without any action by any holder thereof into a number of shares of BancGroup Common Stock equal to $56.66 divided by the Market Value. The Market Value shall be the average of the closing prices of BancGroup Common Stock as reported on the NYSE on each of the ten consecutive trading days ending on the trading day that is the fifth trading day immediately preceding the Effective Date. However, if BancGroup is acquired by another entity or merged with another entity so that BancGroup is not the surviving corporation, which acquisition or merger is publicly announced before the Effective Date, the Market Value shall be the closing price of BancGroup Common Stock as reported on the NYSE on the day prior to the public announcement of such a transaction. On June 17, 1998, the ten-day average of the closing prices of BancGroup Common Stock as reported on the NYSE was $31.83125. Assuming the Market Value is $31.83125, each share of First Macon Common Stock will be converted into 1.7800 ($56.66 / $31.83125) shares of BancGroup Common Stock.

     No fractional shares of BancGroup Common Stock will be issued in the Merger. Each shareholder of First Macon otherwise entitled to receive a fractional share of BancGroup Common Stock will receive instead a cash payment (without interest) equal to such fractional share multiplied by the Market Value.

     As of June 17, 1998, the ten-day average of the closing prices of BancGroup Common Stock was $31.83125. Shareholders are advised to obtain current market quotations for BancGroup Common Stock. The Market Value of BancGroup Common Stock at the Effective Date, or the market price of BancGroup Common Stock on the date on which First Macon shareholders receive certificates representing such shares, may be higher or lower than the market price of BancGroup Common Stock as of the Record Date or at the time of the Special Meeting.

     The Agreement provides that if, prior to the Effective Date, BancGroup Common Stock is changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportional adjustment will be made in the number of shares of BancGroup Common Stock into which the First Macon Common Stock will be converted in the Merger.

SURRENDER OF FIRST MACON COMMON STOCK CERTIFICATES

     Upon the Effective Date and subject to the conditions described at "The Merger -- Conditions to Consummation of the Merger," First Macon's shareholders (except to the extent that such holders perfect dissenters' rights of appraisal) will automatically, and without further action by such shareholders or by BancGroup, become holders of BancGroup Common Stock as described herein. Certificates representing outstanding shares of the First Macon Common Stock will represent shares of BancGroup Common Stock. Thereafter, upon surrender of the certificates formerly representing shares of First Macon Common Stock, the holders will be entitled to receive certificates for the BancGroup Common Stock. Dividends on the shares of BancGroup Common Stock will accumulate without interest and will not be distributed to any former shareholder of First Macon unless and until such shareholder surrenders for cancellation his certificate for First Macon Common Stock. SunTrust Bank, Atlanta, Atlanta, Georgia, transfer agent for BancGroup Common Stock, will act as the Exchange Agent with respect to the shares of First Macon Common Stock surrendered in connection with the Merger.

     A detailed explanation of these arrangements will be mailed to First Macon shareholders promptly following the Effective Date. STOCK CERTIFICATES SHOULD NOT BE SENT TO THE EXCHANGE AGENT UNTIL SUCH NOTICE IS RECEIVED.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Code. The obligation of the parties to consummate the Merger is conditioned on the receipt of an opinion in form and substance reasonably satisfactory to First Macon and BancGroup from Coopers & Lybrand L.L.P., which serves as BancGroup's independent public accountant, to the effect that the Merger will constitute such a reorganization. A copy of such opinion has been delivered to First Macon. In delivering its opinion, Coopers & Lybrand L.L.P., has received and relied upon certain representations contained in certificates of officers of BancGroup and First Macon and certain other information, data, documentation and other materials as it deems necessary. The tax opinion is based upon customary assumptions contained therein, including the assumption that First Macon has no knowledge of any plan or intention on the part of the First Macon shareholders to sell or dispose of BancGroup Common Stock that would reduce their holdings to the number of shares having in the aggregate a fair market value of less than 50% of the total fair market value of the First Macon Common Stock outstanding immediately upon consummation of the Merger.

     Neither First Macon nor BancGroup intends to seek a ruling from the IRS as to the federal income tax consequences of the Merger. First Macon's shareholders should be aware that the opinion of Coopers & Lybrand L.L.P will not be binding on the IRS or the courts. First Macon's shareholders also should be aware that some of the tax consequences of the Merger are governed by provisions of the Code as to which there are no final regulations and little or no judicial or administrative guidance. There can be no assurance that future legislation, administrative rulings, or court decisions will not adversely affect the accuracy of the statements contained herein.

     The tax opinion states that, provided the assumptions stated therein are satisfied, the Merger will constitute a reorganization as defined in Section 368(a) of the Code, and the following federal income tax consequences will result to First Macon's shareholders who exchange their shares of First Macon Common Stock for shares of BancGroup Common Stock:

          (i) No gain or loss will be recognized by First Macon's shareholders on the exchange of shares of First Macon Common Stock for shares of BancGroup Common Stock;

          (ii) The aggregate basis of BancGroup Common Stock received by each First Macon shareholder (including any fractional shares of BancGroup Common Stock deemed received, but not actually received), will be the same as the aggregate tax basis of the shares of First Macon Common Stock surrendered in exchange therefor;

          (iii) The holding period of the shares of BancGroup Common Stock received by each First Macon shareholder will include the period during which the shares of First Macon Common Stock exchanged therefor were held, provided that the shares of First Macon Common Stock were a capital asset in the holder's hands as of the Effective Date;

          (iv) Cash payments received by each First Macon shareholder in lieu of a fractional share of BancGroup Common Stock will be treated for federal income tax purposes as if the fractional share had been issued in the exchange and then redeemed by BancGroup. Gain or loss will be recognized on the redemption of the fractional share and generally will be capital gain or loss if the First Macon Common Stock is a capital asset in the hands of the holder;

          (v) No gain or loss will be recognized by First Macon upon the transfer of its assets and liabilities to BancGroup. No gain or loss will be recognized by Colonial Bank upon the receipt of the assets and liabilities of First Macon;

          (vi) The basis of the assets of First Macon acquired by Colonial Bank will be the same as the basis of the assets in the hands of First Macon immediately prior to the Merger;

          (vii) The holding period of the assets of First Macon in the hands of Colonial Bank will include the period during which such assets were held by First Macon; and

          (viii) A First Macon shareholder who dissents and receives only cash pursuant to dissenters' rights will recognize gain or loss. Such gain or loss will, in general, be treated as capital gain or loss, measured by the difference between the amount of cash received and the tax basis of the shares of First Macon Common Stock converted, if the shares of First Macon Common Stock were held as capital assets.

     However, a First Macon shareholder who receives only cash may need to consider the effects of Section 302 and 318 of the Code in determining the federal income tax consequences of the transaction.

     Each First Macon shareholder will be required to report on such shareholder's federal income tax return for the fiscal year of such shareholder in which the Merger occurs that such shareholder has received BancGroup Common Stock in a reorganization.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE SHAREHOLDERS OF FIRST MACON, TO FIRST MACON AND TO BANCGROUP AND DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS, SHAREHOLDERS WHO DO NOT HOLD THEIR SHARES OF FIRST MACON COMMON STOCK AS "CAPITAL ASSETS" WITHIN THE MEANING OF SECTION 1221 OF THE CODE, AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF FIRST MACON COMMON STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING IS SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. FIRST MACON SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

OTHER POSSIBLE CONSEQUENCES

     If the Merger is consummated, the shareholders of First Macon, a Georgia state bank, will become shareholders of BancGroup, a Delaware business corporation.

     For a discussion of the differences in the rights, preferences, and privileges attaching to First Macon Common Stock as compared with BancGroup Common Stock, see "Comparative Rights of Shareholders."

CONDITIONS TO CONSUMMATION OF THE MERGER

     The parties' respective obligations to consummate the Merger are subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The obligations of First Macon and BancGroup to consummate the Merger are conditioned upon, among other things, (i) the approval of the Agreement by the holders of at least two-thirds of outstanding First Macon Common Stock; (ii) the approval of the Merger by the Federal Reserve, the Georgia Commissioner and the Alabama Department; (iii) the Registration Statement of which this Prospectus forms a part having become effective, with no stop order or proceedings for the purpose of suspending the effectiveness of the Registration Statement pending or in effect; (iv) the absence of pending or threatened litigation with a view to restraining or prohibiting consummation of the Merger or to obtaining divestiture, rescission or damages in connection with the Merger; (v) the absence of any investigation by any governmental agency which might result in any such proceeding; (vi) consummation of the Merger no later than December 31, 1998; (vii) receipt of an opinion of Coopers & Lybrand L.L.P. regarding certain tax matters; and, (viii) receipt of opinions of counsel.

     The obligation of First Macon to consummate the Merger is further subject to several other conditions, including, among others: (i) the absence of any material adverse change in the financial condition or affairs of BancGroup; (ii) the shares of BancGroup Common Stock to be issued under the Agreement shall have been approved for listing on the NYSE; and (iii) the accuracy in all material respects of the representations and warranties of BancGroup contained in the Agreement and the performance by BancGroup of all of its covenants and agreements under the Agreement.

     The obligation of BancGroup to consummate the Merger is subject to several other conditions, including, among others: (i) the absence of any material adverse change in the financial condition or affairs of First Macon; (ii) the number of shares as to which holders of First Macon Common Stock exercise dissenters' rights not exceeding 10% of the outstanding shares of First Macon Common Stock; (iii) the receipt of a letter from Coopers & Lybrand L.L.P. concurring with the conclusions of BancGroup's and First Macon's management that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests; (iv) the accuracy in all material respects of the representations and warranties of First Macon contained in the Agreement, and the performance by First Macon of all of its covenants and agreements under the Agreement; (v) the execution and delivery to Colonial Bank or BancGroup of Mr. Loomis's Employment Agreement and the noncompetition agreements of certain directors of First Macon; and, (vi) the receipt by BancGroup of certain undertakings from holders of First Macon Common Stock who may be deemed to be "affiliates" of First Macon pursuant to the rules of the Commission.

     It is anticipated that the foregoing conditions, as well as certain other conditions contained in the Agreement, such as the receipt of certificates of officers of each party as to compliance with the Agreement and satisfaction by each party of all representations, warranties and covenants, will be satisfied. The Agreement provides that First Macon and BancGroup may waive all conditions to their respective obligations to consummate the Merger, other than the receipt of the requisite approvals of regulatory authorities and First Macon shareholder approval of the Merger. In making any decision regarding a waiver of one or more conditions to consummation of the Merger or an amendment of the Agreement, the members of the Boards of Directors of First Macon and BancGroup would be subject to the fiduciary duties owed by directors pursuant to applicable law that would require such directors to act in the best interests of their respective corporations and its shareholders.

AMENDMENT OR TERMINATION

     To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties. However, under applicable law, after adoption of the Agreement and approval of the Merger by the holders of First Macon Common Stock, no amendment decreasing the consideration to be received by First Macon shareholders may be made without the further approval of such shareholders. Such amendments may require the filing with the Commission of an amendment of the Registration Statement, of which this Prospectus forms a part. The Agreement may be terminated at any time prior to or on the Effective Date, whether before or after adoption of the Agreement by the shareholders of First Macon, by the mutual consent of the respective Boards of Directors of First Macon and BancGroup, or by the Board of Directors of either BancGroup or First Macon under certain circumstances including, but not limited to, the failure of the transactions contemplated by the Agreement to be consummated on or prior to December 31, 1998, if such failure to consummate is not caused by any breach of the Agreement by the party electing to terminate.

REGULATORY APPROVALS

     The approval of the Federal Reserve and the Alabama Department must be obtained prior to consummation of the Merger. In order to obtain such approvals, an application and a notification were filed with the Federal Reserve, and an
application was filed with the Alabama Department on                , 1998.

     Alabama State Banking Department Approval. The Merger must be approved by the Alabama Department pursuant to applicable provisions of the Alabama Banking Code. If the Superintendent of the Alabama Department finds that (1) the proposed transaction will not be detrimental to the safety and soundness of the bank resulting from the Merger, (2) any new officers and directors of the resulting bank are qualified by character, experience, and financial responsibility to direct and manage the resulting bank, and

(3) the proposed Merger is consistent with the convenience and needs of the communities to be served by the resulting bank in the State of Alabama and is otherwise in the public interest, the Merger shall be approved by the Superintendent.

     Federal Reserve Approval. Pursuant to the requirements of the Bank Merger Act, the Federal Reserve is prohibited from approving the Merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve is prohibited from approving the Merger if its effect, in any section of the country, would be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless it finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the Merger in meeting the convenience and needs of the community to be served. The Federal Reserve is required to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the community to be served.

     In that the Merger constitutes an interstate bank merger, certain additional requirements are applicable to the Merger. For example, subject to certain exceptions, the Federal Reserve is prohibited from approving the Merger if Colonial Bank materially fails to comply with filing requirements imposed by the Georgia Department of Banking and Finance for interstate bank merger transactions. In addition, the Federal Reserve is prohibited from approving the Merger if the bank resulting from the Merger, including all insured depository institutions which are affiliates of such resulting bank, upon consummation of the transaction, would control more than 10% of the total amount of deposits of insured depository institutions in the United States. The Federal Reserve is also prohibited from approving the Merger if either party to the Merger has a branch in any state in which any other bank involved in the Merger has a branch, and the resulting bank, upon consummation of the Merger, would control 30% or more of the total amount of deposits of insured depository institutions in any such state. Finally, the Federal Reserve may approve the interstate bank merger only if each bank involved in the transaction is adequately capitalized as of the date the application is filed, and the Federal Reserve determines that the resulting bank will continue to be adequately capitalized and adequately managed upon consummation of the Merger.

     The Bank Merger Act imposes a waiting period which prohibits consummation of the Merger, in ordinary circumstances, for a period ranging from 15-30 days following the Federal Reserve's approval of the Merger. During such period, the United States Department of Justice, should it object to the Merger for antitrust reasons, may challenge the consummation of the Merger.

     As the result of the Merger, Colonial Bank will acquire directly, and BancGroup will acquire indirectly, a one-third interest in a corporation, Pro-Image, Inc., currently owned by First Macon which engages in permissible non-banking activities. As a result, the approval of the Federal Reserve must also be obtained pursuant to Section 4 of the BHCA, and regulations promulgated pursuant thereto, prior to the Merger and BancGroup's indirect acquisition of this interest resulting therefrom.

     The Federal Reserve is required to consider whether performance of the activity by a bank holding company or a subsidiary of such company can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. The Federal Reserve's consideration of these factors includes an evaluation of the financial and managerial resources of the notificant, including its subsidiaries and any company to be acquired, the effect of the proposed transaction on those resources, and the management expertise, internal control and risk-management systems, and capital of the entity conducting the activity.

     The Agreement provides that the obligation of each of BancGroup, Colonial Bank and First Macon to consummate the Merger is conditioned upon the receipt of all necessary regulatory approvals. There can be no assurance that the applications necessary for Colonial Bank to consummate the Merger with First Macon will be approved, and, if such approvals are received, that such approvals will not be conditioned upon terms and conditions that would cause the parties to abandon the Merger.

     Any approval received from bank regulatory agencies reflects only their view that the Merger does not contravene applicable competitive standards imposed by law, and that the Merger is consistent with regulatory policies relating to safety and soundness. THE APPROVAL OF THE BANK REGULATORY AGENCIES IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGER.

     BancGroup is not aware of any other governmental approvals or actions that may be required for consummation of the Merger except for the approvals of the Federal Reserve and the Alabama Department described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Agreement contains certain restrictions on the conduct of the business of First Macon pending consummation of the Merger. The Agreement prohibits First Macon from taking, without the prior written consent of BancGroup, any of the following actions, prior to the Effective Date, subject to certain limited exceptions previously agreed to by BancGroup and First Macon:

          (i) Issuing, delivering or agreeing to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury);

          (ii) Borrowing or agreeing to borrow any funds or incurring or becoming subject to, any liability (absolute or contingent) except borrowings, obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

          (iii) Paying any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet and current liabilities incurred since that date in the ordinary course of business and consistent with past practice;

          (iv) Declaring or making or agreeing to declare or make, any payment of dividends (except for cash dividends at then-current rates in accordance with past practice) or distributions of any assets of any kind whatsoever to shareholders, or purchasing or redeeming or agreeing to purchase or redeem, any of its outstanding securities, provided that, if the Effective Date is not on or before October 30, 1998, First Macon may pay a dividend timed to coincide with and equal to the dividend paid by BancGroup in the fourth quarter of 1998 (currently estimated at $0.17 per share) multiplied by the result obtained by dividing $56.66 by the closing price of BancGroup Common Stock as reported by the NYSE on October 30, 1998.

          (v) Except in the ordinary course of business, selling or transferring or agreeing to sell or transfer, any of its assets, property or rights or canceling, or agreeing to cancel, any debts or claims;

          (vi) Except in the ordinary course of business, entering or agreeing to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property or rights or requiring the consent of any party to the transfer and assignment of any of its assets, property or rights;

          (vii) Waiving any rights of value which in the aggregate are material;

          (viii) Except in the ordinary course of business, making or permitting any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

          (ix) Except in accordance with normal and usual practice, making any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

          (x) Except in accordance with normal and usual practice, increasing the rate of compensation payable to or to become payable to any of its officers or employees or making any material increase in any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

          (xi) Failing to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations; and

          (xii) Entering into any other material transaction other than in the ordinary course of business.

     The Agreement provides that prior to the Effective Date, no director or officer of First Macon or any of its subsidiaries shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive with the business of First Macon or its subsidiaries.

     The Agreement also provides that (i) First Macon will consult with BancGroup respecting loan requests outside the ordinary course of business or in excess of $250,000, except for single-family residential loan requests and renewals of existing loans which do not increase the outstanding principal amount of the loan, and (ii) First Macon will consult with BancGroup respecting business issues on a basis mutually satisfactory to BancGroup and First Macon.

COMMITMENTS WITH RESPECT TO OTHER OFFERS

     Until the termination of the Agreement, and except for the Merger, neither First Macon nor any of its directors or officers (or any person representing any of the foregoing) shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or of a substantial portion of the assets of, or of a substantial equity interest in, First Macon or any business combination involving First Macon (collectively, an "Acquisition Proposal") other than as contemplated by the Agreement. First Macon will notify BancGroup immediately if any such inquiries or proposals are received by First Macon, if any such information is requested from First Macon, or if any such negotiations or discussions are sought to be initiated with First Macon. First Macon is required to instruct its officers, directors, agents or affiliates or their subsidiaries to refrain from doing any of the above. First Macon may communicate information about an Acquisition Proposal to its shareholders if and to the extent that legal counsel provides a written opinion to First Macon that it is required to do so in order to comply with its legal obligations.

     In connection with the Agreement, First Macon has granted to BancGroup the option to purchase up to 19.9% of the First Macon Common Stock at a purchase price of $56.66 per share. The option will become exercisable upon the occurrence of certain events which are generally related to the potential acquisition of First Macon by another party. The option is intended to increase the likelihood that the Merger will be consummated by making it more difficult and expensive for any third party to acquire control of First Macon. See "The Merger -- Related Transactions -- Stock Option."

RIGHTS OF DISSENTING SHAREHOLDERS

     Article 13 of the Georgia Business Corporation Code provides for rights of appraisal for the value of the shares of a shareholder who (i) has delivered notice in writing to First Macon before the vote is taken that the shareholder intends to demand payment for his or her shares if the Merger is consummated and
(ii) either votes against the Merger or refrains from voting on the Merger. The notice must be delivered to First Macon Bank & Trust Company, which has a mailing address at P.O. Box 49, Macon, Georgia 31294-6299, Attention: President. If a shareholder votes against the Merger or refrains from voting on the Merger, but does not also deliver the notice in writing to First Macon before the shareholder vote on the Merger occurs, such shareholder will lose his or her appraisal rights.

     Within ten (10) days after the Effective Date of the Merger, Colonial, as the corporation surviving the Merger, will send to each First Macon shareholder who has given such notice a written dissenter's notice (the "Dissenter's Notice") stating, among other things, a date not less than thirty (30) days nor more than sixty (60) days after the date of the Dissenter's Notice by which the shareholder must submit a written payment demand. The Dissenter's Notice will also include where and when stock certificates for shares of First Macon Common Stock must be deposited. A First Macon shareholder who does not demand payment or deposit stock certificates where required by the date set in the Dissenter's Notice shall lose his or her right to dissent and will not be entitled to payment for his or her shares.

     Within ten (10) days of the later of the Effective Date or receipt of a payment demand by the dissenting shareholders, Colonial will offer to pay each dissenting shareholder who has complied with the requirements of the Georgia Business Corporation Code the amount which Colonial estimates to be the fair value of the shares, plus accrued interest. A shareholder may agree to accept such offer.

     If a dissenting shareholder is dissatisfied with Colonial's offer of payment, the shareholder may notify Colonial in writing within thirty (30) days of the offer of his or her own estimate of the fair value plus interest and demand that such payment be made. A dissenting shareholder waives his or her right to demand payment of a different amount than that offered by Colonial and is deemed to have accepted Colonial's offer unless such written notification is provided to Colonial within such period.

     In the event a dissenting shareholder's second payment demand remains unsettled within sixty (60) days after Colonial receives such demand, Colonial will commence a nonjury equitable valuation proceeding in the Bibb County Superior Court to determine the fair value of the shares and accrued interest. Colonial will make all dissenting shareholders whose second payment demand remains unsettled parties to the court proceeding. In the proceeding, the court will fix a value of the shares and may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. If Colonial does not commence the proceeding within sixty (60) days after receiving the dissenting shareholder's second payment demand, Colonial shall pay each dissenting shareholder whose second payment demand remains unsettled the amount demanded by each such dissenting shareholder in his or her second payment demand.

     The determination of a "fair value" necessarily involves matters of judgment upon which reasonable persons may disagree. No allowance is permitted for any increase or decrease in the value of the First Macon Common Stock which may be attributed to the proposed Merger.

     A record shareholder may assert dissenters' rights as to fewer than all shares registered in such holder's name, but only if the record holder dissents with respect to all shares beneficially owned by any one beneficial shareholder and provides written notice to First Macon of the name and address of each person on whose behalf the dissenting rights are asserted. A "beneficial shareholder" is defined in the Georgia Business Corporation Code as a "person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder." The rights of a partial dissenter are determined as if the shares as to which such holder dissents and other shares held by the holder are registered in different names of shareholders. Thus, if a beneficial shareholder holds shares of First Macon Common Stock through a bank, broker, or other nominee, such beneficial holder may assert dissenters' rights, but only if the nominee dissents with respect to all shares beneficially owned by such shareholder through the bank, broker or nominee and provides First Macon with the name and address of each such person wishing to assert dissenters' rights. A person holding First Macon Common Stock through a bank, broker or other nominee should act promptly to cause such bank, broker or nominee to follow the proper procedures to perfect any dissenters' rights on behalf of such person.

     A dissenting shareholder may not challenge the Merger unless First Macon fails to comply with appropriate procedures under Georgia law or First Macon's Articles of Incorporation and Bylaws or unless the shareholder vote to approve the Merger was obtained by fraudulent and deceptive means.

     Any shareholder who properly exercises appraisal rights and receives fair market value for his or her shares will encounter income tax treatment different than the treatment for shareholders who do not exercise appraisal rights. See "-- Certain Federal Income Tax Consequences." A condition to consummation of the Merger includes a condition that the number of shares as to which holders of First Macon Common Stock exercise dissenters' rights not exceed 10% of the outstanding shares of First Macon Common Stock. See "-- Conditions to the Merger."

     THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY HOLDERS OF FIRST MACON COMMON STOCK DESIRING TO EXERCISE APPRAISAL RIGHTS AND, IN VIEW OF THE FACT THAT EXERCISE OF SUCH RIGHTS REQUIRES STRICT ADHERENCE TO THE RELEVANT PROVISIONS OF THE

APPLICABLE GEORGIA LAW, EACH SHAREHOLDER WHO MAY DESIRE TO EXERCISE APPRAISAL RIGHTS IS ADVISED INDIVIDUALLY TO CONSULT THE LAW (AS SET FORTH IN APPENDIX C HERETO) AND COMPLY WITH THE PROVISIONS THEREOF.

     HOLDERS OF THE FIRST MACON COMMON STOCK WISHING TO EXERCISE DISSENTERS' RIGHTS ARE ADVISED TO CONSULT THEIR OWN COUNSEL TO ENSURE THAT THEY FULLY AND PROPERLY COMPLY WITH THE REQUIREMENTS OF GEORGIA LAW.

RESALE OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     The issuance of the shares of BancGroup Common Stock pursuant to the Merger has been registered under the Securities Act. As a result, shareholders of First Macon who are not "affiliates" of First Macon (as such term is defined under the Securities Act) may resell, without restriction, all shares of BancGroup Common Stock which they receive in connection with the Merger. Under the Securities Act, only affiliates of First Macon are subject to restrictions on the resale of the BancGroup Common Stock which they receive in the Merger.

     The BancGroup Common Stock received by affiliates of First Macon who do not also become affiliates of BancGroup after the consummation of the Merger may not be sold except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits BancGroup Common Stock held by such shareholders to be sold in accordance with certain provisions of Rule 144 under the Securities Act. In general, these provisions of Rule 144 permit a person to sell on the open market in brokers' or certain other transactions within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of BancGroup Common Stock or the average weekly trading volume in BancGroup Common Stock reported on the NYSE during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to the availability of current public information about BancGroup. The restrictions on sales will cease to apply under most circumstances once the former First Macon affiliate has held the BancGroup Common Stock for at least one year. BancGroup Common Stock held by affiliates of First Macon who become affiliates of BancGroup, if any, will be subject to additional restrictions on the ability of such persons to resell such shares.

     First Macon will provide BancGroup with such information as may be reasonably necessary to determine the identity of those persons (primarily executive officers, directors and principal shareholders) who may be deemed to be affiliates of First Macon. First Macon will also obtain from each such person a written undertaking to the effect that no sale or transfer will be made of any shares of BancGroup Common Stock by such person except pursuant to Rule 145 or pursuant to an effective registration statement or an exemption from registration under the Securities Act. Receipt of such an undertaking is a condition to BancGroup's obligation to close the Merger. The undertaking will also require each affiliate of First Macon to agree not to sell or otherwise reduce risk relative to any shares of BancGroup Common Stock received in the Merger until financial results concerning at least 30 days of post-Merger combined operations have been published by BancGroup within the meaning of
Section 201.01 of the Commission's Codification of Financial Reporting Policies. If such undertakings are not received and BancGroup waives receipt of such condition, the certificates for the shares of BancGroup Common Stock to be issued to such person will contain an appropriate restrictive legend, and appropriate stock transfer orders will be given to BancGroup's stock transfer agent.

ACCOUNTING TREATMENT

     BancGroup will account for the Merger as a pooling-of-interests transaction in accordance with generally accepted accounting principles, which, among other things, require that the number of shares of First Macon Common Stock acquired for cash pursuant to the exercise of dissenters' rights or in lieu of fractional shares not exceed 10% of the outstanding shares of First Macon Common Stock. Under this accounting treatment, assets and liabilities of First Macon will be added to those of BancGroup at their recorded book values, and the shareholders' equity of the two companies will be combined in BancGroup's consolidated balance sheet. Financial statements of BancGroup issued after the Effective Date may be restated to reflect the consolidated operations of BancGroup and First Macon as if the Merger had taken place prior to the periods covered by the financial statements.

NYSE REPORTING OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     Sales of BancGroup Common Stock to be issued in the Merger will be reported on the NYSE.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

BANCGROUP

     BancGroup Common Stock is listed for trading on the NYSE. The following tables shows the dividends paid per share and indicates the high and low closing prices for BancGroup Common Stock as reported by the NYSE.

                                                                 PRICE(1)
                                                              --------------
                                                              HIGH       LOW       DIVIDENDS
                                                              ----       ---       ---------
1996
First Quarter...............................................  $18 1/4    $15        $0.135
Second Quarter..............................................   18 1/16    15 5/8     0.135
Third Quarter...............................................   17 15/16   15 5/8     0.135
Fourth Quarter..............................................   20 1/8     17 3/8     0.135
1997
First Quarter...............................................   24 7/8     18 2/3     0.15
Second Quarter..............................................   24 7/8     23         0.15
Third Quarter...............................................   29 3/16    24 1/4     0.15
Fourth Quarter..............................................   35 1/16    28 15/16   0.15
1998
First Quarter...............................................   36 1/46    31 1/2     0.17
Second Quarter (through June 17, 1998)......................   37 9/16    29 1/2     0.17

---------------

(1) Price and dividends have been restated to reflect the impact of a two-for-one stock split effected in the form of a 100% stock dividend paid February 11, 1997.

     On April 23, 1998, the business day immediately prior to the public announcement of the Merger, the closing price as reported on the NYSE of the BancGroup Common Stock was $36.6875 per share.

     At December 31, 1997, BancGroup's subsidiaries accounted for approximately 98% of BancGroup's consolidated assets. BancGroup derives substantially all of its income from dividends received from its subsidiaries. Various statutory provisions and regulatory policies limit the amount of dividends the subsidiary bank may pay without regulatory approval. In addition, federal statutes restrict the ability of the subsidiary bank to make loans to BancGroup, and regulatory policies may also restrict such dividends.

FIRST MACON

     There is no established public trading market for the First Macon Common Stock. The shares of First Macon Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions.

     Management of First Macon is aware of certain transactions in shares of First Macon that have occurred since January 1, 1996, although the trading prices of all stock transactions are not known. The following table sets forth the trading prices for the shares of First Macon Common Stock that have occurred since January 1, 1996 for transactions in which the trading prices are known to management of First Macon:

                                                          PER SHARE OF
                                                         COMMON STOCK(1)      DIVIDENDS
                                                        -----------------        PER
                                                         HIGH       LOW       SHARE(1)
                                                        ------     ------     ---------
1996
First Quarter.........................................  $15.50     $12.75       $ --
Second Quarter........................................   15.75      15.75        .22
Third Quarter.........................................   20.00      16.00         --
Fourth Quarter........................................   20.00      20.00         --
1997
First Quarter.........................................  $20.00     $20.00       $ --
Second Quarter........................................   20.00      20.00        .30
Third Quarter.........................................   20.63      20.63         --
Fourth Quarter........................................   30.13      30.13         --
1998
First Quarter.........................................  $31.19     $31.19       $ --
Second Quarter (through June   , 1998)................     N/A        N/A        .40

---------------

(1) On May 1, 1996, First Macon paid a two for one stock split effected in the form of a share dividend. The high and low trading price and dividends per share reflected in this table have been retroactively adjusted to reflect such stock split.

     The Agreement restricts First Macon's ability to pay dividends prior to the Effective Date. See "The Merger -- Conduct of Business Pending the Merger."

                     BANCGROUP CAPITAL STOCK AND DEBENTURES

     BancGroup's authorized capital stock consists of 200,000,000 shares of BancGroup Common Stock, par value $2.50 per share, and 1,000,000 shares of its Preference Stock, par value $2.50 per share. As of March 31, 1998, there were issued and outstanding a total of 48,129,118 shares of BancGroup Common Stock. No shares of Preference Stock are issued and outstanding. In 1986, BancGroup issued $28,750,000 in principal amount of its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") of which $4,893,000 were outstanding as of December 31, 1997 and convertible at any time into approximately 349,500 shares of BancGroup Common Stock, subject to adjustment. On February 5, 1998, BancGroup issued subordinated debentures in the aggregate principal amount of $7,725,000 with a ten-year maturity that rank pari passu with the 1986 Debentures. As of March 31, 1998, there were 2,024,957 shares of BancGroup Common Stock subject to issue upon exercise of options under BancGroup's stock option plans. In addition to BancGroup Common Stock to be issued in the Merger, BancGroup will issue additional shares of its Common Stock in pending acquisitions. See "Business of BancGroup -- Proposed Affiliate Banks." On January 29, 1997, BancGroup issued, through a special purpose trust, $70.0 million of Trust Preferred Securities, all of which was outstanding at March 31, 1998.

     The following statements with respect to BancGroup Common Stock and Preference Stock are brief summaries of material provisions of Delaware law, the BancGroup Certificate and the BancGroup Bylaws, do not purport to be complete and are qualified in their entirety by reference to the foregoing.

BANCGROUP COMMON STOCK

     Dividends. Subject to the rights of holders of BancGroup's Preference Stock, if any, to receive certain dividends prior to the declaration of dividends on shares of BancGroup Common Stock, when and as dividends, payable in cash, stock or other property, are declared by the BancGroup Board of Directors, the holders of BancGroup Common Stock are entitled to share ratably in such dividends.

     Voting Rights. Each holder of BancGroup Common Stock has one vote for each share held on matters presented for consideration by the shareholders.

     Preemptive Rights. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup.

     Issuance of Stock. The BancGroup Certificate authorizes the Board of Directors of BancGroup to issue authorized shares of BancGroup Common Stock without shareholder approval. However, BancGroup's Common Stock is listed on the NYSE, which requires shareholder approval of the issuance of additional shares of BancGroup Common Stock under certain circumstances.

     Liquidation Rights. In the event of liquidation, dissolution or winding-up of BancGroup, whether voluntary or involuntary, the holders of BancGroup Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding Preference Stock.

PREFERENCE STOCK

     The Preference Stock may be issued from time to time as a class without series, or if so determined by the Board of Directors of BancGroup, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preference Stock (or of the entire class of Preference Stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the Board of Directors of BancGroup. Preference Stock may have a preference over the BancGroup Common Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of BancGroup and such other preferences as may be fixed by the Board of Directors of BancGroup.

1986 DEBENTURES

     In 1986, BancGroup issued 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") in the total principal amount of $28,750,000. The 1986 Debentures were issued under a trust indenture (the "1986 Indenture") between BancGroup and SunTrust Bank, Atlanta, Georgia, as Trustee.

     The 1986 Debentures will mature on March 31, 2011, and are convertible at any time into shares of BancGroup Common Stock at the option of a holder thereof, at the conversion price of $14.00 principal amount of the 1986 Debentures for each share of BancGroup Common Stock. The conversion price is, however, subject to adjustment upon the occurrence of certain events as described in the 1986 Indenture. In the event all of the outstanding 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, as of December 31, 1997, approximately 349,500 shares of such BancGroup Common Stock will be issued. The 1986 Debentures are redeemable, in whole or in part, at the option of BancGroup at certain premiums until 1996, when the redemption price shall be equal to 100% of the face amount of the 1986 Debentures, plus accrued interest. The payment of principal and interest on the 1986 Debentures is subordinate, to the extent provided in the 1986 Indenture, to the prior payment when due of all Senior Indebtedness of BancGroup. "Senior Indebtedness' is defined as any indebtedness of BancGroup for money borrowed, or any indebtedness incurred in connection with an acquisition or with a merger or consolidation, outstanding on the date of execution of the 1986 Indenture as originally executed, or thereafter created, incurred or assumed, and any renewal, extension, modification or refunding thereof, for the payment of which BancGroup (which term does not include BancGroup's consolidated or unconsolidated subsidiaries) is at the time of determination responsible or liable as obligor, guarantor or otherwise. Senior Indebtedness does not include
(i) indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate in right of payment to any other indebtedness of BancGroup, and (ii) indebtedness which by its terms states that such indebtedness is subordinate to or equally subordinate with the 1986 Debentures.

     At December 31, 1997, BancGroup's Senior Indebtedness as defined in the 1986 Indenture aggregated approximately 1.1 billion. Such debt includes all short-term debt consisting of federal funds purchased, securities purchased under repurchase agreements and borrowing with the Federal Home Loan Bank but excludes all federally-insured deposits. BancGroup may from time to time incur additional indebtedness constituting Senior Indebtedness. The 1986 Indenture does not limit the amount of Senior Indebtedness which BancGroup may incur, nor does such indenture prohibit BancGroup from creating liens on its property for any purpose.

OTHER INDEBTEDNESS

     On January 29, 1997, BancGroup issued, through a special purpose trust, $70.0 million of Trust Preferred Securities. The securities bear interest at 8.92% and are subject to redemption in whole or in part at any time after January 29, 2007 through January 2027. It is unlikely that redemption will occur prior to maturity. The securities are subordinated to substantially all of BancGroup's indebtedness. In BancGroup's consolidated statement of condition, these securities are shown as long-term debt.

     On February 5, 1998, BancGroup consummated a merger with ASB Bancshares, Inc., a Delaware corporation ("ASB"). As part of the consideration for the common stock of ASB, BancGroup issued debentures to three ASB shareholders. The aggregate principal amount of these debentures is $7,724,813. The debentures pay a rate of interest equal to the New York Prime Rate minus 1% (but in no event less than 7% per annum) and are due and payable ten years from the date of issuance. They are senior to the BancGroup Common Stock upon liquidation, but are subordinate to BancGroup's Senior Indebtedness. See "BancGroup Capital Stock and Debentures." The debentures are redeemable by BancGroup with the consent of the holders thereof. A holder of a debenture may, subject to BancGroup's right to decline, request redemption of any or all of the debentures held by him or her.

CHANGES IN CONTROL

     Certain provisions of the BancGroup Certificate and the BancGroup Bylaws may have the effect of preventing, discouraging or delaying any change in control of BancGroup. The authority of BancGroup's Board of Directors to issue Preference Stock with such rights and privileges, including voting rights, as it may deem appropriate may enable BancGroup's Board of Directors to prevent a change in control despite a shift in ownership of the BancGroup Common Stock. See and "-- Preference Stock." In addition, the power of BancGroup's Board of Directors to issue additional shares of BancGroup Common Stock may help delay or deter a change in control by increasing the number of shares needed to gain control. See "BancGroup Common Stock." The following provisions also may deter any change in control of BancGroup.

     Classified Board. BancGroup's Board of Directors is classified into three classes, as nearly equal in number as possible, with the members of each class elected to three-year terms. Thus, one-third of BancGroup's Board of Directors is elected by shareholders each year. With this provision, two annual elections are required in order to change a majority of the Board of Directors. There are currently 23 directors of BancGroup. This provision of the BancGroup Certificate also stipulates that (i) directors can be removed only for cause upon a vote of 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class, (ii) vacancies in the Board may only be filled by a majority vote of the directors remaining in office, (iii) the maximum number of directors shall be fixed by resolution of the Board of Directors, and (iv) the provisions relating to the classified Board of Directors can only be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class.

     Business Combinations. Certain "Business Combinations" of BancGroup with a "Related Person" may only be undertaken with the affirmative vote of at least 75% of the outstanding shares of "Voting Stock," plus the affirmative vote of at least 67% of the outstanding shares of Voting Stock, not counting shares owned by the Related Person, unless the Continuing Directors of BancGroup approve such Business Combination. A "Related Person" is a person, or group, who owns or acquires 10% or more of the outstanding shares of BancGroup Common Stock, provided that no person shall be a Related Person if such person would have been a Related Person on the date of approval of this provision by BancGroup's Board of Directors, i.e. April 20, 1994. An effect of this provision may be to exclude Robert E. Lowder, the current Chairman and Chief Executive Officer of BancGroup, and certain members of his family from the definition of Related Person. A "Continuing Director" is a director who was a member of the Board of Directors immediately prior to the time a person became a Related Person. This provision may not be amended without the affirmative vote of the holders of at least 75% of the outstanding shares of Voting Stock, plus the affirmative vote of the outstanding shares of at least 67% of the outstanding Voting Stock, excluding shares held by a Related Person. This provision may have the effect of giving the incumbent Board of Directors a veto over a merger or other Business Combination that could be desired by a majority of BancGroup's shareholders. As of February 27, 1998, the Board of Directors of BancGroup as a group beneficially owned approximately 10.46% of the outstanding shares of BancGroup Common Stock.

     Board Evaluation of Mergers. The BancGroup Certificate permits the Board of Directors to consider certain factors such as the character and financial stability of the other party, the projected social, legal, and economic effects of a proposed transaction upon the employees, suppliers, regulatory agencies and customers and communities of BancGroup, and other factors when considering whether BancGroup should undertake a merger, sale of assets, or other similar transaction with another party. This provision may not be amended except by the affirmative vote of at least 80% of the outstanding shares of BancGroup Common Stock. This provision may give greater latitude to the Board of Directors in terms of the factors which the board may consider in recommending or rejecting a merger or other Business Combination of BancGroup.

     Director Authority. The BancGroup Certificate prohibits shareholders from calling special shareholders' meetings and acting by written consent. It also provides that only BancGroup's Board of Directors has the authority to undertake certain actions with respect to governing BancGroup such as appointing committees, electing officers, and establishing compensation of officers, and it allows the Board to act by majority vote.

     Bylaw Provisions. The BancGroup Bylaws provide that shareholders wishing to propose nominees for the Board of Directors or other business to be taken up at an annual meeting of BancGroup shareholders must comply with certain advance written notice provisions. These bylaw provisions are intended to provide for the more orderly conduct of shareholder meetings but could make it more difficult for shareholders to nominate directors or introduce business at shareholder meetings.

     Delaware Business Combination Statute. Subject to some exceptions, Delaware law prohibits BancGroup from entering into certain "business combinations" (as defined in the statute) involving persons beneficially owning 15% or more of the outstanding BancGroup Common Stock (or who are affiliates of BancGroup and have over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an "Interested Shareholder"), unless the BancGroup Board has approved either (i) the business combination or (ii) prior to the stock acquisition by which such person's beneficial ownership interest reached 15% (a "Stock Acquisition"), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, Delaware law allows BancGroup to enter into a business combination with an Interested Shareholder if (i) the business combination is approved by the BancGroup Board of Directors and authorized by an affirmative vote of at least 66 2/3% of the outstanding voting stock of BancGroup which is not owned by the Interested Shareholder or (ii) upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, such shareholder owned at least 85% of the outstanding stock of BancGroup (excluding BancGroup stock held by officers and directors of BancGroup or by certain BancGroup stock plans). These provisions of Delaware law apply simultaneously with the provisions of the BancGroup Certificate relating to business combinations with a related person, described above at "Business Combinations," but they are generally less restrictive than the BancGroup Certificate.

     Control Acquisitions. As it relates to BancGroup, the Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as BancGroup, would, under the circumstances set forth in the presumption, constitute the acquisition of control. The receipt of revocable proxies, provided the proxies terminate within a reasonable time after the meeting to which they relate, is not included in determining percentages for change in control purposes.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     If the Merger is consummated, shareholders of First Macon (except those perfecting dissenters' rights of appraisal) will become holders of BancGroup Common Stock. The rights of the holders of the First Macon Common Stock who become holders of the BancGroup Common Stock following the Merger will be governed by the BancGroup Certificate and the BancGroup Bylaws, as well as the laws of Delaware, the state in which BancGroup is incorporated.

     The following summary compares the rights of the shareholders of First Macon Common Stock with the rights of the holders of the BancGroup Common Stock. For a more complete description of the rights of the holders of BancGroup Common Stock, particularly provisions in BancGroup's Certificate that may limit or discourage changes in control of BancGroup, see "BancGroup Capital Stock and Debentures."

     The following information is qualified in its entirety by the BancGroup Certificate, the BancGroup Bylaws, and First Macon's Articles of Incorporation and bylaws, the Delaware General Corporation Law (the "DGCL") and the Financial Institutions Code of Georgia ("FICG").

DIRECTOR ELECTIONS

     First Macon. First Macon's directors are elected to terms of one year. There is no cumulative voting in the election of directors.

     BancGroup. BancGroup's directors are elected to terms of three years with approximately one-third of the Board of Directors to be elected annually. There is no cumulative voting in the election of directors. See "BancGroup Capital Stock and Debentures -- Changes in Control -- Classified Board."

REMOVAL OF DIRECTORS

     First Macon. Under the FICG, the entire Board of Directors or an individual director may be removed without cause by the vote of shareholders entitled to cast at least a majority of the votes which all shareholders will be entitled to cast at an annual election of directors.

     BancGroup. The BancGroup Certificate provides that a director may be removed from office, but only for cause and by the affirmative vote of the holders of at least 80% of the voting shares then entitled to vote at an election of directors.

VOTING

     First Macon. Each shareholder of First Macon is entitled to one vote for each share of First Macon Common Stock held, and such holders are not entitled to cumulative voting in the election of directors.

     BancGroup. Each shareholder of BancGroup is entitled to one vote for each share of BancGroup Common Stock held, and such holders are not entitled to cumulative voting rights in the election of directors.

PREEMPTIVE RIGHTS

     First Macon. The holders of First Macon Common Stock have no preemptive rights to acquire any additional shares of First Macon Common Stock or any other shares of First Macon capital stock.

     BancGroup. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup Common Stock or any other shares of BancGroup capital stock.

DIRECTORS' LIABILITY

     First Macon. The provisions for liability of directors of First Macon are set forth in the FICG, and are generally similar to provisions applicable to the liability of directors of a business corporation incorporated under the Georgia Business Corporation Code. First Macon has not amended its Articles of Incorporation to provide for a limitation of personal liability of a director as provided by Chapter 2 of the Georgia Business Corporation Code; however, First Macon's Bylaws provide for mandatory indemnification of directors under certain circumstances described under "Comparative Rights of Shareholders -- Indemnification".

     BancGroup. The BancGroup Certificate provides that a director of BancGroup will have no personal liability to BancGroup or its shareholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to BancGroup and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

INDEMNIFICATION

     First Macon. First Macon's Bylaws provide that First Macon shall indemnify any person who was or is a party or who is threatened to be made a party to any proceeding by reason of the fact that such person is or was director, officer, employee or agent of First Macon if such person acted in a manner he or she reasonably believed to be in or not opposed to the best interest of First Macon and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of First Macon, no such indemnification shall be made in respect of any claim as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duties unless and only to the extent that the court in which such action or suit was brought shall determine that, in view of all of the circumstances, such person is fairly and reasonably entitled to indemnity. Any indemnification shall be made by First Macon only as authorized in the specific case upon determination that the indemnified person met all the applicable standards of conduct which are a condition to the rights to indemnification set forth in the Bylaws. Such determination is required to be made by any of (i) the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (ii) by independent legal counsel in a written opinion, or (iii) the affirmative vote of a majority of the shares entitled to vote thereon.

     To the extent that the indemnitee has been successful, on the merits or otherwise, in the defense of any proceeding, such person is required to be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him or her in connection therewith.

     First Macon maintains an officers and directors insurance policy. The provisions for indemnification contained in First Macon's Bylaws are not exclusive of other rights to indemnification to which such persons may be entitled. In addition to the foregoing indemnification provisions, the Agreement provides for mandatory indemnification by BancGroup of each person entitled to indemnification from First Macon under certain circumstances more particularly described under "The Merger -- Interests of Certain Persons in the Merger."

     BancGroup. The BancGroup Certificate provides that BancGroup shall indemnify its officers, directors, agents and employees to the full extent permitted under the DGCL. Section 145 of the DGCL contains detailed and comprehensive provisions providing for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Under the DGCL, other than an action brought by or in the right of BancGroup, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of BancGroup, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such action if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to BancGroup unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     BancGroup maintains an officers' and directors' insurance policy and a separate indemnification agreement pursuant to which directors and certain officers of BancGroup would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses that extends beyond the minimum indemnification provided by Section 145 of the DGCL.

SPECIAL MEETINGS OF SHAREHOLDERS; ACTION WITHOUT A MEETING

     First Macon. A special meeting of First Macon shareholders may be called at any time by the Chairman of the Board of Directors, by the President, by a majority of the Board of Directors, or by the holders of not less than 25% of the issued and outstanding Common Stock of First Macon. Any action which could be taken at a meeting by shareholders may also be taken without a meeting if a written consent setting forth the actions so taken signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

     BancGroup. Under the BancGroup Certificate, a special meeting of BancGroup's shareholders may only be called by a majority of the Board of Directors of BancGroup or by the chairman of the Board of Directors of BancGroup. Holders of BancGroup Common Stock may not call special meetings or act by written consent.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

     First Macon. The FICG provides that mergers and sales of substantially all of the assets of a Georgia banking corporation must be approved by shareholders entitled to cast two-thirds of the votes which all shareholders are entitled to cast thereon, in the case of a merger, and the vote of the holders of a majority of the shares entitled to the vote thereon, in the case of a sale substantially all of the assets of such corporation. In addition, the Articles of Incorporation of First Macon include certain provisions which have the effect of rendering more difficult or possibly preventing a merger or sale of substantially all of the assets of First Macon. These provisions prohibit such transactions with a "Related Person" (defined as any person, together with such person's associates or affiliates, who beneficially owns shares of First Macon Common Stock equal to 20% or more of the outstanding shares of First Macon Common Stock) absent the affirmative vote of at least 80% of the voting power of all shares of First Macon Common Stock entitled to vote upon such transaction, and the affirmative vote of the holders of at least two-thirds of all outstanding shares that are not owned or controlled by such Related Person. Such super-majority approval requirements do not apply under certain circumstances set forth in First Macon's Articles of Incorporation in the event either (1) certain detailed provisions intended to ensure the fairness of such transaction shall have been complied with or (2) certain provisions prohibiting self-dealing by such Related Person and the approval of such transaction by a majority of the independent directors then in office shall have been satisfied.

     BancGroup. The DGCL provides that mergers and sales of substantially all of the assets of Delaware corporations must be approved by a majority of the outstanding stock of the corporation entitled to vote thereon. The DGCL also provides, however, that the shareholders of the corporation surviving a merger need not approve the transaction if: (i) the agreement of merger does not amend in any respect the certificate of incorporation of such corporation; (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the Merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the Merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the Merger. See also "BancGroup Capital Stock and Debentures -- Changes in Control" for a description of the statutory provisions and the provisions of the BancGroup Certificate relating to changes of control of BancGroup.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     First Macon. The FICG generally permits amendments to First Macon's Articles of Incorporation upon the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon, except that if such amendment will result in the change of the location of First Macon, such amendment requires the affirmative vote of at least two-thirds of all the shares entitled to vote thereon. Amendments are also subject to certain review and approval procedures with the Department of Banking and Finance of the State of Georgia.

     First Macon's Bylaws provide that such Bylaws may be amended by the Board of Directors; provided, however, that any Bylaws adopted by the Board of Directors may be amended by the affirmative vote of not less than 80% of each class of capital stock of First Macon having voting power. First Macon shareholders may prescribe that any bylaw adopted by them may not be amended by the Board of Directors.

     BancGroup. Under the DGCL, a Delaware corporation's certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. The BancGroup Certificate requires "supermajority" shareholder approval to amend or repeal any provision of, or adopt any provision inconsistent with, certain provisions in the BancGroup Certificate governing (i) the election or removal of directors,
(ii) business combinations between BancGroup and a Related Person, and (iii) board of director evaluation of business combination procedures. See "BancGroup Capital Stock and Debentures -- Changes in Control."

     As is permitted by the DGCL, the BancGroup Certificate gives the Board of Directors the power to adopt, amend or repeal the bylaws. The shareholders entitled to vote have concurrent power to adopt, amend or repeal the BancGroup Bylaws.

RIGHTS OF DISSENTING SHAREHOLDERS

     First Macon. Under the FICG, shareholders of First Macon have the right under certain circumstances, including a merger by or sale of substantially all of the assets of First Macon, to dissent from such transaction and receive the fair value of his or her shares in cash in lieu of the consideration he or she would otherwise have received in the transaction. The statutory provisions setting forth such dissenters rights are more fully described under "The
Merger -- Rights of Dissenting Shareholders."

     BancGroup. Under the DGCL, a shareholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair value of his or her shares in cash in lieu of the consideration he or she otherwise would have received in the transaction. For this purpose, "fair value" may be determined by all generally accepted techniques of valuation used in the financial community, excluding any element of value arising from the accomplishment or expectation of the transaction, but including elements of future value that are known or susceptible of proof. Such fair value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. Appraisal rights are not available, however, to shareholders of a corporation (i) if the shares are listed on a national securities exchange (as is BancGroup Common Stock) or quoted on the Nasdaq National Market System, or held of record by more than 2,000 shareholders (as is BancGroup Common Stock), and (ii) shareholders are permitted by the terms of the Merger or consolidation to accept in exchange for their shares (a) shares of stock of the surviving or resulting corporation, (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 shareholders,
(c) cash in lieu of fractional shares of such stock, or (d) any combination thereof. Shareholders are not permitted appraisal rights in a merger if such corporation is the surviving corporation and no vote of its shareholders is required.

PREFERRED STOCK

     First Macon. First Macon has no authorized classes of capital stock other than First Macon Common Stock.

     BancGroup. The BancGroup Certificate authorizes the issuance of 1,000,000 shares of Preference Stock from time to time by resolution of the BancGroup Board of Directors. Currently, no shares of Preference Stock are issued and outstanding. See "BancGroup Capital Stock and Debentures -- Preference Stock."

EFFECT OF THE MERGER ON FIRST MACON SHAREHOLDERS

     As of the Record Date, First Macon had                shareholders of
record and 1,076,604 outstanding shares of common stock. As of February 27, 1998, BancGroup had 48,092,093 shares of BancGroup Common Stock outstanding with 8,476 shareholders of record.

     Assuming that no dissenters' rights of appraisal are exercised in the Merger, that 1,076,604 shares of First Macon Common Stock are outstanding on the Effective Date and a Market Value of BancGroup Common Stock of $31.83125 on the Effective Date (as of June 17, 1998, the ten-day average of the closing prices of BancGroup Common Stock was $31.83125 per share), BancGroup will issue to shareholders of First Macon a total of 1,916,368 shares of BancGroup Common Stock in the Merger. Based on those assumptions, the 1,916,368 shares of BancGroup Common Stock would represent approximately 3.76% of the total number of shares of BancGroup Common Stock outstanding following the Merger, not counting any additional shares BancGroup may issue.

     The issuance of the BancGroup Common Stock pursuant to the Merger will reduce the percentage interest of the BancGroup Common Stock currently held by each principal shareholder and each director and officer of BancGroup. Based upon the foregoing assumptions, as a group, the directors and executive officers of BancGroup who owned, as of March 31, 1998, approximately 9.89% of BancGroup's outstanding shares would own approximately 9.53% after the Merger.

     BancGroup has entered into agreements pursuant to which additional shares of BancGroup Common Stock will be issued. See "Business of BancGroup -- Recently Completed and Other Proposed Business Combinations."

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)
                                 (IN THOUSANDS)

    The following summary includes (i) the condensed consolidated statement of condition of BancGroup and subsidiaries as of March 31, 1998, (ii) the condensed consolidated statement of condition of Commercial Bank of Nevada ("Completed Business Combination") as of March 31, 1998, (iii) adjustments to give effect to the completed pooling-of-interests method business combination with Commercial Bank of Nevada (iv) the condensed statement of condition of First Macon as of March 31, 1998, (v) adjustments to give effect to the proposed pooling-of-interests method business combination with First Macon, (vi) the combined presentation of the condensed statements of condition of the other probable business combinations with CNB Holding Company, FirstBank and Prime Bank of Central Florida ("Other Probable Business Combinations") as of March 31, 1998, (v) adjustments to give effect to the proposed pooling-of-interests method business combinations with the Other Probable Business Combinations, (vi) the pro forma combined condensed statement of condition of BancGroup and subsidiaries as if such combinations had occurred on March 31, 1998.

    The pro forma statement of condition excludes the effect of an immaterial pending business combination with Interwest Bancorp located in Reno, Nevada.

    These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of condition of BancGroup and subsidiaries, incorporated by reference herein. The pro forma information provided below may not be indicative of future results.

                                                                        MARCH 31, 1998
                                    ---------------------------------------------------------------------------------------
                                    CONSOLIDATED    COMPLETED
                                      COLONIAL      BUSINESS     ADJUSTMENTS/    FIRST MACON    ADJUSTMENTS/
                                     BANCGROUP     COMBINATION   (DEDUCTIONS)    BANK & TRUST   (DEDUCTIONS)      SUBTOTAL
                                    ------------   -----------   ------------    ------------   ------------     ----------
ASSETS
Cash and due from banks...........   $  311,523     $  7,313                       $ 10,000                      $  328,836
Interest-bearing deposits in
 banks............................       17,949       31,455                          9,120                          58,524
Securities held for trading.......       24,824            0                             --                          24,824
Securities available for sale.....      745,655        3,000                         18,323                         766,978
Investment securities.............      265,711        4,652                         16,792                         287,155
Mortgage loans held for sale......      455,716                                                                     455,716
Loans, net of unearned income.....    5,724,844       82,414                        134,450                       5,941,708
Less: Allowance for possible loan
 losses...........................      (69,680)      (1,139)                        (1,700)                        (72,519)
                                     ----------     --------       -------         --------       --------       ----------
Loans, net........................    5,655,164       81,275            --          132,750             --        5,869,189
Premises and equipment, net.......      146,448        2,677                          6,148                         155,273
Excess of cost over tangible and
 identified intangible assets
 acquired, net....................       78,861                                                                      78,861
Mortgage servicing rights.........      151,412                                                                     151,412
Other real estate owned...........       12,530                                          27                          12,557
Accrued interest and other
 assets...........................      140,566          976                          2,061                         143,603
                                     ----------     --------       -------         --------       --------       ----------
      Total Assets................   $8,006,359     $131,348       $    --         $195,221       $     --       $8,332,928
                                     ==========     ========       =======         ========       ========       ==========

LIABILITIES AND SHAREHOLDERS'
 EQUITY
Deposits..........................   $6,082,744     $119,693                       $177,273                      $6,379,710
FHLB short-term borrowings........      460,000                                                                     460,000
Other short-term borrowings.......      287,468                                                                     287,468
Subordinated debt.................       13,125                                                                      13,125
Trust preferred securities........       70,000                                                                      70,000
FHLB long-term debt...............      283,693                                                                     283,693
Other long-term debt..............       93,608                                                                      93,608
Other liabilities.................      144,135        1,006       $   159(1)         2,665       $    624(2)       148,589


                                     ----------     --------       -------         --------       --------       ----------
      Total liabilities...........    7,434,773      120,699           159          179,938            624        7,736,193
Preferred Stock
Common Stock......................      120,323          842          (842)(1)          537           (537)(2)      127,065
                                                                     2,105(1)                        4,636(2)
Additional paid in capital........      230,682        8,264        (8,264)(1)        9,521         (9,521)(2)      243,104
                                                                     7,001(1)                        5,422(2)
Retained earnings.................      221,544        1,543          (159)(1)        5,105           (624)(2)      227,409
Treasury Stock....................                        --            --               --             --               --
Unearned compensation.............       (3,604)          --                                                         (3,604)
Unrealized gain (loss) on
 securities available for sale,
 net of taxes.....................        2,641           --            --              120                           2,761
                                     ----------     --------       -------         --------       --------       ----------
      Total shareholders'
       equity.....................      571,586       10,649          (159)          15,283           (624)         596,735
                                     ----------     --------       -------         --------       --------       ----------
      Total liabilities and
       equity.....................   $8,006,359     $131,348       $    --         $195,221       $     --       $8,332,928
                                     ==========     ========       =======         ========       ========       ==========
Capital Ratios:
 Capital Ratio....................         8.10%
 Tangible Leverage Ratio..........         7.36
 Tier One Capital Ratio*..........         9.77
 Total Capital Ratio*.............        11.08

                                                   MARCH 31, 1998
                                    --------------------------------------------
                                    OTHER PROBABLE                    PRO FORMA
                                       BUSINESS      ADJUSTMENTS/      COMBINED
                                     COMBINATIONS    (DEDUCTIONS)       TOTAL
                                    --------------   ------------     ----------
ASSETS
Cash and due from banks...........    $   26,704                      $  355,540
Interest-bearing deposits in
 banks............................        55,554                         114,078
Securities held for trading.......                                        24,824
Securities available for sale.....        40,917                         807,895
Investment securities.............        34,824                         321,979
Mortgage loans held for sale......                                       455,716
Loans, net of unearned income.....       156,231                       6,097,939
Less: Allowance for possible loan
 losses...........................        (1,504)                        (74,023)
                                      ----------       -------        ----------
Loans, net........................       154,727            --         6,023,916
Premises and equipment, net.......         5,998                         161,271
Excess of cost over tangible and
 identified intangible assets
 acquired, net....................            44                          78,905
Mortgage servicing rights.........                                       151,412
Other real estate owned...........            22                          12,579
Accrued interest and other
 assets...........................         2,540                         146,143
                                      ----------       -------        ----------
      Total Assets................    $  321,330            --        $8,654,258
                                      ==========       =======        ==========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Deposits..........................    $  281,148                      $6,660,858
FHLB short-term borrowings........                                       460,000
Other short-term borrowings.......     15,005.00                         302,473
Subordinated debt.................                                        13,125
Trust preferred securities........                                        70,000
FHLB long-term debt...............                                       283,693
Other long-term debt..............                                        93,608
Other liabilities.................         1,302       $    68(3)        150,970
                                                           649(4)
                                                           362(5)
                                      ----------       -------        ----------
      Total liabilities...........       297,455         1,079         8,034,727
Preferred Stock
Common Stock......................         2,253        (1,700)(3)       133,632
                                                          (153)(4)
                                                          (400)(5)
                                                         3,192(3)
                                                         2,115(4)
                                                         1,260(5)
Additional paid in capital........         9,333        (4,800)(3)       247,403
                                                          (762)(4)
                                                        (3,771)(5)
                                                         3,308(3)
                                                        (1,920)(4)
                                                         2,911(5)
Retained earnings.................        12,810           (68)(3)       239,140
                                                          (649)(4)
                                                          (362)(5)
Treasury Stock....................          (720)          720                --
Unearned compensation.............                                        (3,604)
Unrealized gain (loss) on
 securities available for sale,
 net of taxes.....................           199                           2,960
                                      ----------       -------        ----------
      Total shareholders'
       equity.....................        23,875        (1,079)          619,531
                                      ----------       -------        ----------
      Total liabilities and
       equity.....................    $  321,330       $    --        $8,654,258
                                      ==========       =======        ==========
Capital Ratios:
 Capital Ratio....................                                          8.10%
 Tangible Leverage Ratio..........                                          7.41
 Tier One Capital Ratio*..........                                          9.90
 Total Capital Ratio*.............                                         11.19

---------------

* Based on risk weighted assets.

                         COMPLETED BUSINESS COMBINATION

COMMERCIAL BANK OF NEVADA
  (pooling of interests)

(1) (A) To record the issuance of 842,157 shares of BancGroup Common Stock in exchange for all of the outstanding shares of Commercial Bank of Nevada

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
Commercial Bank of Nevada outstanding shares................    842,157
Conversion ratio............................................      1.000
                                                               --------
BancGroup shares to be issued...............................                 842,157
Par value of 842,157 shares issued at $2.50 per share.......                $  2,105
Shares issued at par value..................................   $  2,105
          Total capital stock of Commercial Bank of
            Nevada..........................................      9,106
                                                               --------
Excess recorded as an increase to contributed capital.......                   7,001
                                                                            --------
                                                                            $  9,106
To eliminate Commercial Bank of Nevada
  Common stock, at par value................................                $   (842)
  Contributed capital.......................................                  (8,264)
                                                                            --------
                                                                              (9,106)
                                                                            --------
  Net change in equity......................................                $     --
                                                                            ========
(B) To record possible nonrecurring charges associated with contract buy-outs, professional fees and other nonrecurring one-time
    restructuring charges, net of taxes..................................   $   (159)
                                                                            ========

                         PENDING BUSINESS COMBINATIONS

FIRST MACON BANK & TRUST
  (pooling of interests)

(2) (A) To record the issuance of 1,854,467 shares of BancGroup Common Stock in exchange for all of the outstanding shares of First Macon Bank & Trust

First Macon Bank & Trust outstanding shares.................   1,076,604
Conversion ratio............................................      1.7225
                                                              ----------
BancGroup shares to be issued...............................                1,854,467
Par value of 1,854,467 shares issued at $2.50 per share.....               $    4,636
Shares issued at par value..................................  $    4,636
          Total capital stock of First Macon Bank & Trust...      10,058
                                                              ----------
Excess recorded as an increase to contributed capital.......                    5,422
                                                                           ----------
                                                                           $   10,058
To eliminate First Macon Bank & Trust
  Common stock, at par value................................               $     (537)
  Contributed capital.......................................                   (9,521)
                                                                           ----------
                                                                              (10,058)
                                                                           ----------
          Net change in equity..............................               $       --
                                                                           ==========
(B) To record possible nonrecurring charges associated with severence payable to terminated employees, contract buy-outs, fixed assets write-offs and other nonrecurring one-time restructuring charges,
    net of taxes........................................................   $     (624)
                                                                           ==========

FIRSTBANK
  (pooling of interests)

(3) (A) To record the issuance of 1,276,844 shares of BancGroup Common Stock in exchange for all of the outstanding shares of FirstBank

  FirstBank outstanding shares..............................   340,000
  Conversion ratio..........................................    3.7554
                                                              --------
  BancGroup shares to be issued.............................              1,276,844
  Par value of 1,276,844 shares issued at $2.50 per share...             $    3,192
  Shares issued at par value................................  $  3,192
          Total capital stock of FirstBank..................     6,500
                                                              --------
  Excess recorded as an increase to contributed capital.....                  3,308
                                                                         ----------
                                                                         $    6,500
  To eliminate FirstBank
     Common stock, at par value.............................             $   (1,700)
     Contributed capital....................................                 (4,800)
                                                                         ----------
                                                                             (6,500)
                                                                         ----------
          Net change in equity..............................             $       --
                                                                         ==========
(B) To record possible nonrecurring charges associated with
    professional fees, fixed asset write-offs and other nonrecurring
    one-time restructuring charges, net of taxes......................   $      (68)
                                                                         ==========

CNB HOLDING COMPANY
  (pooling of interests)

(4) (A) To record the issuance of 846,149 shares of BancGroup Common Stock in exchange for all of the outstanding shares of CNB Holding Company

CNB Holding Company outstanding shares......................   145,418
Conversion ratio............................................    5.8187
                                                              --------
BancGroup shares to be issued...............................              846,149
Par value of 846,149 shares issued at $2.50 per share.......             $  2,115
Shares issued at par value..................................  $  2,115
          Total capital stock of CNB Holding Company........  $    195
                                                              --------
Excess recorded as a decrease to contributed capital........               (1,920)
                                                                         --------
                                                                         $    195
To eliminate CNB Holding Company
  Common stock, at par value................................             $   (153)
  Contributed capital.......................................                 (762)
  Treasury stock............................................                  720
                                                                         --------
                                                                             (195)
                                                                         --------
          Net change in equity..............................             $     --
                                                                         ========
(B) To record possible nonrecurring charges associated with severence payable to terminated employees, noncompete agreements, fixed assets write-offs and other nonrecurring one-time restructuring
    charges, net of taxes.............................................   $   (649)
                                                                         ========

PRIME BANK OF CENTRAL FLORIDA
  (pooling of interests)

(5) (A) To record the issuance of 503,926 shares of BancGroup Common Stock in exchange for all of the outstanding shares of Prime Bank of Central Florida

Prime Bank of Central Florida outstanding shares............   400,000
Conversion ratio............................................    1.2598
                                                              --------
BancGroup shares to be issued...............................              503,926
Par value of 503,926 shares issued at $2.50 per share.......             $  1,260
Shares issued at par value..................................  $  1,260
          Total capital stock of Prime Bank of Central
            Florida.........................................  $  4,171
                                                              --------
Excess recorded as an increase to contributed capital.......                2,911
                                                                         --------
                                                                         $  4,171
To eliminate Prime Bank of Central Florida
  Common stock, at par value................................             $   (400)
  Contributed capital.......................................               (3,771)
                                                                         --------
                                                                           (4,171)
                                                                         --------
          Net change in equity..............................             $     --
                                                                         ========
(B) To record possible nonrecurring charges associated with severence payable to terminated employees, contract buy-outs, fixed assets write-offs and other nonrecurring one-time restructuring charges,
    net of taxes......................................................   $   (362)
                                                                         ========

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)
                                 (IN THOUSANDS)

     The following summary includes (i) the condensed consolidated statements of income of BancGroup and subsidiaries on a historical basis for the three months ended March 31, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995,(ii) the condensed statements of income Commercial Bank of Nevada for the three months ended March 31, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995, (iii) adjustments to give effect to the completed pooling-of interests method business combination with Commercial Bank of Nevada,
(iv) the condensed statements of income of First Macon for the three months ended March 31, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995, (v) adjustments to give effect to the proposed pooling-of-interests method business combination with First Macon Bank & Trust (vi) the combined presentation of the condensed statements of income of CNB Holding Company, FirstBank and Prime Bank of Central Florida ("Other Probable Business Combinations") for the three months ended March 31, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995, (vii) adjustments to give effect to the proposed pooling-of-interests method business combinations with the Other Probable Business Combinations, (viii) the pro forma statements of income of BancGroup and subsidiaries as if such business combinations had occurred on January 1, 1995.

     The pro forma statements of income exclude the effect of an immaterial pending business combination with Interwest Bancorp located in Reno, Nevada.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of BancGroup and subsidiaries, incorporated by reference herein. The pro forma information provided may not necessarily be indicative of future results.

                                                 THREE MONTHS ENDED MARCH 31, 1998
                       -------------------------------------------------------------------------------------

                       CONSOLIDATED    COMPLETED
                         COLONIAL      BUSINESS     ADJUSTMENTS/   FIRST MACON    ADJUSTMENTS/
                        BANCGROUP     COMBINATION   (DEDUCTIONS)   BANK & TRUST   (DEDUCTIONS)    SUBTOTAL
                       ------------   -----------   ------------   ------------   ------------   -----------
Interest income......  $   146,034     $  2,736      $      --      $    3,789    $        --    $   152,559
Interest expense.....       72,602        1,077             --           1,812             --         75,491
                       -----------     --------      ---------      ----------    -----------    -----------
Net interest
 income..............       73,432        1,659             --           1,977             --         77,068
Provision for
 possible loan
 losses..............        3,670           80                             90                         3,840
                       -----------     --------      ---------      ----------    -----------    -----------
Net interest income
 after provision for
 loan losses.........       69,762        1,579             --           1,887             --         73,228
                       -----------     --------      ---------      ----------    -----------    -----------
Noninterest income...       26,075           95             --             402             --         26,572
Noninterest
 expense.............       66,934        1,116             --           1,292             --         69,342
                       -----------     --------      ---------      ----------    -----------    -----------
Income before income
 taxes...............       28,903          558             --             997             --         30,458
Applicable income
 taxes...............       10,953          199             --             324                        11,476
                       -----------     --------      ---------      ----------    -----------    -----------
Net income...........  $    17,950     $    359      $      --      $      673    $        --    $    18,982
                       ===========     ========      =========      ==========    ===========    ===========
Average basic shares
 outstanding.........   47,779,000      842,157       (842,157)      1,073,854     (1,073,854)    50,470,871
                                                       842,157                      1,849,714
Average diluted
 shares
 outstanding.........   49,178,000      842,157       (842,157)      1,073,854     (1,073,854)    51,869,871
                                                       842,157                      1,849,714
Earnings per share:
   Basic.............  $      0.38                                                               $      0.38
   Diluted...........  $      0.37                                                               $      0.37

                           THREE MONTHS ENDED MARCH 31, 1998
                       ------------------------------------------
                          OTHER
                         PROBABLE                      PRO FORMA
                         BUSINESS     ADJUSTMENTS/     COMBINED
                       COMBINATIONS   (DEDUCTIONS)       TOTAL
                       ------------   ------------    -----------
Interest income......    $  5,437      $       --     $   157,996
Interest expense.....       2,111              --          77,602
                         --------      ----------     -----------
Net interest
 income..............       3,326              --          80,394
Provision for
 possible loan
 losses..............          49                           3,889
                         --------      ----------     -----------
Net interest income
 after provision for
 loan losses.........       3,277              --          76,505
                         --------      ----------     -----------
Noninterest income...         289                          26,861
Noninterest
 expense.............       1,797              --          71,139
                         --------      ----------     -----------
Income before income
 taxes...............       1,769              --          32,227
Applicable income
 taxes...............         196             352(1)       12,024
                         --------      ----------     -----------
Net income...........    $  1,573      $     (352)    $    20,203
                         ========      ==========     ===========
Average basic shares
 outstanding.........     885,142        (885,142)     53,096,208
                                        2,625,337
Average diluted
 shares
 outstanding.........     885,142        (885,142)     54,513,410
                                        2,643,539
Earnings per share:
   Basic.............                                 $      0.38
   Diluted...........                                 $      0.37

                                                 THREE MONTHS ENDED MARCH 31, 1997
                       -------------------------------------------------------------------------------------
                       CONSOLIDATED
                         COLONIAL      COMPLETED
                        BANCGROUP      BUSINESS     ADJUSTMENTS/   FIRST MACON    ADJUSTMENTS/
                       (RESTATED)*    COMBINATION   (DEDUCTIONS)   BANK & TRUST   (DEDUCTIONS)    SUBTOTAL
                       ------------   -----------   ------------   ------------   ------------   -----------
Interest income......  $   127,044     $  1,616      $      --      $    3,233    $        --    $   131,893
Interest expense.....       62,969          620             --           1,414             --         65,003
                       -----------     --------      ---------      ----------    -----------    -----------
Net interest
 income..............       64,075          996             --           1,819             --         66,890
Provision for
 possible loan
 losses..............        3,056          241                            111                         3,408
                       -----------     --------      ---------      ----------    -----------    -----------
Net interest income
 after provision for
 loan losses.........       61,019          755             --           1,708             --         63,482
                       -----------     --------      ---------      ----------    -----------    -----------
Noninterest income...       20,105           74             --             341             --         20,520
Noninterest
 expense.............       50,631          662             --           1,136             --         52,429
                       -----------     --------      ---------      ----------    -----------    -----------
Income before income
 taxes...............       30,493          167             --             913             --         31,573
Applicable income
 taxes...............       11,021           57             --             282                        11,360
                       -----------     --------      ---------      ----------    -----------    -----------
Net income...........  $    19,472     $    110      $      --      $      631    $        --    $    20,213
                       ===========     ========      =========      ==========    ===========    ===========
Average basic shares
 outstanding.........   45,969,000      842,157       (842,157)      1,070,933     (1,070,933)    48,655,839
                                                       842,157                      1,844,682
Average diluted
 shares
 outstanding.........   47,845,000      842,157       (842,157)      1,070,933     (1,070,933)    50,531,839
                                                       842,157                      1,844,682
Earnings per share:
   Basic.............  $      0.42                                                               $      0.42
   Diluted...........  $      0.41                                                               $      0.40

                            THREE MONTHS ENDED MARCH 31, 1997
                       -------------------------------------------

                       OTHER PROBABLE                   PRO FORMA
                          BUSINESS      ADJUSTMENTS/    COMBINED
                        COMBINATIONS    (DEDUCTIONS)      TOTAL
                       --------------   ------------   -----------
Interest income......     $  4,415       $      --     $   136,308
Interest expense.....        1,691              --          66,694
                          --------       ---------     -----------
Net interest
 income..............        2,724              --          69,614
Provision for
 possible loan
 losses..............           35                           3,443
                          --------       ---------     -----------
Net interest income
 after provision for
 loan losses.........        2,689              --          66,171
                          --------       ---------     -----------
Noninterest income...          284                          20,804
Noninterest
 expense.............        1,653              --          54,082
                          --------       ---------     -----------
Income before income
 taxes...............        1,320              --          32,893
Applicable income
 taxes...............          491              --          11,851
                          --------       ---------     -----------
Net income...........     $    829       $      --     $    21,042
                          ========       =========     ===========
Average basic shares
 outstanding.........      890,729        (890,729)     51,306,923
                                         2,651,084
Average diluted
 shares
 outstanding.........      890,729        (890,729)     53,205,460
                                         2,673,621
Earnings per share:
   Basic.............                                  $      0.41
   Diluted...........                                  $      0.40

---------------

* Restated to give retroactive effect to the February 1998 pooling-of-interests business combinations with United American Holding Corporation, First Central Bank and South Florida Banking Corp.

                                                   YEAR ENDED DECEMBER 31, 1997
                       -------------------------------------------------------------------------------------
                       CONSOLIDATED
                         COLONIAL      COMPLETED
                        BANCGROUP      BUSINESS     ADJUSTMENTS/   FIRST MACON    ADJUSTMENTS/
                       (RESTATED)*    COMBINATION   (DEDUCTIONS)   BANK & TRUST   (DEDUCTIONS)    SUBTOTAL
                       ------------   -----------   ------------   ------------   ------------   -----------
Interest income......  $   540,699     $  8,381      $      --      $   14,407    $        --    $   563,487
Interest expense.....      267,084        3,286             --           6,657             --        277,027
                       -----------     --------      ---------      ----------    -----------    -----------
Net interest
 income..............      273,615        5,095             --           7,750             --        286,460
Provision for
 possible loan
 losses..............       14,860          874                            178                        15,912
                       -----------     --------      ---------      ----------    -----------    -----------
Net interest income
 after provision for
 loan losses.........      258,755        4,221             --           7,572             --        270,548
                       -----------     --------      ---------      ----------    -----------    -----------
Noninterest income...       92,550          362             --           1,559             --         94,471
Noninterest
 expense.............      220,232        3,108             --           5,056             --        228,396
                       -----------     --------      ---------      ----------    -----------    -----------
Income before income
 taxes...............      131,073        1,475             --           4,075             --        136,623
Applicable income
 taxes...............       48,557          507             --           1,335                        50,399
                       -----------     --------      ---------      ----------    -----------    -----------
Net income...........  $    82,516     $    968      $      --      $    2,740    $        --    $    86,224
                       ===========     ========      =========      ==========    ===========    ===========
Average basic shares
 outstanding.........   46,536,000      842,157       (842,157)      1,072,977     (1,072,977)    49,226,360
                                                       842,157                      1,848,203
Average diluted
 shares
 outstanding.........   48,158,000      842,157       (842,157)      1,072,977     (1,072,977)    50,848,360
                                                       842,157                      1,848,203
Earnings per share:
   Basic.............  $      1.77                                                               $      1.75
   Diluted...........  $      1.72                                                               $      1.70

                              YEAR ENDED DECEMBER 31, 1997
                       -------------------------------------------

                       OTHER PROBABLE                   PRO FORMA
                          BUSINESS      ADJUSTMENTS/    COMBINED
                        COMBINATIONS    (DEDUCTIONS)      TOTAL
                       --------------   ------------   -----------
Interest income......     $ 19,286       $       --    $   582,773
Interest expense.....        7,437               --        284,464
                          --------       ----------    -----------
Net interest
 income..............       11,849               --        298,309
Provision for
 possible loan
 losses..............          210                          16,122
                          --------       ----------    -----------
Net interest income
 after provision for
 loan losses.........       11,639               --        282,187
                          --------       ----------    -----------
Noninterest income...        1,343                          95,814
Noninterest
 expense.............        6,550               --        234,946
                          --------       ----------    -----------
Income before income
 taxes...............        6,432               --        143,055
Applicable income
 taxes...............        1,480              913(1)      52,792
                          --------       ----------    -----------
Net income...........     $  4,952       $     (913)   $    90,263
                          ========       ==========    ===========
Average basic shares
 outstanding.........      887,921         (887,921)    51,866,201
                                          2,639,841
Average diluted
 shares
 outstanding.........      887,921         (887,921)    53,508,119
                                          2,659,759
Earnings per share:
   Basic.............                                  $      1.74
   Diluted...........                                  $      1.69

---------------

* Restated to give retroactive effect to the February 1998 pooling-of-interests business combinations with United American Holding Corporation, First Central Bank and South Florida Banking Corp.

                                                      YEAR ENDED DECEMBER 31, 1996
                          -------------------------------------------------------------------------------------
                          CONSOLIDATED
                            COLONIAL      COMPLETED
                           BANCGROUP      BUSINESS     ADJUSTMENTS/   FIRST MACON    ADJUSTMENTS/
                          (RESTATED)*    COMBINATION   (DEDUCTIONS)   BANK & TRUST   (DEDUCTIONS)    SUBTOTAL
                          ------------   -----------   ------------   ------------   ------------   -----------
Interest income.........  $   444,082     $  4,031      $      --      $   11,384    $        --    $   459,497
Interest expense........      219,494        1,194             --           5,017             --        225,705
                          -----------     --------      ---------      ----------    -----------    -----------
Net interest income.....      224,588        2,837             --           6,367             --        233,792
Provision for possible
 loan losses............       13,564          344                            376                        14,284
                          -----------     --------      ---------      ----------    -----------    -----------
Net interest income
 after provision for
 loan losses............      211,024        2,493             --           5,991             --        219,508
                          -----------     --------      ---------      ----------    -----------    -----------
Noninterest income......       74,860          225             --           1,339             --         76,424
Noninterest expense.....      198,971        1,896             --           4,336             --        205,203
                          -----------     --------      ---------      ----------    -----------    -----------
Income before income
 taxes..................       86,913          822             --           2,994             --         90,729
Applicable income
 taxes..................       30,631           93             --             883                        31,607
                          -----------     --------      ---------      ----------    -----------    -----------
Net income..............  $    56,282     $    729      $      --      $    2,111    $        --    $    59,122
                          ===========     ========      =========      ==========    ===========    ===========
Average basic shares
 outstanding............   42,839,000      658,452       (658,452)      1,063,789     (1,063,789)    45,329,829
                                                          658,452                      1,832,377
Average diluted shares
 outstanding............   44,776,000      658,452       (658,452)      1,063,789     (1,063,789)    47,300,867
                                                          692,490                      1,832,377
Earnings per share:
   Basic................  $      1.31                                                               $      1.30
   Diluted..............  $      1.27                                                               $      1.26

                                 YEAR ENDED DECEMBER 31, 1996
                          -------------------------------------------

                          OTHER PROBABLE                   PRO FORMA
                             BUSINESS      ADJUSTMENTS/    COMBINED
                           COMBINATIONS    (DEDUCTIONS)      TOTAL
                          --------------   ------------   -----------
Interest income.........     $ 16,516       $       --    $   476,013
Interest expense........        6,238               --        231,943
                             --------       ----------    -----------
Net interest income.....       10,278               --        244,070
Provision for possible
 loan losses............          156                          14,440
                             --------       ----------    -----------
Net interest income
 after provision for
 loan losses............       10,122               --        229,630
                             --------       ----------    -----------
Noninterest income......        1,151                          77,575
Noninterest expense.....        6,348               --        211,551
                             --------       ----------    -----------
Income before income
 taxes..................        4,925               --         95,654
Applicable income
 taxes..................        1,766               --         33,373
                             --------       ----------    -----------
Net income..............     $  3,159       $       --    $    62,281
                             ========       ==========    ===========
Average basic shares
 outstanding............      892,209         (892,209)    47,985,688
                                             2,655,859
Average diluted shares
 outstanding............      892,209         (892,209)    49,979,921
                                             2,679,054
Earnings per share:
   Basic................                                  $      1.30
   Diluted..............                                  $      1.25

---------------

* Restated to give retroactive effect to the February 1998 pooling-of-interests business combinations with United American Holding Corporation, First Central Bank and South Florida Banking Corp.

                                                      YEAR ENDED DECEMBER 31, 1995
                          -------------------------------------------------------------------------------------
                          CONSOLIDATED
                            COLONIAL      COMPLETED
                           BANCGROUP      BUSINESS     ADJUSTMENTS/   FIRST MACON    ADJUSTMENTS/
                          (RESTATED)*    COMBINATION   (DEDUCTIONS)   BANK & TRUST   (DEDUCTIONS)    SUBTOTAL
                          ------------   -----------   ------------   ------------   ------------   -----------
Interest income.........  $   371,985     $  1,492      $      --      $    9,341    $        --    $   382,818
Interest expense........      182,441          297             --           4,063             --        186,801
                          -----------     --------      ---------      ----------    -----------    -----------
Net interest income.....      189,544        1,195             --           5,278             --        196,017
Provision for possible
 loan losses............       10,180          192                            325                        10,697
                          -----------     --------      ---------      ----------    -----------    -----------
Net interest income
 after provision for
 loan losses............      179,364        1,003             --           4,953             --        185,320
                          -----------     --------      ---------      ----------    -----------    -----------
Noninterest income......       63,479           76             --           1,061             --         64,616
Noninterest expense.....      164,739        1,316             --           3,557             --        169,612
                          -----------     --------      ---------      ----------    -----------    -----------
Income before income
 taxes..................       78,104         (237)            --           2,457             --         80,324
Applicable income
 taxes..................       27,462           --             --             714                        28,176
                          -----------     --------      ---------      ----------    -----------    -----------
Net income..............  $    50,642     $   (237)     $      --      $    1,743    $        --    $    52,148
                          ===========     ========      =========      ==========    ===========    ===========
Average basic shares
 outstanding............   39,787,000      508,088       (508,088)      1,027,392     (1,027,392)    42,064,771
                                                          508,088                      1,769,683
Average diluted shares
 outstanding............   43,649,000      508,088       (508,088)      1,027,392     (1,027,392)    45,926,771
                                                          508,088                      1,769,683
Earnings per share:
   Basic................  $      1.27                                                               $      1.24
   Diluted..............  $      1.18                                                               $      1.16

                                 YEAR ENDED DECEMBER 31, 1995
                          -------------------------------------------

                          OTHER PROBABLE                   PRO FORMA
                             BUSINESS      ADJUSTMENTS/    COMBINED
                           COMBINATIONS    (DEDUCTIONS)      TOTAL
                          --------------   ------------   -----------
Interest income.........     $ 14,721       $             $   397,539
Interest expense........        5,592               --        192,393
                             --------       ----------    -----------
Net interest income.....        9,129               --        205,146
Provision for possible
 loan losses............          237                          10,934
                             --------       ----------    -----------
Net interest income
 after provision for
 loan losses............        8,892               --        194,212
                             --------       ----------    -----------
Noninterest income......        1,039                          65,655
Noninterest expense.....        5,663               --        175,275
                             --------       ----------    -----------
Income before income
 taxes..................        4,268               --         84,592
Applicable income
 taxes..................        1,506               --         29,682
                             --------       ----------    -----------
Net income..............     $  2,762       $       --    $    54,910
                             ========       ==========    ===========
Average basic shares
 outstanding............      897,518         (897,518)    44,741,488
                                             2,676,717
Average diluted shares
 outstanding............      897,518         (897,518)    48,613,683
                                             2,686,912
Earnings per share:
   Basic................                                  $      1.23
   Diluted..............                                  $      1.15

---------------

* Restated to give retroactive effect to the February 1998 pooling-of-interests business combinations with United American Holding Corporation, First Central Bank and South Florida Banking Corp.

                             PRO FORMA ADJUSTMENTS

     Adjustments applicable to the pooling-of-interests method business combination with FirstBank.

     1) To record a provision for income taxes for FirstBank as if FirstBank had merged with BancGroup on January 1, 1995. Subsequent to its S-Corporation election as of January 1, 1997, FirstBank does not include a provision for income taxes in their 1998 and 1997 financial statements.

                              NONRECURRING CHARGES
                                 (IN THOUSANDS)

     The following table reflects the primary components of the nonrecurring charges and related tax effect which will result directly from the business combinations and which will be included in BancGroup's results. These charges are not reflected in the condensed pro forma statements of income but are reflected in the condensed pro forma statement of condition. (Please refer to BancGroup's Current Report on Form 8-K dated March 16, 1998 and incorporated by reference herein.)

                         COMPLETED BUSINESS COMBINATION

(1) Possible adjustments applicable to the pooling of interest method business combination with Commercial Bank:

Increase in expense:
  Contract buy-outs.........................................  $  (24)
  Professional fees.........................................    (103)
  Write-off of fixed assets.................................    (128)
                                                              ------
Net decrease in income before tax...........................    (255)
Tax effect of the pro forma adjustments.....................      96
                                                              ------
          Net decrease in income............................  $ (159)
                                                              ======

                         PENDING BUSINESS COMBINATIONS

(2) Possible adjustments applicable to the pooling of interest method business combination with First Macon:

Increase in expense:
  Contract buy-outs.........................................  $(153)
  Potential severence payable to terminated employees.......   (162)
  Professional fees.........................................   (305)
  Write-off of other assets.................................    (51)
  Write-off of fixed assets.................................   (328)
                                                              -----
Net decrease in income before tax...........................   (999)
Tax effect of the pro forma adjustments.....................    375
                                                              -----
          Net decrease in income............................  $(624)
                                                              =====

(3) Possible adjustments applicable to the pooling of interest method business combination with FirstBank:

Increase in expense:
  Professional fees.........................................  $(100)
  Write-off of fixed assets.................................     (8)
                                                              -----
Net decrease in income before tax...........................   (108)
Tax effect of the pro forma adjustment......................     41
                                                              -----
          Net decrease in income............................  $ (68)
                                                              =====

(4) Possible adjustments applicable to the pooling of interest method business combination with CNB Holding Company:

Increase in expense:
  Write-off of fixed assets.................................  $  (199)
  Potential severence to terminated employees...............      (52)
  Non-compete agreements....................................     (183)
  Contract buy-outs.........................................     (570)
  Write-off of other assets.................................      (34)
                                                              -------
Net decrease in income before taxes.........................   (1,038)
Tax effect of the pro forma adjustment......................      389
                                                              -------
          Net decrease in income............................  $  (649)
                                                              =======

(5) Possible adjustments applicable to the pooling of interest method business combination with Prime Bank:

Decrease (increase) in expense:
  Contract buy-outs.........................................  $  (92)
  Potential severence payable to terminated employees.......     (35)
  Professional fees.........................................    (180)
  Other noncompete, salary continuation agreements..........    (124)
  Deferred tax and interest adjustments.....................      50
  Write-off of other assets.................................     (88)
  Write-off of fixed assets.................................    (128)
                                                              ------
Net decrease in income before tax...........................    (597)
Tax effect of the pro forma adjustments.....................     235
                                                              ------
          Net decrease in income............................  $ (362)
                                                              ======

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                  SELECTED FINANCIAL AND OPERATING INFORMATION

     The following tables present certain financial information for BancGroup on a historical and pro forma basis. The first table presents historical and pro forma information for the three months ended March 31, 1998 and 1997. The second table presents historical and pro forma income statements for the years ended December 31, 1997, 1996 and 1995 as well as historical information for the years ended December 31, 1994 and 1993. The final table presents proforma and historical statement of condition data and selected ratios as of March 31, 1998 as well as historical for the years ended December 31, 1997, 1996, 1995, 1994 and 1993.

     The pro forma information includes consolidated BancGroup and subsidiaries and Commercial Bank of Nevada, CNB Holding Company, FirstBank, First Macon and Prime Bank of Central Florida. The pro forma balance sheet data gives effect to the combinations as if they had occurred on March 31, 1998 and the pro forma operating data gives effect to the combinations as if they occurred at the beginning of the earliest period presented.

     The following selected financial information should be read in conjunction with the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and all financial statements included elsewhere in this Prospectus and incorporated by reference. The pro forma information provided below may not be indicative of future results.

                                                                THREE MONTHS ENDED MARCH 31,
                                                       -----------------------------------------------
                                                       BANCGROUP   BANCGROUP    BANCGROUP   BANCGROUP
                                                       PRO FORMA   HISTORICAL   PRO FORMA   HISTORICAL
                                                         1998         1998        1997         1997
                                                       ---------   ----------   ---------   ----------
STATEMENT OF INCOME
Interest income......................................  $157,996     $146,034    $136,308     $127,044
Interest expense.....................................    77,602       72,602      66,694       62,969
                                                       --------     --------    --------     --------
Net interest income..................................    80,394       73,432      69,614       64,075
Provision for possible loan losses...................     3,889        3,670       3,443        3,056
                                                       --------     --------    --------     --------
Net interest income after provision for loan
  losses.............................................    76,505       69,762      66,171       61,019
Noninterest income...................................    26,861       26,075      20,804       20,105
Noninterest expense..................................    62,690       58,485      53,325       49,874
Acquisition and restructuring costs and Year 2000
  expenses...........................................     8,449        8,449         757          757
                                                       --------     --------    --------     --------
Income before income taxes...........................    32,227       28,903      32,893       30,493
Applicable income taxes..............................    12,024       10,953      11,851       11,021
                                                       --------     --------    --------     --------
Net income...........................................  $ 20,203     $ 17,950    $ 21,042     $ 19,472
                                                       ========     ========    ========     ========
Income excluding acquisition and restructuring costs
  and Year 2000 expenses.............................  $ 25,811     $ 23,558    $ 21,648     $ 20,078
                                                       ========     ========    ========     ========
EARNINGS PER SHARE
Income excluding acquisition and restructuring costs
  and
  Year 2000 expenses:
  Basic..............................................  $   0.48     $   0.49    $   0.42     $   0.44
  Diluted............................................  $   0.47     $   0.48    $   0.41     $   0.42
Net income:
  Basic..............................................  $   0.38     $   0.38    $   0.41     $   0.42
  Diluted............................................  $   0.37     $   0.37    $   0.40     $   0.41
Average shares outstanding
  Basic..............................................    53,096       47,779      51,307       45,969
  Diluted............................................    54,513       49,178      53,205       47,845
Cash dividends:
  Common.............................................  $   0.17     $   0.17    $   0.15     $   0.15

                                    YEAR ENDED DECEMBER 31,                           YEAR ENDED DECEMBER 31,
                               ---------------------------------   --------------------------------------------------------------
                               BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP
                               PRO FORMA   PRO FORMA   PRO FORMA   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL
                                 1997        1996        1995        1997*        1996*        1995*        1994*        1993*
                               ---------   ---------   ---------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF INCOME
Interest income..............  $582,773    $476,013    $397,539     $540,699     $444,082     $371,985     $278,223     $224,209
Interest expense.............   284,464     231,943     192,393      267,084      219,494      182,441      113,715       88,568
                               --------    --------    --------     --------     --------     --------     --------     --------
Net interest income..........   298,309     244,070     205,146      273,615      224,588      189,544      164,508      135,641
Provision for possible loan
  losses.....................    16,122      14,440      10,934       14,860       13,564       10,180        8,943       14,437
                               --------    --------    --------     --------     --------     --------     --------     --------
Net interest income after
  provision for loan
  losses.....................   282,187     229,630     194,212      258,755      211,024      179,364      155,565      121,204
Noninterest income...........    95,814      77,575      65,655       92,550       74,860       63,479       56,567       53,655
Noninterest expense..........   228,483     195,168     173,537      213,769      182,588      163,001      154,083      135,471
SAIF special assessment......        --       4,465          --           --        4,465           --           --           --
Acquisition and restructuring
  costs......................     6,463      11,918       1,738        6,463       11,918        1,738        1,348          960
                               --------    --------    --------     --------     --------     --------     --------     --------
Income before income taxes...   143,055      95,654      84,592      131,073       86,913       78,104       56,701       38,428
Applicable income taxes......    52,792      33,373      29,682       48,557       30,631       27,462       18,610       12,216
                               --------    --------    --------     --------     --------     --------     --------     --------
Income before extraordinary
  items......................    90,263      62,281      54,910       82,516       56,282       50,642       38,091       26,212
Extraordinary items..........        --          --          --           --           --           --           --         (396)
Cumulative effect of a change
  in accounting..............        --          --          --           --           --           --           --        3,890
                               --------    --------    --------     --------     --------     --------     --------     --------
Net income...................  $ 90,263    $ 62,281    $ 54,910     $ 82,516     $ 56,282     $ 50,642     $ 38,091     $ 29,706
                               ========    ========    ========     ========     ========     ========     ========     ========
Income excluding SAIF special
  assessment and acquisition
  and restructuring costs....  $ 95,433    $ 74,718    $ 56,300     $ 87,686     $ 68,719     $ 52,032     $ 39,169     $ 26,980
                               ========    ========    ========     ========     ========     ========     ========     ========
EARNINGS PER SHARE
Income excluding SAIF special
  assessment and acquisition
  and restructuring costs:
  Basic......................  $   1.84    $   1.56    $   1.26     $   1.88     $   1.60     $   1.31     $   1.05     $   0.80
  Diluted....................  $   1.78    $   1.49    $   1.16     $   1.83     $   1.54     $   1.22     $   0.98     $   0.76
Income before extraordinary
  items:
  Basic......................  $   1.74    $   1.30    $   1.23     $   1.77     $   1.31     $   1.27     $   1.02     $   0.78
  Diluted....................  $   1.69    $   1.25    $   1.15     $   1.72     $   1.27     $   1.18     $   0.96     $   0.74
Net income:
  Basic......................  $   1.74    $   1.30    $   1.23     $   1.77     $   1.31     $   1.27     $   1.02     $   0.89
  Diluted....................  $   1.69    $   1.25    $   1.15     $   1.72     $   1.27     $   1.18     $   0.96     $   0.84
Average shares outstanding
  Basic......................    51,866      47,986      44,741       46,536       42,839       39,787       37,361       33,512
  Diluted....................    53,508      49,980      48,614       48,158       44,776       43,649       40,993       37,465
Cash dividends:
  Common**...................  $   0.60    $   0.54    $ 0.3375     $   0.60     $   0.54     $ 0.3375     $     --     $     --
  Class A**..................        --          --    $ 0.1125           --           --     $ 0.1125     $  0.400     $  0.355
  Class B**..................        --          --    $ 0.0625           --           --     $ 0.0625     $  0.200     $  0.155

---------------

 * Restated to give retroactive effect to the February 1998 pooling-of-interests business combinations with United American Holding Corporation, First Central Bank and South Florida Banking Corp.
** The pro forma cash dividends are equal to the historical BancGroup cash dividends.

                                  MARCH 31,                                   DECEMBER 31,
                           -----------------------   --------------------------------------------------------------
                           BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP
                           PRO FORMA    HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL
                              1998         1998        1997*        1996*        1995*        1994*        1993*
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF CONDITION
  DATA
At period end:
Total assets.............  $8,583,805   $8,006,359   $7,442,661   $6,165,691   $5,370,361   $4,214,492   $4,022,477
  Loans, net of unearned
    inc..................   5,982,154    5,655,164    5,585,901    4,558,780    3,924,785    2,959,565    2,468,564
  Mortgage loans held for
    sale.................     455,716      455,716      225,331      157,966      116,688       61,556      368,515
  Deposits...............   6,597,220    6,082,744    5,771,702    4,728,896    4,223,539    3,378,252    3,252,771
  Long-term debt.........     460,426      460,426      315,252       39,092       48,688       89,040       57,397
  Shareholders' equity...     613,287      571,586      543,262      443,391      388,770      298,812      279,300
Average daily balances
  Total assets...........   8,299,455    7,620,638    6,911,648    5,742,474    4,756,418    4,028,482    3,308,106
  Interest-earning
    assets...............   7,519,092    6,881,562    6,325,872    5,253,921    4,347,437    3,645,499    2,945,172
  Loans, net of unearned
    income...............   6,052,743    5,675,060    5,184,653    4,240,554    3,371,192    2,669,363    1,988,563
  Mortgage loans held for
    sale.................     254,992      254,992      149,309      135,135       98,785      135,046      248,502
  Deposits...............   6,359,861    5,852,198    5,442,818    4,463,015    3,787,613    3,280,208    2,666,025
  Shareholders' equity...     612,996      562,172      504,739      423,289      339,734      292,892      220,802
Book value per share.....  $    11.59   $    11.88   $    11.52   $    10.23   $     9.38   $     7.88   $     7.66
Tangible book value per
  share..................       10.11        10.24        10.05         9.54         8.65         7.37         7.21
SELECTED RATIOS
Income excluding SAIF
  special assessment,
  acquisition and
  restructuring costs and
  Year 2000 expenses to:
  Average assets.........        1.26%        1.25%        1.27%        1.20%        1.09%        0.97%        0.82%
  Average stockholders'
    equity...............       17.07%       16.99%       17.37%       16.23%       15.32%       13.37%       12.22%
Income before
  extraordinary items and
  the cumulative effect
  of a change in
  accounting for income
  taxes to:
  Average assets.........        0.99%        0.96%        1.19%        0.98%        1.06%        0.95%        0.79%
  Average stockholders'
    equity...............       13.41        12.95        16.35        13.30        14.91        13.01        11.87
Net income to:
  Average assets.........        0.99         0.96         1.19         0.98         1.06         0.95         0.90
  Average stockholders'
    equity...............       13.41        12.95        16.35        13.30        14.91        13.01        13.45
Efficiency ratio(1)(2)...       60.65        58.38        57.94        60.46        63.89        69.00        71.23
Dividend payout..........       43.59        44.74        33.90        41.22        35.43        39.22        39.89
Average equity to average
  assets.................        7.39         7.38         7.30         7.37         7.14         7.27         6.67
Allowance for possible
  loan losses to total
  loans (Net of unearned
  income)................        1.24%        1.22%        1.21%        1.27%        1.29%        1.54%        1.59%

---------------

 * Restated to give retroactive effect to the February 1998 pooling-of-interest business combinations with United American Holding Corporation, First Central Bank and South Florida Banking Corp.
(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,465,000 in expense before income taxes and $2,903,000 net of applicable income taxes in 1996.
(2) Acquisition expenses reflect costs and related restructuring expense of business combinations.

                          FIRST MACON BANK & TRUST CO.

                            SELECTED FINANCIAL DATA

     The following tables present selected historical financial data for First Macon. This table should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus.

                                                      AT AND FOR THE
                                                       THREE MONTHS
                                                      ENDED MARCH 31,           AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                    -------------------   --------------------------------------------------
                                                      1998       1997       1997       1996       1995      1994      1993
                                                    --------   --------   --------   --------   --------   -------   -------
                                                                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
For the Period:
  Interest income.................................  $  3,789   $  3,233   $ 14,407   $ 11,384   $  9,339   $ 6,745   $ 5,298
  Interest expense................................     1,812      1,414      6,657      5,017      4,062     2,485     2,093
                                                    --------   --------   --------   --------   --------   -------   -------
  Net interest income.............................     1,977      1,819      7,750      6,367      5,277     4,260     3,205
  Provision for credit losses.....................        90        111        178        376        325       391       498
                                                    --------   --------   --------   --------   --------   -------   -------
  Net interest income after provisions for credit
    losses........................................     1,887      1,708      7,572      5,991      4,952     3,869     2,707
  Noninterest income..............................       402        341      1,559      1,339      1,062     1,013       960
  Noninterest expenses............................     1,292      1,136      5,055      4,337      3,556     3,147     2,734
                                                    --------   --------   --------   --------   --------   -------   -------
  Income before taxed on income...................       997        913      4,076      2,993      2,458     1,735       933
  Taxes on income.................................       324        282      1,335        883        714       500       211
                                                    --------   --------   --------   --------   --------   -------   -------
  Net income......................................  $    673   $    631   $  2,741   $  2,110   $  1,744   $ 1,235   $   722
                                                    ========   ========   ========   ========   ========   =======   =======
  Per share data(1):
    Net income per share(2).......................  $   2.51   $   2.36   $   2.55   $   1.97   $   1.69   $  1.23   $  0.72
    Cash dividends declared.......................      0.00       0.00       0.30       0.22       0.15      0.11      0.10
    Book value at end of period...................     14.23      11.86      13.59      11.29       9.63      7.66      7.03
  Common shares outstanding at end of period(1)...     1,074      1,071      1,074      1,071      1,042     1,006     1,000
  Weighted average common shares outstanding
    during period(1) and (3)......................     1,074      1,071      1,074      1,071      1,053     1,032     1,020
At Period End:
  Total assets at end of period...................   195,221    161,719    186,371    152,892    120,070    99,542    78,243
  Cash and cash equivalents.......................    19,120     15,005     16,984     14,514      9,185     9,798     5,186
  Securities......................................    35,115     27,652     36,618     28,582     30,390    24,376    19,401
  Loans receivable, net...........................   132,750    114,615    124,906    105,843     76,925    62,429    50,903
  Deposits........................................   177,273    146,869    169,055    138,600    108,230    90,468    70,368
  Stockholders' Equity............................    15,283     12,702     14,593     12,092     10,037     7,702     7,030
Selected Ratios:
  Allowance for credit losses as a percentage of
    period-end total loans........................      1.26%      1.50%      1.30%      1.53%      1.77%     1.75%     1.59%
  Allowance for credit losses as a percentage of
    non-performing loans..........................    354.84     304.99     195.00     314.29     790.29    944.92    269.74
  Total non-performing loans as a percentage of
    total loans...................................      0.37       0.50       0.66       0.49       0.22      0.19      0.59
  Total non-performing loans as a percentage of
    total assets..................................      0.24       0.33       0.45       0.34       0.15      0.12      0.39
  Total non-performing loans and real estate owned
    as a percentage of total assets...............      0.25       0.37       0.47       0.38       0.35      0.37      0.84

     Note (1) to the above schedule: The respective amounts have been restated retroactively for the effect of the two-for-one (2:1) stock split paid by the Bank on May 6, 1996.

     Note (2) to the above schedule: The calculations of net income per share for the quarters ended March 31, 1998 and 1997, respectively, have been annualized for comparison purposes. Additionally, such computations consider the effects of common stock equivalents for each of the years ended in computing the weighted average number of common shares outstanding during the computation period ended, respectively.

     Note (3) to the above schedule: The weighted average common shares outstanding include the effects of various stock options available to employees at the periods ended, respectively.

                                FIRST MACON BANK

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is provided to afford the reader an understanding of the major elements of First Macon's financial condition, results of operations, financial statements and notes thereto and other information appearing elsewhere in this Prospectus.

GENERAL

     First Macon is an FDIC-insured, state chartered commercial bank headquartered in Macon, Georgia. First Macon commenced operations in July 1988. The Bank operates from facilities located in Macon, Bibb County, Georgia, and its main business is to attract deposits and to invest those funds in loans, including both secured and unsecured commercial loans, consumer loans, construction and residential mortgage loans, and the origination of loans secured by commercial real estate properties.

     First Macon Bank & Trust Company conducts commercial banking business consisting of attracting deposits from the general public and applying those funds to the origination of commercial, consumer, and real estate loans (including commercial loans collateralized by real estate). The Bank's profitability depends primarily on net interest income, which is the excess of interest income generated from interest-earning assets (i.e., loans, investments, and federal funds sold) over interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rate earned and paid on these balances. Net interest income is dependent upon the Bank's interest-rate spread which is the excess of average yield earned on its interest-earning assets over the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest-rate spread is impacted by interest rates and the amounts of deposits and loans. Additionally, the Bank's profitability is affected by such factors as the level of noninterest income and expenses, the provision for credit losses, and the effective tax rate. Noninterest income consists primarily of service fees on deposit accounts, other fees and income from the sale of fixed assets, and investment securities. Noninterest expense consists primarily of compensation and employee benefits, occupancy and equipment expenses, directors and advisors fees, data processing costs, deposit insurance premiums paid to the FDIC, and other operating expenses.

     Management's discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition of First Macon Bank & Trust Company at, and the results of operations of First Macon Bank & Trust Company's, for the years ended December 31, 1997 and 1996. The discussions should be read in conjunction with the consolidated financial statements and related footnotes of First Macon Bank & Trust Company's presented elsewhere herein.

LIQUIDITY

     During the year ended December 31, 1997, First Macon Bank & Trust Company's cash and cash equivalents increased $2.5 million, to $17.0 million as of December 31, 1997, from $14.5 million as of December 31, 1996. During 1997, investing activities used $31.4 million of cash, and financing activities provided $30.2 million of cash. First Macon Bank & Trust Company total assets increased $33.5 million to $186.4 million at December 31, 1997 from $152.9 million at December 31, 1996.

     Liquidity management involves the ability to meet the cash flow requirements of customers who may be depositors wanting to withdraw their funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. In the ordinary course of business, the Bank's cash flows are generated from interest and fee income, as well as from loan repayments and the maturity of investment securities held-to-maturity. In addition to cash and due from banks, the Bank considers all securities available-for-sale and federal funds sold as primary sources of asset liquidity. Many factors affect the ability to accomplish these liquidity objectives successfully, including economic environment, and the asset/liability mix within the balance sheet, as well as the Bank's reputation in the community. As of December 31, 1997, the Bank had commitments to originate loans totaling $24.3 million. In addition, scheduled maturities of certificates of deposit during 1998 totaled $76.9 million. Management believes the Bank has adequate resources to fund all of its commitments, that substantially all of its existing commitments will be funded within 12 months and, if so desired, that the Bank can adjust the rates and terms on certificates of deposit and other deposit accounts to retain deposits in a changing interest rate environment.

CAPITAL RESOURCES

     First Macon Bank & Trust Company's total stockholders' equity was $14.6 million and $12.1 million as of December 31, 1997 and 1996, respectively, which represents an increase of $2.5 million. This increase was a result of 1997's net income of $2.7 million offset by the $23,000 change in unrealized losses at December 31, 1997 from December 31, 1996, and dividends paid of $321,000. First Macon Bank & Trust Company's total stockholders' equity was 7.83% and 7.91% of total assets as of December 31, 1997 and 1996, respectively.

     The federal banking regulatory authorities have adopted certain "prompt corrective action" rules with respect to depository institutions. The rules establish five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized". The various federal banking regulatory agencies have adopted regulations to implement the capital rules by, among other things, defining the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has: a total risk-based capital ratio of 10% or greater; a Tier 1 risk-based capital ratio of 6% or greater; and, a Tier 1 leverage ratio of 5%. Depository institutions which fall below the "adequately capitalized" category generally are: prohibited from making any capital distribution; subject to growth limitations; and, required to submit capital restoration plan. There are a number of requirements and restrictions that may be imposed on institutions treated as "significantly undercapitalized" and, if the institution is "critically undercapitalized," the banking regulatory agencies have the right to appoint a receiver of conservator.

     In accordance with risk capital guidelines issued by the FDIC, the Bank is required to maintain a minimum standard of total capital to risk-weighted assets of 8%. Additionally, the FDIC requires bank to maintain a minimum leverage-capital ratio of Tier 1 capital (as defined) to total assets. The leverage-capital ratio ranges from 3% to 5% based on the bank's rating under the regulatory rating system. The following table summarized the regulatory capital levels and ratios for the Bank:

                                                              ACTUAL   REGULATORY
                                                              RATIOS   REQUIREMENT
                                                              ------   -----------
At March 31, 1998:
  Total capital to risk-weighted assets.....................    12%         8%
  Tier 1 capital to risk-weighted assets....................    10          4
  Tier 1 capital to total assets-leverage ratio.............     8          4

At December 31, 1997:
  Total capital to risk-weighted assets.....................    12%         8%
  Tier 1 capital to risk-weighted assets....................    11          4
  Tier 1 capital to total assets-leverage ratio.............     8          4

At December 31, 1996:
  Total capital to risk-weighted assets.....................    12%         8%
  Tier 1 capital to risk-weighted assets....................    11          4
  Tier 1 capital to total assets-leverage ratio.............     8          4

RESULTS OF OPERATIONS

  General

     First Macon Bank & Trust Company's net income was $2.7 million, or $2.55 per share, for the year ended December 31, 1997, as compared to $2.1 million, or $1.97 per share, for the year ended December 31, 1996, or an increase of $631,000 or 30%. First Macon Bank & Trust Company's income before taxes on income was $4.1 million for the year ended December 31, 1997, as compared to $3.0 million for the year ended December 31, 1996, or an increase of $1,083,000 or 36%.

     For the years ended December 31, 1997 and 1996, selected ratios were as follows:

                                                              1997     1996
                                                              -----    -----
Average equity as a percentage of average assets............   7.75%    8.27%
Return on average assets....................................   1.60     1.57
Return on average equity....................................  20.60    19.02
Noninterest expense to average assets.......................   2.94     3.23

     For the years ended December 31, 1997 and 1996, the following table presents information regarding (i) the total dollar amount of First Macon Bank & Trust Company's interest income from interest-earning assets and the resultant average yield; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) net interest spread; and (v) net interest margin. Please see the following page:

                                                FOR THE YEAR ENDED DECEMBER 31,
                                 --------------------------------------------------------------
                                             1997                             1996
                                 -----------------------------    -----------------------------
                                                       AVERAGE                          AVERAGE
                                 AVERAGE                YIELD     AVERAGE                YIELD
                                 BALANCE    INTEREST    RATE      BALANCE    INTEREST    RATE
                                 --------   --------   -------    --------   --------   -------
                                                     (DOLLARS IN THOUSANDS)
ASSETS:
  Interest earning asset:
     Loans receivable:
       Commercial..............  $ 42,653   $ 4,060      9.52%    $ 33,966   $ 3,345      9.85%
       Real estate:(1)
          Construction and
            Mortgage...........    10,327     1,012      9.80        7,085       667      9.41
       Consumer and other......    66,578     6,938     10.42       52,039     5,441     10.46
                                 --------   -------     -----     --------   -------     -----
          Total loans, net of
            unearned
            interest...........   119,558    12,010     10.05       93,090     9,453     10.15
     Investments -- taxable....    20,461     1,272      6.22       19,344     1,223      6.32
     Investments -- tax
       free(2).................     9,835       552      7.91        8,568       488      8.03
     Federal funds sold........    10,522       573      5.45        4,020       220      5.47
                                 --------   -------     -----     --------   -------     -----
          Total
            interest-earning
            assets(2)..........  $160,376   $14,407      9.12%    $125,022   $11,384      9.27%
                                            -------     -----                -------     -----
     Cash and due from banks...     7,696                            6,856
     Allowance for credit
       losses..................    (1,810)                          (1,495)
     Other non-earning
       assets..................     5,407                            3,739
                                 --------                         --------
          Total assets.........  $171,669                         $134,122
                                 ========                         ========

                                                FOR THE YEAR ENDED DECEMBER 31,
                                 --------------------------------------------------------------
                                             1997                             1996
                                 -----------------------------    -----------------------------
                                                       AVERAGE                          AVERAGE
                                 AVERAGE                YIELD     AVERAGE                YIELD
                                 BALANCE    INTEREST    RATE      BALANCE    INTEREST    RATE
                                 --------   --------   -------    --------   --------   -------
                                                     (DOLLARS IN THOUSANDS)
LIABILITIES AND STOCKHOLDERS'
  EQUITY
  Interest-bearing liabilities:
     Money markets.............  $ 24,833   $ 1,175      4.73%    $ 17,076   $   741      4.34%
     NOW accounts..............    17,222       429      2.49       14,450       389      2.69
     Savings...................     5,311       148      2.79        5,337       147      2.75
     Time deposits:
       Under $100,000..........    62,622     3,875      6.19       46,801     2,817      6.02
       $100,000 and over.......    21,548     1,030      4.78       16,994       923      5.43
                                 --------   -------     -----     --------   -------     -----
          Total
            interest-bearing
            liabilities........   131,536     6,657      5.06%     100,658     5,017      4.98%
                                            -------     -----                -------     -----
     Demand deposits...........    24,656                           20,669
     Other liabilities.........     2,170                            1,698
     Stockholders' equity......    13,307                           11,097
                                 --------                         --------
          Total liabilities and
            stockholders'
            equity.............  $171,669                         $134,122
                                 ========                         ========
SPREAD AND INTEREST
  DIFFERENTIAL:
Net interest income............             $ 7,750                          $ 6,367
                                            =======                          =======
Interest rate spread(3)........                          4.06%                            4.29%
                                                        =====                            =====
Net interest margin(4).........                          4.83%                            5.09%
                                                        =====                            =====
Excess of total
  interest-earning assets over
  interest-bearing
  liabilities..................  $ 28,840                         $ 24,364
                                 ========                         ========

---------------

(1) Interest income on mortgage loans included loan fees recognized as income during the years ended December 31, 1997 and 1996, respectively.
(2) Yields on tax-free investments are computed on a tax equivalent basis.
(3) Interest-rate spread represents the excess of the average yield on interest-earning assets over the average cost of interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

  Net Interest Income

     Net interest income, which constitutes the principal source of income for First Macon Bank & Trust Company, represents the excess of interest income on interest-earning assets over interest expense on interest-bearing liabilities. The principal interest-earning assets are federal funds sold, investment securities and loans receivable. Interest-bearing liabilities primarily consist of time deposits, interest-bearing checking accounts ("Now accounts"), savings deposits, and money market accounts. Funds attracted by these interest-bearing liabilities are invested in interest-earning assets. Accordingly, net interest income depends upon the volume of average interest-earning assets and average interest-bearing liabilities and the interest rates earned or paid on them.

     The following table sets forth certain information regarding changes in First Macon Bank & Trust Company's interest income and interest expense during the year ended December 31, 1997, as compared to the year ended December 31, 1996. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) changes in interest rate (change in rate multiplied by prior volume); (2) changes in the volume (change in volume multiplied by prior rate); and, (3) changes in rate volume (change in rate multiplied by change in volume).

                                                                 INCREASE (DECREASE) DUE TO
                                                              --------------------------------
                                                                               RATE/
                                                              RATE    VOLUME   VOLUME   TOTAL
                                                              -----   ------   ------   ------
INTEREST-EARNING ASSETS:
Loans receivable:
  Commercial................................................  $(112)  $  856    $(29)   $  715
  Real estate...............................................     28      305      12       345
  Consumer and other........................................    (21)   1,520      (2)    1,497
                                                              -----   ------    ----    ------
          Total loans receivable............................   (105)   2,681     (19)    2,557
Investments -- taxable......................................    (93)      71      71        49
Investments -- tax free(1)..................................    (17)      72       9        64
Federal funds sold..........................................     (1)     356      (2)      353
                                                              -----   ------    ----    ------
          Total interest-earning assets.....................   (216)   3,180      59     3,023
                                                              -----   ------    ----    ------
INTEREST-BEARING LIABILITIES
  Money market accounts.....................................     67      337      30       434
  NOW accounts..............................................    (29)      75      (6)       40
  Savings...................................................      2       (1)      0         1
  Time deposits under $100,000..............................     80      952      26     1,058
  Time deposits $100,000 and over...........................   (110)     247     (30)      107
                                                              -----   ------    ----    ------
          Total interest-bearing liabilities................     10    1,610      20     1,640
                                                              -----   ------    ----    ------
Net change in net interest income...........................  $(226)  $1,570    $ 39    $1,383
                                                              =====   ======    ====    ======

     First Macon Bank & Trust Company's net interest income was $7.8 million for the year ended December 31, 1997, compared with $6.4 million for the year ended December 31, 1996, or an increase of $1,383,000 or 21.7%. This increase in net interest income resulted from a growth in earning assets of $35.4 million. Throughout 1997, management received high priced deposit accounts which they applied to the origination of loans. The increase in 1997 from 1996 in interest expense was primarily attributable to the 31% increase in average interest-bearing liabilities. The interest rate paid on interest bearing liabilities increased eight (8) basis points primarily due to an increased amount of deposits as a result of management's policy to price the Bank's deposits at competitive rates. The overall result was a decrease in the net interest margin percentage to 4.83% during 1997 from 5.09% during 1996.

  Provision for Credit Losses

     The provision for credit losses is charged to earnings to bring the allowance for credit losses to a level deemed appropriate by management, and is based upon: historical experience; the volume and type of lending conducted by First Macon Bank & Trust Company; the amounts of non-performing loans; general economic conditions (particularly as they relate to First Macon Bank & Trust Company's market area); and, other factors related to the collectibility of First Macon Bank & Trust Company's loan portfolio. During the year ended December 31, 1997, the provision for credit losses was $178,000, as compared to $376,000 during the year ended December 31, 1996, or a decrease of $198,000. While the provision for credit losses decreased, the allowance for credit losses remained unchanged at December 31, 1997 from December 31, 1996 with a balance of $1,650,000. As of December 31, 1997 and 1996, the allowance for credit losses was 1.30% and 1.53%, respectively, of total loans receivable, and was 195.00% and 314.00%, respectively, of non-performing loans.

  Noninterest Income

     Other income is primarily composed of deposit service charges and fees. During the year ended December 31, 1997, other income increased to $1,559,000 from $1,339,000 during the year ended December 31, 1996, or an increase of $220,000 or 15.0%.

  Noninterest Expenses

     During the year ended December 31, 1997, other expenses increased to $5.1 million from $4.3 million during the year ended December 31, 1996, or an increase of $713,000 or 16.6%. The following narrative sets forth additional information on certain other expense categories which had significant changes:

     During the year ended December 31, 1997 compensation and benefits increased to $2.7 million from $2.2 million during the year ended December 31, 1996, or an increase of $454,000 or 20.6%. This increase was primarily due to an increase in the number of employees at the Bank and annual compensation and benefit increases for existing employees.

     Other operating expenses increased during the year ended December 31, 1997 to $1.7 million from $1.4 million during the year ended December 31, 1996, or an increase of $265,000 or 18.9%. This is due to the increased volume of operations of the Bank in recognition of opening new branches and increased growth during the year ended December 31, 1997.

  Taxes on Income

     During the years ended December 31, 1997 and 1996 First Macon Bank & Trust Company, recorded taxes on income of $1,335,000 and $883,000, respectively, reflecting effective income tax rates of 33% in 1997 and 29% in 1996. The increase in the effective income tax rate during 1996 was primarily due to a decrease in the prorational tax-exempt interest income as compared to the overall growth of revenues and expenses.

ASSET/LIABILITY MANAGEMENT

     A principal objective of First Macon Bank & Trust Company's asset/liability management strategy is to minimize its exposure to changes in interest rates by matching the maturity and repricing horizons of interest-earning assets and interest-bearing liabilities. The strategy is overseen in part through the direction of Bank's Asset and Liability Committee (the "ALCO Committee") which establishes policies and monitors results to control interest rate sensitivity.

     Management evaluates interest rate risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to maintain interest rate risk within target levels for the appropriate level of risk which are determined by the ALCO Committee.

     As a part of First Macon Bank & Trust Company's interest-rate risk management policy, the ALCO Committee examines the extent to which its assets and liabilities are "interest-rate sensitive" and monitors the Bank's interest-rate sensitivity gap. An asset or liability is considered to be interest-rate sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest-rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprise within such time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to adversely affect net interest income. In addition, any premiums on mortgage-backed securities are amortized to interest income based on the estimated remaining life of the related securities. Management periodically reviews the remaining estimated life of mortgage-backed securities, and adjusts the amortization of the premiums accordingly, in light of changes in market interest rates and other factors affecting prepayment rates on the underlying mortgages. Acceleration of the amortization of premiums on mortgage-backed securities reduces the effective yield on these investments and, accordingly, adversely affects net interest income. As of December 31, 1997, the remaining unamortized premiums on mortgage-backed securities totaled $2,000.

     The ALCO Committee's policy is to maintain a cumulative one-year gap which falls in the range of (20%) to 20% of total assets. As of December 31, 1997, First Macon Bank & Trust Company's cumulative one-year gap was a negative 18.2% of total assets. Management attempts to conform to this policy by managing the maturity distribution of its investment portfolio, emphasizing origination's and purchases of adjustable-interest rate loans, and by managing the product mix and maturity of its deposit accounts.

     A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly the ALCO Committee also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or period of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable-interest rate mortgage loans, have features (generally referred to as "interest rate caps") which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments (on loans and mortgage-backed securities) and early withdrawal (of deposit accounts) levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

     Management's strategy is to maintain a relatively balanced interest-rate risk position to protect its net interest margin from market fluctuations. To this end, the ALCO Committee reviews, on a quarterly basis, the maturity and repricing of assets and liabilities.

     Management believes that the type and amount of First Macon Bank & Trust Company's interest rate sensitive liabilities may reduce the potential impact that a rise in interest rates might have on First Macon Bank & Trust Company's net interest income. First Macon Bank & Trust Company seeks to maintain a core deposit base by providing quality services to its customers without significantly increasing its cost of funds or operating expenses. First Macon Bank & Trust Company's noninterest bearing demand deposits, NOW accounts, money market and savings accounts were 46.1% and 47.4% of total deposits at December 31, 1997 and 1996, respectively. These accounts bore a weighted average interest rate of 2.43% and 2.22% during the years ended December 31, 1997 and 1996, respectively. Management anticipates that these accounts will continue to comprise a significant portion of First Macon Bank & Trust Company's total deposit base. First Macon Bank & Trust Company, also maintains a relatively large portfolio of liquid assets in order to reduce its overall exposure to changes in market interest rates. First Macon Bank & Trust Company, also maintains a "floor", or minimum rate, on certain of its floating or prime based loans. These floors allow First Macon Bank & Trust Company, to continue to earn a higher rate when the floating rate falls below the established floor rate.

     The following table sets forth certain information relating to First Macon Bank & Trust Company's interest-earning assets and interest-bearing liabilities at December 31, 1997, that are estimated to mature or are scheduled to reprice within the period shown.

                                                           0 TO 90   91 TO 365   OVER ONE
                                                            DAYS       DAYS        YEAR     TOTALS
                                                           -------   ---------   --------   -------
                                                                    (DOLLARS IN THOUSANDS)
Loans receivable:(1)
  Commercial.............................................  $16,333   $  1,480    $ 5,382    $23,195
  Real estate construction...............................    5,836        583          0      6,419
  Real estate mortgage...................................    5,689      3,361      8,425     17,475
  Commercial real estate.................................   33,908      4,437     25,938     64,283
  Consumer and other.....................................    6,118      1,262      7,803     15,183
                                                           -------   --------    -------    -------
          Total loans....................................   67,884     11,123     47,548    126,555
  Federal funds sold.....................................    5,695          0                 5,695
  Investment Securities:(2)
     Available-for-sale..................................    4,150      3,701     11,273     19,124
     Held-to-maturity....................................    3,423      1,150     12,921     17,494
                                                           -------   --------    -------    -------
          Total rate-sensitive assets....................   81,152     15,974     71,742    168,868
                                                           -------   --------    -------    -------
Deposits:
  Money market accounts..................................   30,551                           30,551
  NOW accounts...........................................   19,784                           19,784
  Savings accounts.......................................    3,555                            3,555
  Time deposits:(3)......................................                                         0
     Under $100,000......................................   12,850     42,616     10,972     66,438
     $100,000 and over...................................    6,934     14,749      2,165     23,848
                                                           -------   --------    -------    -------
          Total rate-sensitive liabilities...............   73,674     57,365     13,137    144,176
                                                           -------   --------    -------    -------
  Gap (repricing differences)............................    7,478    (41,391)    58,605     24,692
                                                           =======   ========    =======    =======
  Cumulative Gap.........................................  $ 7,478   $(33,913)   $24,692
                                                           =======   ========    =======
  Cumulative GAP/total assets............................    4.01%    -18.20%     13.25%
                                                           =======   ========    =======

---------------

(1) In preparing the table above, adjustable-interest rate loans were included in the period in which the interest rates are next schedule to adjust rather than in the period in which the loans mature. Fixed-interest rate loans were schedule according to their contractual maturities.
(2) In preparing the table above, adjustable-interest rate investment securities were included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the investment securities mature. Fixed-interest rate investment securities were scheduled according to their contractual maturities.
(3) Time deposits were scheduled according to their contractual maturities.

FINANCIAL CONDITION

  Lending Activities

     A significant source of First Macon Bank & Trust Company's income was in interest earned on its loan portfolio. At December 31, 1997, First Macon Bank & Trust Company total assets were $186.4 million and its loans receivable (net) were $124.9 million or 67% of total assets. At December 31, 1996, First Macon Bank & Trust Company's total assets were $152.9 million and its loans receivable
(net) were $105.8 million or 69% of total assets. The increase in total loans receivable to December 31, 1997 from December 31, 1996, was $19.1 million or 18%.

     For the years ended December 31, 1997 and 1996, the net change in total loans receivable was approximately as follows:

                                                                1997       1996
                                                              --------   --------
                                                                (IN THOUSANDS)
Balances at beginning of year...............................  $107,493   $ 78,308
  Net change in loan originations and repayments............    19,277     29,540
  Loans charged-off.........................................      (214)      (140)
  Transfers to other real estate owned......................         0       (215)
                                                              --------   --------
  Balance at end of year....................................  $126,556   $107,493
                                                              ========   ========

     The net increase in loans during 1997 from 1996 was primarily due to the emphasis placed by Bank's management during 1997 and 1996 on soliciting new loans and the opening of new branches.

     The Bank's primary market area consists of the central portion of Georgia including Bibb County, Houston County, Jones County, Peach County and Monroe County. Market risks are minimized by the geographic dispersion of the various branches. The diverse mixture of customers have incomes derived from a wide variety of sources. It does not appear that any single adverse economic event would have a serious negative effect an bank earnings or capital.

     Lending activities are conducted pursuant to a written policy which has been adopted by the Bank. Each loan officer has defined lending authority beyond which loans, depending upon their type and size, must be reviewed and approved by the Loan Committee comprised of certain officers and directors of the Bank.

     As of December 31, 1997 and 1996, the composition of First Macon Bank & Trust Company's loan portfolio was as follows:

                                                        1997                 1996
                                                  -----------------    -----------------
                                                              % OF                 % OF
                                                   AMOUNT    TOTAL      AMOUNT    TOTAL
                                                  --------   ------    --------   ------
                                                          (DOLLARS IN THOUSANDS)
Real Estate:
  Construction and land development.............  $  6,632     5.24%   $  5,098     4.74%
  Residential...................................    20,999    16.59      20,483    19.06
  Business and other............................    62,434    49.33      47,357    44.06
Commercial......................................    23,206    18.34      22,102    20.56
Consumer and other..............................    13,285    10.50      12,453    11.58
                                                  --------   ------    --------   ------
          Total loans receivable, gross.........  $126,556   100.00%   $107,493   100.00%
                                                             ======               ======
Less:
  Allowance for credit losses...................    (1,650)    1.30%     (1,650)    1.53%
                                                  --------   ======    --------   ======
          Total loans receivable, net...........  $124,906             $105,843
                                                  ========             ========

     As of December 31, 1997, the maturities and interest rate sensitivities of First Macon Bank & Trust Company's loan portfolio based on remaining schedule principal repayments, were as follows:

                                                             DUE AFTER
                                                             ONE YEAR
                                                DUE IN ONE    THROUGH
                                                 YEAR OR         5       DUE AFTER
                                                   LESS        YEARS      5 YEARS     TOTAL
                                                ----------   ---------   ---------   --------
                                                               (IN THOUSANDS)
Real Estate:
  Construction and land development...........   $12,681      $ 8,767     $ 1,759    $ 23,207
  Residential.................................     5,773          645           0       6,418
  Business and other..........................     7,565        8,487       1,491      17,543
Commercial....................................    22,003       32,135      10,593      64,731
Consumer and other............................     6,829        7,594         234      14,657
                                                 -------      -------     -------    --------
          Total loans receivable, gross.......   $54,851      $57,628     $14,077    $126,556
                                                 =======      =======     =======    ========
Loans with maturities over one year:
  Fixed-interest rate.........................                $40,117     $ 8,061    $ 48,178
                                                              =======     =======    ========

  Asset Quality

     Management seeks to maintain quality assets through sound underwriting and sound lending practices. The largest category of loans in First Macon Bank & Trust Company's loan portfolio is collateralized by real estate mortgages. As of December 31, 1997 and 1996, 71.2% and 67.9%, respectively, of the total loan portfolio were collateralized by this type of property. The level of delinquent loans and other real estate owned also is relevant to the credit quality of a loan portfolio. As of December 31, 1997, total non-performing assets were $874,000 or .47% of total assets, compared to $581,000 or .38% of total assets as of December 31, 1996.

     The real estate mortgage loans in First Macon Bank & Trust Company's portfolio consist of fixed-interest rate loans which were originated at prevailing market interest rates. The Bank's policy has been to originate real estate mortgage loans predominantly in its primary market area. Real estate mortgage loans are generally made in amounts up to 80% of the appraised value of the property securing the loan. Real estate mortgages are generally made on the basis of the borrower's ability to make repayment from his employment and other incomes and are collateralized by real property whose value tends to be readily ascertainable.

     Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or conditions. First Macon Bank & Trust Company, on a routine basis, monitors these concentrations in order to consider adjustments in its lending practices to reflect economic conditions, loan to deposit ratios, and industry trends. As of December 31, 1997 and 1996, no concentration of loans within any portfolio category to any group of borrowers engaged in similar activities or in a similar business exceeded 10% of total loans, except that as of such dates, loans collateralized with mortgages on real estate represented 71.2% and 67.9%, respectively, of the loan portfolio and were to borrowers in varying activities and businesses.

     The Loan Committee of the Board of Directors of the Bank concentrates its efforts and resources and that of its senior management and lending officers on loan review and underwriting procedures. Internal controls include ongoing reviews of loans made to monitor documentation and the existence and valuations of collateral. In addition, management of the Bank has established a review process with the objective of identifying, evaluating, and initiating necessary corrective action for marginal loans. The goal of the loan review process is to address classified and non-performing loans as early as possible.

  Classification of Assets

     Generally, interest on loans accrues and is credited to income based upon the principal balance outstanding. It is management's policy to discontinue the accrual of interest income and classify a loan on nonaccrual status when in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation or when principal or interest is past due 90 days or more unless, in the determination of management, the principal and interest on the loan are well collateralized and in the process of collection, Consumer installment loans are generally charged-off after 90 days of delinquency unless adequately collateralized and in the process of collection. Loans are not returned to accrual status until principal and interest payments are brought current and future payments appear reasonably certain. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income.

     Real estate acquired by First Macon Bank & Trust Company, as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate owned ("OREO"). OREO properties are recorded at the lower of cost or fair value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for credit losses at the time it is transferred to OREO. Further write-downs in OREO are recorded at the time management believes additional deterioration in value has occurred and are charged to nonintrusion expense.

     First Macon Bank & Trust Company has adopted Statements of Financial Accounting Standards No. 114 and 118. These Statements address the accounting by creditors for impairment of certain loans and generally require First Macon Bank & Trust Company to identify loans for which full repayment of principal and interest will probably not be received, as impaired loans. The Statements require that impaired loans be valued at the present value of the value of expected future cash flows, discounted at the loan's effective interest rate, or at the observable market price of the loan, or the fair value of the underlying collateral if the loan is collateral dependent. The total recorded investment in impaired loans as of December 31, 1997 and 1996 was $535,000 and $425,000, respectively. None of these loans had related allowances for loan losses at December 31, 1997 and 1996. The average recorded investment in impaired loans for the year ended December 31, 1997 and 1996 was $514,000 and $187,000, respectively. Interest income on impaired loans of $35,000 and $10,000 was recognized for cash payments received for the years ended December 31, 1997 and 1996, respectively.

     As of December 31, 1997 and 1996, loans on nonaccrual status and other real estate owned, the ratio of such loans and real estate owned to total assets, and certain other related information were as follows:

                                                          1997                  1996
                                                   -------------------   -------------------
                                                            % OF TOTAL            % OF TOTAL
                                                   AMOUNT     LOANS      AMOUNT     LOANS
                                                   ------   ----------   ------   ----------
                                                            (DOLLARS IN THOUSANDS)
Loans on non-accrual status:
  Real Estate mortgage...........................   $102        0.08%    $    0       0.00%
  Commercial.....................................    384        0.30        392       0.36
  Consumer and other.............................     49        0.03         33       0.03
                                                    ----      ------     ------     ------
          Total loans on non-accrual status......    535        0.42        425       0.40
Accruing loans over 90 days delinquent:
  Real Estate mortgage...........................    245        0.19         48       0.04
  Consumer.......................................     62        0.04         52       0.04
                                                    ----      ------     ------     ------
          Total non-performing loans.............   $842        0.67%    $  525       0.49%
                                                    ====      ======     ======     ======
Other real estate owned..........................   $ 32                 $   56
                                                    ====                 ======
          Total non-performing assets............   $874                 $  581
                                                    ====                 ======
Loans past-due:
  30-59 days delinquent..........................   $717        0.57%    $  951       0.88%
  60-89 days delinquent..........................    180        0.14         84       0.08
                                                    ----      ------     ------     ------
          Total loans past-due 30 to 89 days.....   $897        0.71%    $1,035       0.96%
                                                    ====      ======     ======     ======

                                                          1997                  1996
                                                   -------------------   -------------------
                                                            % OF TOTAL            % OF TOTAL
                                                   AMOUNT     LOANS      AMOUNT     LOANS
                                                   ------   ----------   ------   ----------
                                                            (DOLLARS IN THOUSANDS)
As a percentage of total assets:
  Total non-performing loans.....................               0.45%                 0.34%
                                                              ======                ======
  Total non-performing assets....................               0.47%                 0.38%
                                                              ======                ======
Allowance for credit losses as a percentage of:
  Total loans....................................               1.30%                 1.53%
                                                              ======                ======
  Non-performing loans...........................             195.00%               314.00%
                                                              ======                ======

     As of December 31, 1997 and 1996, there were no loans considered to be troubled debt restructurings.

  Allowance for Credit Losses

     In originating loans, First Macon Bank & Trust Company recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the credit worthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan, as well as general economic conditions. As a matter of policy, First Macon Bank & Trust Company maintains an allowance for credit losses. The amount provided for credit losses during any period is based on an evaluation by management of the amount needed to maintain the allowance at a level sufficient to cover anticipated losses and the inherent risk of losses in the loan portfolio. In determining the amount of the allowance, management considers the dollar amount of loans outstanding, its assessment of known or potential problem loans, current economic conditions, the risk characteristics of the various classifications of loans, credit record of its borrowers, the fair market value of underlying collateral, and other factors. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the fair value of the underlying collateral for each loan.

     As of December 31, 1997 and 1996, the allocation of the allowance for credit losses was as follows:

                                                           1997               1996
                                                      ---------------    ---------------
                                                                % OF               % OF
                                                               LOANS              LOANS
                                                                 TO                 TO
                                                               TOTAL              TOTAL
                                                      AMOUNT   LOANS     AMOUNT   LOANS
                                                      ------   ------    ------   ------
                                                            (DOLLARS IN THOUSANDS)
Real Estate:
  Construction and land development.................  $   83     5.03%   $   93     5.64%
  Residential.......................................      41     2.48        46     2.79
  Business and other................................      41     2.48        46     2.79
Commercial..........................................   1,155    70.00     1,165    70.61
Consumer and other..................................     330    20.00       300    18.18
                                                      ------   ------    ------   ------
          Total allowance for credit losses.........  $1,650   100.00%   $1,650   100.00%
                                                      ======   ======    ======   ======

     During the year ended December 31, 1997, the provision for credit losses was $178,000, compared to $376,000 during the year ended December 31, 1996, or an decrease of $198,000.

     The Bank continued to provide for loan losses throughout 1997. Total charged-off loans, net of recoveries, were $178,000 for 1997 and $109,000 for 1996.

     During the years ended December 31, 1997 and 1996, the activity in the First Macon Bank and Trust Company allowance for credit losses was as follows:

                                                                1997        1996
                                                              --------    --------
                                                                 (IN THOUSANDS)
Allowance at beginning of period............................  $  1,650    $  1,383
                                                              --------    --------
Loan charged-off:
  Real Estate mortgage......................................        13          46
  Commercial................................................        99          41
  Consumer and other........................................       102          53
                                                              --------    --------
          Total loans charged-off...........................       214         140
                                                              --------    --------
Recoveries:
  Real Estate mortgage......................................         0           0
  Commercial................................................        11          12
  Consumer and other........................................        25          19
                                                              --------    --------
          Total recoveries on loans charged-off.............        36          31
                                                              --------    --------
  Net loans charged-off.....................................       178         109
                                                              --------    --------
Provision for credit losses charged to expense..............       178         376
                                                              --------    --------
Allowance at end of period..................................  $  1,650    $  1,650
                                                              ========    ========
Net charge-offs as a percentage of average loans
  outstanding...............................................      0.15%       0.40%
                                                              ========    ========
Allowance for credit losses as a percentage of period-end
  total loans receivable....................................      1.30%       1.53%
                                                              ========    ========
Allowance for credit losses as a percentage of period-end
  non-performing loans......................................    195.96%     314.29%
                                                              ========    ========
  Average loans outstanding.................................  $119,558    $ 93,090
                                                              ========    ========
  Period-end total loans receivable.........................  $126,556    $107,493
                                                              ========    ========

  Investment Securities

     The total investment portfolio increased to $28.2 million as of December 31, 1997, from $26.6 million as of December 31, 1996, or an increase of $1.6 million or 6.02%. This increase was primarily from the increase in deposits during 1996.

     The following table set forth the carrying balances of First Macon Bank and Trust Company investment portfolio as of December 31, 1997 and 1996:

                                                               1997      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Securities available-for-sale:
  U.S. government and agency securities.....................  $ 4,664   $ 5,275
  State and municipal securities............................    4,055     2,894
  Mortgage-backed securities................................   10,407     5,805
                                                              -------   -------
          Total securities available-for-sale...............  $19,126   $13,974
                                                              =======   =======
Securities held-to-maturity:
  U.S. government and agency securities.....................      959     1,457
  State, county, and municipal securities...................    8,045     5,942
  Mortgage-backed securities................................    8,488     7,209
                                                              -------   -------
          Total held-to-maturity............................  $17,492   $14,608
                                                              =======   =======
          Total investment securities.......................  $36,618   $28,582
                                                              =======   =======

                                                               1997      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Federal funds sold (amount included with "cash and cash
  equivalents" in the other schedules included in "Selected
  Financial Data")..........................................  $ 5,695   $ 5,645
                                                              =======   =======
          Total investment portfolio........................  $42,313   $34,227
                                                              =======   =======

     First Macon Bank & Trust Company has adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), which requires companies to classify investment securities, including mortgage-backed securities as either held-to-maturity, available-for-sale, or trading securities. Securities classified as held-to-maturity are carried at amortized cost. Securities classified as available-for-sale are reported at fair value, with unrealized gains and losses net of tax effect, reported as a separate component of stockholders' equity. Securities classified as trading securities are recorded at fair value, with unrealized gains and losses included in earnings.

     As of December 31, 1997, the maturity distribution and certain other information pertaining to investment securities were as follows:

                                                              AMORTIZED
                                                                COST      FAIR VALUE   YIELD
                                                              ---------   ----------   -----
                                                                  (DOLLARS IN THOUSANDS)
Securities available-for-sale:
  U.S. government and agency securities:
     Due within one year....................................   $ 1,924     $ 1,918     5.71%
     Due one to five years..................................       994         995     5.79
     Due five to ten years..................................     1,725       1,750     6.67
                                                               -------     -------     ----
                                                               $ 4,643     $ 4,663     5.82%
                                                               =======     =======     ====
  State and municipal securities(1):
     Due within one year....................................   $   612     $   615     6.29%
     Due one to five years..................................     1,092       1,127     6.15
     Due five to ten years..................................       799         826     5.27
     Due after ten years....................................     1,468       1,488     6.74
                                                               -------     -------     ----
                                                               $ 3,971     $ 4,056     6.21%
                                                               =======     =======     ====
  Mortgage-backed securities
     Due within one year....................................   $   493     $   492     5.34%
     Due one to five years..................................     1,699       1,720     6.85
     Due five to ten years..................................     1,385       1,370     7.34
     Due after ten years....................................     6,770       6,825     6.49
                                                               -------     -------     ----
                                                               $10,347     $10,407     6.61%
                                                               =======     =======     ====
  Total securities available-for-sale:
     Due within one year....................................   $ 3,029     $ 3,025     5.36%
     Due one to five years..................................     3,785       3,842     6.37
     Due five to ten years..................................     3,909       3,946     6.62
     Due after ten years....................................     8,238       8,313     6.53
                                                               -------     -------     ----
                                                               $18,961     $19,126     6.33%
                                                               =======     =======     ====
Securities held-to-maturity:
  U.S. government and agency securities:
     Due within one year....................................   $   296     $   298     6.85%
     Due five to ten years..................................       354         357     6.39
     Due after ten years....................................       309         311     7.53
                                                               -------     -------     ----
                                                               $   959     $   966     6.74%
                                                               =======     =======     ====

                                                              AMORTIZED
                                                                COST      FAIR VALUE   YIELD
                                                              ---------   ----------   -----
                                                                  (DOLLARS IN THOUSANDS)
State and municipal securities(1):
  Due one to five years.....................................   $ 1,534     $ 1,545     4.32%
  Due five to ten years.....................................     3,455       3,601     5.43
  Due after ten years.......................................     3,056       3,194     5.84
                                                               -------     -------     ----
                                                               $ 8,045     $ 8,340     5.37%
                                                               =======     =======     ====
Mortgage-backed securities:
  Due within one year.......................................
  Due one to five years.....................................   $   955     $   946     6.14%
  Due five to ten years.....................................     2,853       2,852     6.39
  Due after ten years.......................................     4,679       4,716     6.79
                                                               -------     -------     ----
                                                               $ 8,487     $ 8,514     6.58%
                                                               =======     =======     ====
Total securities held-to-maturity:
  Due within one year.......................................   $   296     $   298     6.85%
  Due one to five years.....................................     2,489       2,491     5.15
  Due five to ten years.....................................     6,662       6,810     5.89
  Due after ten years.......................................     8,044       8,221     6.44
                                                               -------     -------     ----
                                                               $17,491     $17,820     6.34%
                                                               =======     =======     ====

---------------

(1) Yields on state, county and municipal obligations are not computed on a tax equivalent basis.

     First Macon Bank & Trust Company invests in mortgage-backed securities that are guaranteed as to principal and interest by the Government National Mortgage Association ("GNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), or the Federal National Mortgage Association ("FNMA"). Although mortgage-backed securities generally have a lower yield than loans, mortgage-backed securities increase the quality of First Macon Bank & Trust Company's assets by virtue of the guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of First Macon Bank & Trust Company. Due to repayment and prepayments of the underlying loans, the actual maturities of mortgage-backed securities are substantially less than the scheduled maturities. First Macon Bank & Trust Company's portfolio of mortgage-backed securities was purchased with an anticipated average life of approximately three years. Changes in interest and prepayment rates may also affect the average life, yield to maturity, and related market value of First Macon Bank & Trust Company's mortgage-backed securities. Changes in the market values of First Macon Bank & Trust Company's mortgage-backed securities may result in volatility in capital based on how First Macon Bank & Trust Company classifies the securities.

  Deposit Activities

     Deposits are the major source of First Macon Bank & Trust Company's funds for lending and other investment purposes. Deposits are attracted principally from within First Macon Bank & Trust Company's primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more), and retirement savings plans. As of December 31, 1997 and 1996, the distribution by type of First Macon Bank & Trust Company's deposit accounts was as follows:

                                                        1997                   1996
                                                 -------------------    -------------------
                                                              % OF                   % OF
                                                  AMOUNT    DEPOSITS     AMOUNT    DEPOSITS
                                                 --------   --------    --------   --------
                                                           (DOLLARS IN THOUSANDS)
Demand deposits................................  $ 24,880     14.72%    $ 23,311     16.82%
NOW deposits...................................    19,784     11.70       18,647     13.45
Money market deposits..........................    30,551     18.07       19,777     14.27
Savings accounts...............................     3,554      2.10        5,358      3.87
Time deposits under $100,000...................    66,438     39.30       49,347     35.60
Time deposits $100,000 and over................    23,848     14.11       22,160     15.99
                                                 --------    ------     --------    ------
          Total deposits.......................  $169,055    100.00%    $138,600    100.00%
                                                 ========    ======     ========    ======

     Time deposits included individual retirement accounts ("IRAs") totaling $6.6 million and $5.5 million at December 31, 1997 and 1996, all of which are in the form of certificates of deposit.

     First Macon Bank & Trust Company's deposits increased to $169.1 million as of December 31, 1997, from $138.6 million as of December 31, 1996, or an increase of $30.5 million or 32.3%. This increase was primarily attributable to the Bank's pricing of deposits at competitive rates, and the opening of several branches to attract new customers in the primary market area.

     Maturity terms, service fees, and withdrawal penalties are established by the Bank on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals, and federal regulations.

     FDIC regulations limit the ability of certain insured depository institutions to accept, renew, or rollover deposits of offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institutions' normal market area. Under these regulations: "well capitalized" depository institutions may accept, renew, or rollover deposits at such rates without restriction; "adequately capitalized" depository institutions may accept, renew or rollover deposits at such rates with a waiver from the FDIC (subject to certain restrictions on payments of rates); and, "undercapitalized" depository institutions may not accept, renew or rollover deposits at such rates. As of December 31, 1997, the Bank met the definition of a "well capitalized" depository institution.

     First Macon Bank & Trust Company does not have a concentration of deposits from any one source, the loss of which would have a material adverse effect on the Bank. Management believes that substantially all of First Macon Bank & Trust Company's depositors are residents in its primary market area. First Macon Bank & Trust Company, currently does accept brokered deposits.

     Time deposits of $100,000 and over, public fund deposits, and other large deposit accounts tend to be short-term in nature and more sensitive to changes in interest rates than other types of deposits and, therefore, may be a less stable source of funds. In the event that exiting short-term deposits are not renewed, the resulting loss of the deposited funds could adversely affect First Macon Bank & Trust Company's liquidity. In a rising interest rate market, such short-term deposits may prove to be a costly source of funds because their short-term nature facilities renewal at increasingly higher interest rates, which may adversely affect First Macon Bank & Trust Company's earnings. However, the converse is true in a falling interest-rate market where such short-term deposits are more favorable to First Macon Bank & Trust Company.

     As of December 31, 1997 and 1996, time deposits of $100,000 and over mature as follows:

                                                               1997      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Due in three months or less.................................  $ 6,934   $ 4,775
Due from three to one year..................................   14,749    14,290
Due over one year...........................................    2,165     3,095
                                                              -------   -------
          Total time deposits $100,000 and over.............  $23,848   $22,160
                                                              =======   =======

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data concerning First Macon Bank & Trust Company have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The principal element of First Macon Bank & Trust Company's earnings is interest income which may be significantly affected by the level of inflation and by government monetary and fiscal policies adopted in response to inflationary or deflationary pressures.

     Inflation affects the reported financial condition and results of operations of all companies. However, the majority of assets and liabilities of financial institutions are monetary in nature and, therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. Inflation does have an important impact on the growth of total assets and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation also is a factor which may influence interest rates, yet the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. In an effort to cope with the effects of inflation, First Macon Bank & Trust Company, attempts to monitor its interest-rate sensitivity gap position as discussed above. In addition, a periodic review of banking services and products is conducted to adjust pricing in view of current costs.

FUTURE ACCOUNTING REQUIREMENTS

     Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" as amended by SFAS 127 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. This statement provides standards for distinguishing transfers of financial assets from transfers that are secured borrowing. The accounting and disclosure requirements of SFAS 127 became effective for First Macon Bank & Trust Company beginning January 1, 1998. Management has evaluated SFAS 127, and believes that SFAS 127 does not have a material impact on First Macon Bank & Trust Company's financial statements for the year ending December 31, 1998 nor the quarter ended March 31, 1998.

     In addition to the above statement, SFAS 130, "Reporting Comprehensive Income" establishes standards for reporting and reflecting comprehensive income and its components in a full set of general purpose financial statements. The term "comprehensive income" is used in SFAS 130 to describe the total of all components of comprehensive income including net income. "Other comprehensive income" refers to revenues, expenses, gains and losses that are included in comprehensive income but excluded from earnings under current accounting standards. Currently, "other comprehensive income" for the First Macon Bank & Trust Company consists of items previously recorded directly in equity under SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS 130 is effective for financial statements beginning after December 15, 1997. Management has evaluated SFAS 130, and believes that SFAS 130 will not have a material impact on First Macon Bank & Trust Company's financial statements for the year ending December 31, 1998 nor the quarter ended March 31, 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

     Results of Operations for the Three Months Ended March 31, 1998, compared to the Three Months Ended March 31, 1997.

     First Macon Bank & Trust Company's net income for the three months ended March 31, 1998 was $673,000, an increase of 6.66% from net income of $631,000 reported in the first three months of 1997. Net income per share was also up 6.36% to $2.51 for the three months ended March 31, 1998 from $2.36 reported in the three months ended March 31, 1997. Such net income per share was calculated based on the weighted average common shares outstanding during the period amounting to 1,074,000 shares and 1,071,000 shares as of March 31, 1998 and 1997, respectively. The principal reasons for this improvement were the growth of assets and liabilities (due to increased market penetration).

NET INTEREST INCOME

     Net interest income totaled $1,976,000 for the first three months of 1998, or 8.63% higher than $1,819,000 in the first three months of 1997. The increase in net interest income was due to: an increase of $18.1 million or 15.83% in loans; an increase of $7.5 million or 26.99% in securities; an increase of $2.1 million or 30.2% in Federal funds sold; and, an increase of $30.4 million or 20.70% in deposits. Earning assets as of the end of the first quarter of 1998 were $178.7 million, up 18.36% or $27.7 million from the $151.0 million reported at March 31, 1997. Net loans at the end of the first quarter of 1998 were $132.8 million reflecting the $18.1 million increase from March 30, 1997.

     As noted previously, total deposits at March 31, 1998, were $177.3 million, up $30.4 million or 20.70% from the $146.9 million reported at March 31, 1997. The increase resulted from: a small increase of $1.1 million or 4.15% in non-interest bearing deposits; and, an increase of $29.3 million in interest-bearing deposits or 24.34%. The increase interest bearing deposits was due to attractive and competitively priced deposit products and an expanded market base. The positive effect of the increase in deposits in funding the growth of earning assets was furthered by a $690,000 increase in stockholders' equity.

     The net interest income for the first three months of 1998 was $1,976,000 compared to $1,819,000 in the first three months of 1997. This increase was due to the impact of overall Bank growth in all areas of operations including earning assets and interest-bearing deposits.

PROVISIONS FOR LOAN LOSSES

     The provision for loan losses was $90,000 during the first three months of 1998, compared to $111,000 for the first three months of 1997.

NONINTEREST INCOME

     Noninterest income for the first three months of 1998 totaled $402,000, which was 17.88% more than the $341,000 reported in the same period of the prior year. The change was primarily due to First Macon Bank & Trust Company service charges being charged to a larger volume of customers in 1998.

NONINTEREST EXPENSE

     Noninterest expenses totaled $1,291,000 for the first three months of 1998, up 13.64% or $155,000 from the $1,136,000 reported for the first three months of 1997. The major factor in the change was an increase in personnel expense due to the new branches.

PROVISION FOR INCOME TAXES

     The income tax provision for the first three months of 1998 totaled $324,000 compared with $282,000 for the same period in 1997. The $90,000 increase from the prior year was attributable to an increase in First Macon Bank & Trust Company's net income.

STATEMENT OF CONDITION

     Total assets as of March 31, 1998 were $195.2 million, up 20.72% from $161.7 million on March 31, 1997. The growth in total assets paralleled the growth in deposits discussed above. The increase in loans was due to increased business development and favorable economic conditions. The increase in investment securities and Federal funds sold was also due to the growth of deposits discussed above.

     The continuing profitability of First Macon Bank & Trust Company resulted in an increase of stockholders' equity to $15.3 million as of March 31, 1998, or 20.47% more than the $12.7 million at March 31, 1997.

ASSET QUALITY

     The total non-performing assets at March 31, 1998 and 1997, were $465,000 and $597,000, respectively.

PROVISION FOR LOAN LOSSES

     The provision for loan losses for the three months ended March 31, 1998 was $90,000, as compared to $111,000 for the first three months of 1997. The allowance for loan losses was $1,700,000 on March 31, 1998 which equaled 1.26% of outstanding loans. This compares with $1,749,000 or 1.50% of outstanding loans at March 31, 1997, and $1,650,000 or 1.30% of outstanding loans at December 31, 1997. The low level of loan loss reserves (relative to outstanding loans) is attributable to the quality of the loan portfolio.

     The quality of the loan portfolio remains sound, and the reserve for loan losses is considered to be adequate to cover current credit related uncertainties. Established credit review procedures ensure that close attention is given to commercial real estate loans as well as other credit exposures which may be adversely affected by a significant increase in interest rates and/or downturns of segments of the local economy.

                             BUSINESS OF BANCGROUP

GENERAL

     BancGroup is a bank holding company registered under the BHCA. It was organized in 1974 under the laws of Delaware and has operated under its current name and management since 1981. BancGroup operates a wholly owned commercial banking subsidiary, Colonial Bank, in the states of Alabama, Georgia, Florida and Tennessee and Nevada. Colonial Bank conducts a full service commercial banking business through 134 branches in Alabama, five branches in Tennessee, 14 branches in Georgia, and 75 branches in Florida and three branches in Nevada. BancGroup has also entered into agreements to acquire four additional banks (excluding First Macon). Colonial Mortgage Company, a subsidiary of Colonial Bank, is a mortgage banking company which services approximately $13.8 billion in residential loans and which originates residential mortgages in 44 states through four divisional offices. The amounts and numbers set forth above were calculated as of March 31, 1998. At March 31, 1998, BancGroup had consolidated total assets of $8.0 billion and consolidated stockholders' equity of $571.6 million. These acquisitions are included in the pro forma statements included herein. See "Business of BancGroup." BancGroup's commercial banking loan portfolio is comprised primarily of commercial real estate loans (28%) and residential real estate loans (42%), a significant portion of which is located within the States of Alabama and Florida, BancGroup's growth in loans over the past several years has been concentrated in commercial and residential real estate loans.

RECENTLY COMPLETED AND OTHER PROPOSED BUSINESS COMBINATIONS

     Since December 31, 1997, BancGroup has acquired five banking institutions, ASB, United American Holding Corporation, South Florida Banking Corp., First Central Bank and Commercial Bank of Nevada, with aggregate assets and stockholders' equity acquired of $872 million and $72.2 million. These acquisitions, other than ASB and Commercial Bank of Nevada, are included in BancGroup's restated financial statements incorporated by reference herein.

     BancGroup acquired Commercial Bank of Nevada ("Commercial") on June 15, 1998. Commercial was a Nevada bank located in Las Vegas, Nevada. Commercial merged with BancGroup's bank subsidiary, Colonial Bank. BancGroup issued 842,157 shares of its Common Stock at the time of such merger. At March 31, 1998, Commercial had assets of $131.3 million, deposits of $119.7 million and stockholders' equity of $10.6 million.

     On March 26, 1998, BancGroup entered into a definitive agreement with CNB Holding Company ("CNB"). CNB is located in Daytona Beach, Florida. CNB will merge with BancGroup. BancGroup expects to issue a maximum of 972,291 shares of its Common Stock to the shareholders of CNB. This transaction is subject to, among other things, approval by the shareholders of CNB and by the appropriate regulatory authorities and is expected to be accounted for as a pooling of interests. At March 31, 1998, CNB had assets of $88.0 million, deposits of $79.4 million and stockholders' equity of $8.5 million.

     On May 5, 1998, BancGroup entered into a definitive agreement with FirstBank ("FirstBank"). FirstBank is located in Dallas, Texas. CBG Acquisition Corp., a subsidiary of BancGroup, will be merged into FirstBank, and FirstBank will become a banking subsidiary, of BancGroup. BancGroup expects to issue approximately 1,200,000 shares of its Common Stock to the shareholders of FirstBank. This transaction is subject to, among other things, approval by the shareholders of FirstBank and by the appropriate regulatory authorities and is expected to be accounted for as a pooling of interests. At March 31, 1998, FirstBank had assets of $162.9 million, deposits of $138.1 million and stockholders' equity of $8.8 million.

     On May 21, 1998, BancGroup entered into a definitive agreement with Prime Bank of Central Florida ("Prime Bank"). Prime Bank is located in Titusville, Florida. Prime Bank will merge with Colonial Bank. BancGroup expects to issue a maximum of 586,560 shares of BancGroup Common Stock to the shareholders of Prime Bank. This transaction is subject to, among other things, approval by the shareholders of Prime Bank and by the appropriate regulatory authorities and is expected to be accounted for as a pooling of interests. At March 31, 1998, Prime Bank had assets of $70.5 million, deposits of $63.6 million and stockholders' equity of $6.6 million.

     On June 16, 1998, BancGroup entered into a definitive agreement with InterWest Bancorp ("InterWest"). InterWest is located in Reno Nevada. BancGroup expects to issue a maximum of approximately 735,000 shares of BancGroup Common Stock to the shareholders of InterWest. This transaction is subject to, among other things, approval by the shareholders of InterWest and by the appropriate regulatory authorities and is expected to be accounted for as a pooling of interests. At March 31, 1998, InterWest had assets of $116.2 million, deposits of $102.3 million and stockholders' equity of $7.3 million.

     See "The Colonial BancGroup, Inc. and Subsidiaries -- Condensed Pro Forma Statements of Condition (Unaudited)."

YEAR 2000 COMPLIANCE

     Most computer software programs and processing systems, including those used by BancGroup and its subsidiaries in their operations, have not been designed to accommodate entries beyond the year 1999 in date fields. Failure to address the anticipated consequences of this design deficiency could have material adverse effects on the business and operations of any business, including BancGroup, that relies on computers and associated technologies. In response to the challenges of addressing such consequences in the banking industry, bank regulatory agencies, including the Federal Reserve, BancGroup's primary regulator, have established a Year 2000 Supervision Program and published guidelines for implementing procedures to bring the computer software programs and processing systems into year 2000 compliance.

     In compliance with the guidelines of the Federal Reserve, BancGroup has established a full time Year 2000 task force to address all Year 2000 compliance issues as well as enhancements to computer and communications systems resulting from upgrades initiated in response to Year 2000 issues. Currently BancGroup is in the process of implementing its plans to bring all major computer systems into Year 2000 compliant status by December 31, 1998, allowing the full year 1999 for testing of any systems changes. The major computer systems involved are:

     - Colonial Bank's mainframe based systems: These systems are provided by third party vendors of national stature. Upgrades to these systems are in progress which will bring the systems into Year 2000 compliant status and provide enhancements to current capabilities. The costs associated with these upgrades are part of BancGroup's ongoing operating costs.

     - Colonial Mortgage Company's (CMC) servicing and production systems: CMC's systems are primarily in-house systems and are currently being rewritten to Year 2000 compliant status. The cost of the rewrites is estimated to be $1.0 million and is incremental to the Company's ongoing operating costs. In addition, CMC's computer hardware is being upgraded to Year 2000 compliant status. This upgrade will also provide additional capacity for the servicing systems as well as an enhanced capability for the servicing systems and an enhanced capability for production. The additional annual costs of the mainframe upgrade (approximately $240,000) are expected to be absorbed through growth in the servicing portfolio and through increased production. CMC expects to maintain an average servicing cost per loan below $48.00 in 1998 and future years.

     - Branch automation operating systems: Colonial Bank's branch automation operating systems are being converted to Windows NT from OS/2. This conversion along with establishment of any Internet and increased capacity of communication lines is the most cost effective method of bringing the operating system to Year 2000 compliant status while allowing for more efficient flow of information to and from the branches and providing the highest assurance of continuing vendor support for the Company's branch automation solution. The incremental operating cost for these upgrades (approximately $400,000 annually) is expected to be absorbed through operational efficiencies and increased revenue. The Company will incur a one-time pretax charge of approximately $2.0 million to write off the remaining book value of the current branch automation equipment that is not Windows NT compatible.

     BancGroup expects to incur additional third party costs totaling approximately $300,000 related to assessing the status of the Company's systems and defining its strategy to bring all systems in to Year 2000 compliance. These costs have been and will continue to be expensed as incurred and are not significant to BancGroup's on-going operating costs. The costs to bring other miscellaneous systems into Year 2000 compliance are not expected to be material.

     This discussion reflects management's current assessment and estimates. Various factors could cause actual results to differ materially from those contemplated by such assessments, estimates and forward-looking statements. Some of these factors may be beyond the control of BancGroup, including but not limited to, vendor representation, technological advancements, economic factors and competitive considerations.

     Management's evaluation of Year 2000 compliance and technological upgrades is an on-going process involving continual evaluation. Unanticipated problems could develop and alternative solutions may be available that could cause current solutions to be more difficult or costly than currently anticipated.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     As of February 27, 1998, BancGroup had issued and outstanding 48,092,093 shares of BancGroup Common Stock with 8,476 shareholders of record. Each such share is entitled to one vote. In addition, as of that date, 2,072,913 shares of BancGroup Common Stock were subject to issue upon exercise of options pursuant to BancGroup's stock option plans and up to 349,500 shares of BancGroup Common Stock were issuable upon conversion of BancGroup's 1986 Debentures. There are currently 200,000,000 shares of BancGroup Common Stock authorized.

     The following table shows those persons who are known to BancGroup to be beneficial owners as of February 27, 1998 of more than five percent of outstanding BancGroup Common Stock.

                                                                             PERCENTAGE OF CLASS
NAME AND ADDRESS                                              COMMON STOCK     OUTSTANDING(1)
----------------                                              ------------   -------------------
Robert E. Lowder(2).........................................   2,903,654            6.01%
  Post Office Box 1108
  Montgomery, AL 36101

---------------

(1) Percentages are calculated for each person assuming the issuance of shares of BancGroup Common Stock pursuant to BancGroup's stock option plans, if any, that are held by such person.
(2) Robert E. Lowder is the brother of James K. and Thomas H. Lowder who owned, as of February 27, 1998, 2,200,372 and 2,146,488 shares of BancGroup Common Stock, respectively. Robert E. Lowder disclaims any beneficial ownership
    interest in the shares owned by his brothers and in                shares
    owned by his mother.
(3) Includes 191,020 shares of BancGroup Common Stock subject to options under BancGroup's stock option plans.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table indicates for each director, executive officer, and all executive officers and directors of BancGroup as a group the number of shares of outstanding Common Stock of BancGroup beneficially owned as of February 27, 1998.

                                                           SHARES OF BANCGROUP BENEFICIALLY OWNED
                                                           ---------------------------------------
                                                                               PERCENTAGE OF CLASS
DIRECTORS NAME                                             COMMON STOCK            OUTSTANDING
--------------                                             ------------        -------------------
Lewis Beville............................................       1,816                     *
Young J. Boozer..........................................      16,226(1)                  *
William Britton..........................................      15,616                     *
Jerry J. Chesser.........................................     149,196                     *
Augustus K. Clements, III................................      18,708                     *
Robert S. Craft..........................................      17,458                     *
Patrick F. Dye...........................................      30,960(2)                  *
James L. Hewitt..........................................     440,692(3)                  *

                                                           SHARES OF BANCGROUP BENEFICIALLY OWNED
                                                           ---------------------------------------
                                                                               PERCENTAGE OF CLASS
DIRECTORS NAME                                             COMMON STOCK            OUTSTANDING
--------------                                             ------------        -------------------
Clinton O. Holdbrooks....................................     276,400(4)                  *
D. B. Jones..............................................      21,989(5)                  *
Harold D. King...........................................     148,581                     *
Robert E. Lowder.........................................   2,903,654(6)               6.01%
John Ed Mathison.........................................      29,454                     *
Milton E. McGregor.......................................           0                     *
John C. H. Miller, Jr....................................      38,352(7)                  *
Joe D. Mussafer..........................................      20,679                     *
William E. Powell, III...................................      14,353                     *
J. Donald Prewitt........................................     222,924(8)                  *
Jack H. Rainer...........................................       2,690                     *
Jimmy Rane...............................................       1,108(9)                  *
Frances E. Roper.........................................     366,814                     *
Simuel Sippial...........................................       2,882                     *
Ed V. Welch..............................................      30,949                     *

CERTAIN EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS
Young J. Boozer, III.....................................      71,665(1)(10)              *
Michelle Condon..........................................      19,098(10)                 *
P. L. ("Mac") McLeod, Jr.................................      62,343(10)                 *
W. Flake Oakley, IV......................................      42,316(10)                 *
All Executive Officers & Directors as a Group............   4,965,923                 10.24%

---------------

   * Represents less than 1%.
 (1) Includes 1,000 shares of Common Stock out of 2,000 shares owned by Young J. Boozer, and Young J. Boozer, III EX U/W Phyllis C. Boozer.
 (2) Includes 25,000 shares of Common Stock subject to options exercisable under BancGroup's stock option plans.
 (3) Includes 62,682 shares of Common Stock subject to stock options.
 (4) Includes 24,524 shares of Common Stock subject to options under BancGroup's stock option plans and 64,498 shares held by Mr. Holdbrooks as trustee.
 (5) Mr. Jones holds power to vote 20,733 of these shares as trustee.
 (6) Includes 191,020 shares of Common Stock subject to options under BancGroup's stock option plans.
 (7) Includes 20,000 shares of Common Stock subject to options under BancGroup's stock option plans.
 (8) Includes 63,604 shares of Common Stock subject to stock options.
 (9) Mr. Rane's Keogh Plan owns 1,000 shares of BancGroup Common Stock.
(10) Young J. Boozer, III, Michelle M. Condon, P. L. ("Mac") McLeod, Jr. and W. Flake Oakley hold options respecting 25,000, 9,245, 28,000 and 18,000 shares of Common Stock, respectively, pursuant to BancGroup's stock option plans, not counting options that are not exercisable within 60 days due to vesting requirements.

MANAGEMENT INFORMATION

     Certain information regarding the biographies of the directors and executive officers of BancGroup, executive compensation and related party transactions is included in (i) BancGroup's Annual Report on Form 10-K for the fiscal year ending December 31, 1997, at item 10 and (ii) BancGroup's Proxy Statement for its 1998 Annual Meeting, at items 10,11 and 13.

                            BUSINESS OF FIRST MACON

GENERAL

     First Macon is a commercial bank organized under the laws of Georgia with its principal executive offices located at 501 Walnut Street, Macon, Georgia. In addition to the branch located at its principal executive offices, First Macon maintains four other branches located in metropolitan Macon, Georgia. As of March 31, 1998, First Macon had total assets of $195.2 million and stockholders' equity of $15.3 million. First Macon's telephone number at the main office is
(912) 746-7000.

     First Macon offers a full range of traditional commercial banking services including demand, savings and time deposits, consumer, commercial and real estate loans, safe deposit boxes, drive-in banking facilities and access to 24-hour teller machines through various networks. First Macon owns all of its operating facilities with the exception of a ground lease on one of its branch banking facilities.

MARKET AREA

     First Macon services exclusively the Macon, Georgia market area, which is the county seat for Bibb County, Georgia. The 1990 census reported a total population in Bibb County, Georgia of approximately 150,000. There are approximately 50,000 households in Bibb County, Georgia with an average household income of approximately $44,000.

PROPERTIES

     In addition to the banking services provided at First Macon's main office location, First Macon maintains four other branches located in metropolitan Macon, Georgia. The main office building contains approximately 10,800 square feet and includes a full service lobby, administrative offices and three drive-in lanes. Each of the other four branch offices includes a full service lobby, three to four drive-in lanes and range in size from 2,350 square feet to 3,250 square feet. All of such facilities are owned, except one branch bank is operated on a leased site under a lease which expires in July, 2001 with two ten-year renewal options.

     In addition to such branch banking offices, First Macon owns a 65,000 square foot building adjacent to its main office in which First Macon maintains its personnel, training, credit and operations departments. Approximately 35,000 square feet of space in this facility has been leased to third parties.

COMPETITION

     First Macon encounters vigorous competition in its market area from a number of sources, including bank holding companies, commercial banks and federal savings banks, credit unions and other financial institutions and financial intermediaries. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. First Macon also competes for interest bearing funds with a number of other financial intermediaries and investment alternatives including brokerage firms, money market funds, and other financial institutions, some of which have greater financial resources than First Macon. As of March 31, 1998, there were approximately 51 commercial bank branches, seven savings bank branches and 14 credit union branches competing in Macon, Georgia.

YEAR 2000 COMPLIANCE

     First Macon has formulated and begun implementation of a plan to address issues related to its "Mission Critical" computer hardware, software, and applications impacted by anticipated problems of date-field recognition in and after the year 2000. First Macon's plan complies with Federal Financial Institutions Examination Council Year 2000 compliance guidelines as promulgated by First Macon's principal regulatory agency. First Macon contracts with and hires third-party vendors to provide certain computer and data processing services related to its business operations. Some of these services are year 2000 sensitive. First Macon, in cooperation with its service providers and vendors, has met all applicable regulatory deadlines and intends to meet the remaining regulatory deadlines promulgated by First Macon's principal regulatory agency.

PRINCIPAL HOLDERS OF COMMON STOCK

     The following table sets forth certain information with respect to the beneficial ownership of First Macon's common stock as of the date of the Record Date for (a) each person who is known by First Macon to beneficially own the more than five percent of the outstanding shares of First Macon common stock,
(b) each director and executive officer of First Macon and (c) all directors and executive officers of First Macon as a group. Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial" owner of securities if, without limitation, he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such securities. The address for each of the persons named in such table is First Macon's business address. Unless otherwise indicated, all persons shown in the table have sole voting and investment power with regard to the shares shown:

                    SHARES OF FIRST MACON BENEFICIALLY OWNED

                                                                        PERCENTAGE
                                                              COMMON     OF CLASS
DIRECTORS NAME                                                 STOCK    OUTSTANDING
--------------                                                -------   -----------
Walter H. Bush, Jr., Director, Secretary(1).................   66,900       6.2%
Robert E. Chanin, Director(2)...............................   21,868       2.0
Charles F. Heard, Director..................................   21,480       2.0
Edward P. Loomis, Jr., President, Chief Executive Officer
  and Director..............................................   70,050       6.5
Bertram Maxwell, III, Director..............................   14,002       1.3
Albert W. McKay, Jr. Director(3)............................   29,920       2.8
Daniel L. Pike, Director(4).................................   12,200       1.1
Barney A. Smith, Jr., Director..............................   99,000       9.2
Jerry L. Stephens, Director.................................  104,784       9.7
John H. Taylor, Jr., Director...............................    5,000         *
All directors and executive directors and executive officers
  as a group (10 persons)...................................  445,204        41%

---------------

 * Represents beneficial ownership of less than one percent of the First Macon common stock.
(1) Includes 46,400 shares of First Macon common stock over which Mr. Bush may share voting or dispositive power.
(2) Includes 2,448 shares of First Macon common stock over which Mr. Chanin may share voting or dispositive power.
(3) Includes 5,000 shares of First Macon common stock over which Mr. McKay may share voting or dispositive power.
(4) Includes 700 shares over which Mr. Pike may share voting or dispositive power.

     First Macon's authorized capital stock consists of 25,000,000 shares of First Macon Common Stock, par value $1.00 per share, of which 1,076,604 shares are issued and outstanding as of the Record Date.

                         ADJOURNMENT OF SPECIAL MEETING

     Approval of the Merger Agreement by First Macon shareholders requires the affirmative vote of at least two-thirds of the outstanding shares of First Macon Common Stock. In the event there is an insufficient number of shares of First Macon Common Stock present in person or by proxy at the Special Meeting to approve the Agreement, First Macon's Board of Directors intends to adjourn the Special Meeting to a later date to provided a majority of the shares present and voting on the motion have voted in favor of such adjournment. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting. Proxies voted against the Agreement and abstentions will not be voted to adjourn the Special Meeting. Abstentions and broker non-votes will not be voted on this matter but will not count as "no votes." If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting need be given the shareholders other than an announcement made at the Special Meeting.

     The effect of any such adjournment would be to permit First Macon to solicit additional proxies for approval of the Agreement. While such an adjournment would not invalidate any proxies previously filed as long as the record date for the adjourned meeting remained the same, including proxies filed by shareholders voting against the Agreement, an adjournment would afford First Macon time to solicit additional proxies in favor of the Agreement.

                                 OTHER MATTERS

     The Board of Directors of First Macon is not aware of any business to come before the Special Meeting other than those matters described above in this Prospectus. If, however, any other matters not now known should properly come before the Special Meeting, the proxy holders named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors of First Macon.

             DATE FOR SUBMISSION OF BANCGROUP SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in BancGroup's proxy solicitation materials for its 1999 annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at BancGroup's main office at One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101, no later than 120 calendar days in advance of the date of March 14, 1998.

                                 LEGAL MATTERS

     Certain legal matters regarding the shares of BancGroup Common Stock of BancGroup offered hereby are being passed upon by the law firm of Miller, Hamilton, Snider & Odom, L.L.C., Mobile, Alabama, of which John C. H. Miller, Jr., a director of BancGroup, is a partner. Such firm received fees for legal services performed in 1997 of $1,659,399. John C. H. Miller, Jr. as of February 27, 1998 beneficially owned 38,352 shares of BancGroup Common Stock. Mr. Miller also received employee-related compensation from BancGroup in 1997 of $43,485. Certain legal matters relating to the Merger are being passed upon for First Macon by the law firm of Arnall, Golden & Gregory, L.L.P. of which Walter H. Bush, Jr., a director of First Macon, is a partner. Mr. Bush beneficially owns 66,900 shares of First Macon Common Stock as described under "Business of First Macon -- Principal Holders of Common Stock."

                                    EXPERTS

     Coopers & Lybrand L.L.P. serves as the independent accountants for BancGroup. The consolidated financial statements of BancGroup as of December 31, 1997 and 1996 and for each of the three years ended December 31, 1997 are incorporated by reference in this Prospectus in reliance upon the report of such firm, given on the authority of that firm as experts in accounting and auditing. It is not expected that a representative of such firm will be present at the Special Meeting.

     First Macon's financial statements as of December 31, 1997 and 1996, and for each of the two years ended December 31, 1997, included in this Prospectus have been audited by Mauldin & Jenkins, LLC, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF FIRST MACON PRIOR TO THE SPECIAL MEETING, BY EXECUTING A LATER DATED PROXY AND DELIVERING IT TO THE SECRETARY OF FIRST MACON PRIOR TO THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING VOTING IN PERSON.

                        FIRST MACON BANK & TRUST COMPANY

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
INDEPENDENT AUDITOR'S REPORT................................   F-2
FINANCIAL STATEMENTS
  Balance Sheets as of December 31, 1997 and 1996...........   F-3
  Statements of Income for the years ended December 31, 1997
     and 1996...............................................   F-4
  Statements of Changes in Stockholders' Equity for the
     years ended December 31, 1997 and 1996.................   F-5
  Statements of Cash Flows for the years ended December 31,
     1997 and 1996..........................................   F-6
  Notes to Financial Statements for the years ended December
     31, 1997 and 1996......................................   F-7
UNAUDITED INTERIM FINANCIAL STATEMENTS
  Balance Sheet as of March 31, 1998........................  F-18
  Statements of Income for the three months ended March 31,
     1998 and 1997..........................................  F-19
  Statement of Changes in Stockholders' Equity for the three months ended March 31, 1998............................  F-20
  Statements of Cash Flows for the three months ended March
     31, 1998 and 1997......................................  F-21
  Notes to Unaudited Financial Statements...................  F-22

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
First Macon Bank & Trust Company
Macon, Georgia

     We have audited the accompanying balance sheets of First Macon Bank & Trust Company as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Macon Bank & Trust Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          MAULDIN & JENKINS, LLC

Macon, Georgia
January 14, 1998

                        FIRST MACON BANK & TRUST COMPANY

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                                  1997           1996
                                                              ------------   ------------
                                         ASSETS
Cash and due from banks.....................................  $ 11,289,339   $  8,868,630
Federal funds sold..........................................     5,695,000      5,645,000
Securities available for sale...............................    19,126,350     13,973,760
Securities held for investment (estimated fair value of
  $17,820,359 and $14,737,017)..............................    17,491,167     14,608,089
Loans, less allowance for loan losses $1,650,000 and
  $1,650,000, respectively..................................   124,905,871    105,843,330
Premises and equipment, net.................................     6,146,375      2,284,399
Accrued interest and other assets...........................     1,716,681      1,668,784
                                                              ------------   ------------
                                                              $186,370,783   $152,891,992
                                                              ============   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand................................  $ 24,879,623   $ 23,310,821
  Interest-bearing demand...................................    50,335,032     38,424,484
  Savings...................................................     3,554,463      5,358,161
  Time, $100,000 and over...................................    23,847,958     22,159,638
  Other time................................................    66,437,576     49,346,729
                                                              ------------   ------------
          Total deposits....................................   169,054,652    138,599,833
Accrued interest and other liabilities......................     2,722,902      2,199,819
                                                              ------------   ------------
          Total liabilities.................................   171,777,554    140,799,652
                                                              ------------   ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common stock, par value $.50; 25,000,000 shares
     authorized; 1,073,854 and 1,070,933 shares issued and
     outstanding............................................       536,927        535,467
  Surplus...................................................     9,521,493      7,435,045
  Retained earnings.........................................     4,432,004      4,042,128
  Unrealized gains on securities available for sale, net of
     taxes..................................................       102,805         79,700
                                                              ------------   ------------
          Total stockholders' equity........................    14,593,229     12,092,340
                                                              ------------   ------------
                                                              $186,370,783   $152,891,992
                                                              ============   ============

                       See Notes to Financial Statements.

                        FIRST MACON BANK & TRUST COMPANY

                              STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                 1997          1996
                                                              -----------   -----------
Interest income
  Interest and fees on loans................................  $12,009,361   $ 9,452,712
  Interest on taxable securities............................    1,280,745     1,226,261
  Interest on nontaxable securities.........................      543,155       481,808
  Interest on deposits in banks.............................        8,884         2,610
  Interest on Federal funds sold............................      564,587       220,633
                                                              -----------   -----------
                                                               14,406,732    11,384,024
                                                              -----------   -----------
Interest expense on deposits................................    6,656,961     5,017,181
                                                              -----------   -----------
     Net interest income....................................    7,749,771     6,366,843
Provision for loan losses...................................      177,959       375,884
                                                              -----------   -----------
     Net interest income after provision for loan losses....    7,571,812     5,990,959
                                                              -----------   -----------
Other income
  Service charges on deposit accounts.......................    1,300,462     1,154,183
  Other service charges, commissions and fees...............       35,615        39,444
  Other.....................................................      223,286       129,086
  Gain on sales of securities...............................           --        16,049
                                                              -----------   -----------
                                                                1,559,363     1,338,762
                                                              -----------   -----------
Other expense
  Salaries and employee benefits............................    2,661,547     2,207,814
  Equipment and occupancy expense...........................      723,811       723,469
  Other operating expenses..................................    1,670,173     1,405,195
                                                              -----------   -----------
                                                                5,055,531     4,336,478
                                                              -----------   -----------
     Income before income taxes.............................    4,075,644     2,993,243
Income taxes................................................    1,335,000       883,000
                                                              -----------   -----------
     Net income.............................................  $ 2,740,644   $ 2,110,243
                                                              ===========   ===========
Per common and common equivalent share
     Net income.............................................  $      2.55   $      1.97
                                                              ===========   ===========

                       See Notes to Financial Statements.

                        FIRST MACON BANK & TRUST COMPANY

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                UNREALIZED
                                                                                  GAINS
                                                                               (LOSSES) ON
                                                                                SECURITIES
                                COMMON STOCK                                    AVAILABLE
                            ---------------------                 RETAINED      FOR SALE,
                             SHARES     PAR VALUE    SURPLUS      EARNINGS     NET OF TAXES      TOTAL
                            ---------   ---------   ----------   -----------   ------------   -----------
Balance, December 31,
  1995....................    521,000   $521,000    $7,266,500   $ 2,166,626     $ 83,128     $10,037,254
  Net income..............         --         --            --     2,110,243           --       2,110,243
  Net change in unrealized
     gains (losses) on
     securities available
     for sale, net of
     taxes................         --         --            --            --       (3,428)         (3,428)
  Issuance of 12,500
     shares of common
     stock upon the
     exercise of
     options..............     12,500     12,500       112,500            --           --         125,000
  2-for-1 stock split.....    533,500         --            --            --           --              --
  Cash dividend paid, $.22
     per share............         --         --            --      (234,741)          --        (234,741)
  Issuance of 3,933 shares
     of common stock upon
     the exercise of
     options..............      3,933      1,967        56,045            --           --          58,012
                            ---------   --------    ----------   -----------     --------     -----------
Balance, December 31,
  1996....................  1,070,933    535,467     7,435,045     4,042,128       79,700      12,092,340
  Net income..............         --         --            --     2,740,644           --       2,740,644
  Net change in unrealized
     gains (losses) on
     securities available
     for sale, net of
     taxes................         --         --            --            --       23,105          23,105
  Issuance of 2,921 shares
     of common stock
     through employee
     stock purchase
     plan.................      2,921      1,460        56,959            --           --          58,419
  Cash dividend paid, $.30
     per share............         --         --            --      (321,279)          --        (321,279)
  Transfer from retained
     earnings to
     surplus..............         --         --     2,029,489    (2,029,489)          --              --
                            ---------   --------    ----------   -----------     --------     -----------
Balance, December 31,
  1997....................  1,073,854   $536,927    $9,521,493   $ 4,432,004     $102,805     $14,593,229
                            =========   ========    ==========   ===========     ========     ===========

                       See Notes to Financial Statements.

                        FIRST MACON BANK & TRUST COMPANY

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                  1997           1996
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $  2,740,644   $  2,110,243
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................       326,886        238,630
     Amortization of premium and accretion of discount on
      securities, net.......................................        (7,837)         4,507
     Gain on sale of premises and equipment.................        (1,023)            --
     Gain on sale of securities.............................            --        (16,049)
     Provision for loan losses..............................       177,959        375,884
     Deferred income tax benefits...........................       (41,000)      (148,000)
     Changes in assets and liabilities:
       Increase in accrued interest receivable..............      (143,460)      (123,988)
       Decrease in other assets.............................       122,552        303,232
       Increase in accrued interest payable.................       398,298        376,119
       Increase in other liabilities........................       124,785         20,840
                                                              ------------   ------------
          Net cash provided by operating activities.........     3,697,804      3,141,418
                                                              ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net decrease in interest-bearing deposits.................            --        100,000
  Purchases of securities available for sale................    (5,352,860)    (3,250,255)
  Proceeds from sales of securities available for sale......     1,450,000      3,203,326
  Purchases of securities held for investment...............    (8,356,746)    (2,447,208)
  Proceeds from maturity of securities held for
     investment.............................................     4,268,891      4,308,210
  Net increase in loans.....................................   (19,240,500)   (29,293,964)
  Purchase of premises and equipment........................    (4,203,959)      (650,625)
  Proceeds from sales of premises and equipment.............        16,120             --
                                                              ------------   ------------
          Net cash used in investing activities.............   (31,419,054)   (28,030,516)
                                                              ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits..................................    30,454,819     30,369,461
  Proceeds from issuance of common stock....................        58,419        183,012
  Dividends paid............................................      (321,279)      (234,741)
                                                              ------------   ------------
          Net cash provided by financing activities.........    30,191,959     30,317,732
                                                              ------------   ------------
Net increase in cash and cash equivalents...................     2,470,709      5,428,634
Cash and cash equivalents at beginning of year..............    14,513,630      9,084,996
                                                              ------------   ------------
Cash and cash equivalents at end of year....................  $ 16,984,339   $ 14,513,630
                                                              ============   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payments for:
     Interest...............................................  $  6,258,663   $  4,641,062
     Income taxes...........................................     1,201,977        919,787
NONCASH TRANSACTION
  Net change in unrealized (gains) losses on securities
     available for sale.....................................       (35,008)         5,194

                       See Notes to Financial Statements.

                        FIRST MACON BANK & TRUST COMPANY

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     First Macon Bank & Trust Company provides a full range of banking services to individual and corporate customers in its primary market of Macon, Georgia and the surrounding area. The Bank is subject to competition from other financial institutions and the regulations of certain federal and state agencies. The Bank is periodically examined by certain regulatory authorities.

BASIS OF PRESENTATION

     The accounting and reporting policies of the Bank conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash on hand, cash items in process of collection, amounts due from banks and Federal funds sold are included in cash and cash equivalents.

     The Bank maintains amounts due from banks which, at times, may exceed Federally insured limits. The Bank has not experienced any losses in such accounts.

SECURITIES

     Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held for investment and reported at amortized cost. All other debt securities are classified as available for sale and carried at fair value with net unrealized gains and losses included in stockholders' equity, net of tax.

     Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sale of securities are determined using the specific identification method.

LOANS

     Loans are carried at their principal amounts outstanding less the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.

     Loan origination fees and certain direct costs of most loans are recognized at the time the loan is recorded. Loan origination fees and costs incurred for other loans are deferred and recognized as income over the life of the loan. Because net origination loan fees and costs are not material, the results of operations are not materially different than the results which would be obtained by accounting for all loan fees and costs in accordance with generally accepted accounting principles.

     The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. In addition, regulatory agencies, as an integral part of their examination process periodically review the Bank's allowance for loan losses, and may require the Bank to record additions to the allowance based on their judgement about information available to them at the time of their examinations.

                        FIRST MACON BANK & TRUST COMPANY

     The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received.

     A loan is impaired when it is probable the Bank will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the declining-balance and straight-line methods over the estimated useful lives of the assets.

OTHER REAL ESTATE OWNED

     Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-downs to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded as other expense.

INCOME TAXES

     Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized on the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

     Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will occur.

EARNINGS PER COMMON SHARE

     Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income minus the income effect of potential common shares that are dilutive by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. No potential common shares exist which would dilute the earnings per share computation.

RECENT DEVELOPMENTS

     The Financial Accounting Standards Board (FASB) has issued, and the Bank has adopted, Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 was amended by SFAS No. 127, which defers the effective date of certain provisions of SFAS No. 125 until January 1, 1998. This statement provides accounting

                        FIRST MACON BANK & TRUST COMPANY
and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this statement did not have a material effect on the Bank's financial statements.

     The FASB has issued, and the Bank has adopted, SFAS No. 128 "Earnings Per Share". SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15 "Earnings Per Share" and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential issuable common stock. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with Diluted EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator for the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. The adoption of this statement did not have a material effect on the Bank's financial statement.

     The FASB has issued SFAS No. 130 "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed in equal prominence with the other financial statements. The term "comprehensive income" is used in the SFAS to describe the total of all components of comprehensive income including net income. "Other comprehensive income" refers to revenues, expenses, gains and losses that are included in comprehensive income but excluded from earnings under current accounting standards. Currently, "Other comprehensive income" for the Bank consists of items previously recorded directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 130 is effective for financial statements beginning after December 15, 1997.

                        FIRST MACON BANK & TRUST COMPANY

NOTE 2. SECURITIES

     The amortized cost and fair value of securities are summarized as follows:

                                                           GROSS        GROSS
                                            AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                              COST         GAINS        LOSSES        VALUE
                                           -----------   ----------   ----------   -----------
Securities Available for Sale
  December 31, 1997:
     U.S. government and agency
       securities........................  $ 4,642,977    $ 30,913     $(10,383)   $ 4,663,507
     State and municipal securities......    3,971,667      83,755           --      4,055,422
     Mortgage-backed securities..........   10,346,558      83,897      (23,034)    10,407,421
                                           -----------    --------     --------    -----------
                                           $18,961,202    $198,565     $(33,417)   $19,126,350
                                           ===========    ========     ========    ===========
  December 31, 1996:
     U.S. government and agency
       securities........................  $ 5,302,823    $  1,829     $(29,524)   $ 5,275,128
     State and municipal securities......    2,752,659     141,613           --      2,894,272
     Mortgage-backed securities..........    5,790,246      63,060      (48,946)     5,804,360
                                           -----------    --------     --------    -----------
                                           $13,845,728    $206,502     $(78,470)   $13,973,760
                                           ===========    ========     ========    ===========
Securities Held for Investment
  December 31, 1997:
     U.S. government agency securities...  $   958,656    $  8,234     $     --    $   966,890
     State and municipal securities......    8,045,440     294,253          (32)     8,339,661
     Mortgage-backed securities..........    8,487,071      62,977      (36,240)     8,513,808
                                           -----------    --------     --------    -----------
                                           $17,491,167    $365,464     $(36,272)   $17,820,359
                                           ===========    ========     ========    ===========
  December 31, 1996:
     U.S. government agency securities...  $ 1,457,265    $  9,385     $ (3,713)   $ 1,462,937
     State and municipal securities......    5,941,524     153,685      (11,836)     6,083,373
     Mortgage-backed securities..........    7,209,300      51,923      (70,516)     7,190,707
                                           -----------    --------     --------    -----------
                                           $14,608,089    $214,993     $(86,065)   $14,737,017
                                           ===========    ========     ========    ===========

     The amortized cost and fair value of securities as of December 31, 1997 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                              SECURITIES AVAILABLE FOR SALE   SECURITIES HELD FOR INVESTMENT
                                              -----------------------------   -------------------------------
                                                AMORTIZED         FAIR          AMORTIZED           FAIR
                                                  COST            VALUE            COST            VALUE
                                              -------------   -------------   --------------   --------------
Due in one year or less.....................   $ 2,535,614     $ 2,533,443     $   295,847      $   298,313
Due from one year to five years.............     2,086,182       2,122,455       1,533,718        1,544,836
Due from five to ten years..................     2,523,951       2,575,827       3,809,302        3,958,055
Due after ten years.........................     1,468,897       1,487,204       3,365,229        3,505,347
Mortgage-backed securities..................    10,346,558      10,407,421       8,487,071        8,513,808
                                               -----------     -----------     -----------      -----------
                                               $18,961,202     $19,126,350     $17,491,167      $17,820,359
                                               ===========     ===========     ===========      ===========

     Securities with a carrying value of $8,039,084 and $8,192,871 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes.

                        FIRST MACON BANK & TRUST COMPANY

     Gains and losses on sales of securities available for sale consist of the following:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------   --------
Gross gains on sale of securities...........................  $    --   $ 54,290
Gross losses on sale of securities..........................       --    (38,241)
                                                              -------   --------
Net realized gains on sales of securities available for
  sale......................................................  $    --   $ 16,049
                                                              =======   ========

NOTE 3. LOANS AND ALLOWANCE FOR LOAN LOSSES

     The composition of loans is summarized as follows:

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                                1997           1996
                                                            ------------   ------------
Real estate:
  Construction and land development.......................  $  6,632,083   $  5,098,102
  Residential.............................................    20,999,506     20,483,175
  Business and other......................................    62,433,398     47,356,482
Commercial................................................    23,205,891     22,102,119
Consumer..................................................    13,232,122     12,382,635
Other.....................................................        52,871         70,817
                                                            ------------   ------------
                                                             126,555,871    107,493,330
Allowance for loan losses.................................    (1,650,000)    (1,650,000)
                                                            ------------   ------------
Loans, net................................................  $124,905,871   $105,843,330
                                                            ============   ============

     Changes in the allowance for loan losses for the years ended December 31 were as follows:

                                                                 1997         1996
                                                              ----------   ----------
Balance, beginning of year..................................  $1,650,000   $1,383,000
  Provision for loan losses.................................     177,959      375,884
  Loans charged off.........................................    (214,130)    (140,059)
  Recoveries of loans previously charged off................      36,171       31,175
                                                              ----------   ----------
Balance, end of year........................................  $1,650,000   $1,650,000
                                                              ==========   ==========

     The total recorded investment in impaired loans was $534,630 and $424,814 at December 31, 1997 and 1996, respectively. None of these loans had related allowances for loan losses at December 31, 1997 and 1996. The average recorded investment in impaired loans for 1997 and 1996 was $514,487 and $186,782. Interest income on impaired loans of $34,692 and $9,760 was recognized for cash payments received for the years ended 1997 and 1996, respectively.

                        FIRST MACON BANK & TRUST COMPANY

     The Bank has granted loans to certain directors, executive officers, and related entities of the Bank. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1997 are as follows:

Balance, beginning of year..................................  $2,128,317
  Advances..................................................     902,693
  Repayments................................................    (532,029)
  Transactions due to changes in related parties............     (49,492)
                                                              ----------
Balance, end of year........................................  $2,449,489
                                                              ==========

NOTE 4. PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Land........................................................  $1,248,286   $  510,098
Building....................................................   3,792,605      645,575
Leasehold improvements......................................     370,254      602,925
Equipment...................................................   1,994,158    1,468,004
                                                              ----------   ----------
                                                               7,405,303    3,226,602
Accumulated depreciation....................................  (1,258,928)    (942,203)
                                                              ----------   ----------
                                                              $6,146,375   $2,284,399
                                                              ==========   ==========

NOTE 5. INCOME TAXES

     The components of the income tax provision are as follows:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Current.....................................................  $1,376,000   $1,031,000
Deferred....................................................     (41,000)    (148,000)
                                                              ----------   ----------
                                                              $1,335,000   $  883,000
                                                              ==========   ==========

     The Bank's provision for income taxes differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                DECEMBER 31,
                                                 -------------------------------------------
                                                         1997                   1996
                                                 --------------------   --------------------
                                                   AMOUNT     PERCENT     AMOUNT     PERCENT
                                                 ----------   -------   ----------   -------
Tax provision at statutory rate................  $1,385,719     34%     $1,017,703     34%
Increase (decrease) resulting from:
  Tax exempt interest..........................    (161,525)    (4)       (158,467)    (5)
  State income taxes...........................      97,841      2          86,712      3
  Adjustment for effect of exercised stock
     options...................................          --     --         (47,187)    (2)
  Other items, net.............................      12,965      1         (15,761)    (1)
                                                 ----------     --      ----------     --
Provision for income taxes.....................  $1,335,000     33%     $  883,000     29%
                                                 ==========     ==      ==========     ==

                        FIRST MACON BANK & TRUST COMPANY

     Net deferred income tax assets of $395,657 and $368,668 at December 31, 1997 and 1996, respectively, are included in other assets. The components of deferred income taxes are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
Deferred tax assets:
  Loan loss reserves........................................  $518,000   $496,000
  Deferred loan fee income..................................     6,000         --
  Interest on nonaccrual loans..............................    13,000      6,000
                                                              --------   --------
                                                               537,000    502,000
                                                              --------   --------
Deferred tax liabilities:
  Depreciation and amortization.............................    79,000     85,000
  Securities available for sale.............................    62,343     48,332
                                                              --------   --------
                                                               141,343    133,332
                                                              --------   --------
          Net deferred tax assets...........................  $395,657   $368,668
                                                              ========   ========

NOTE 6. COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Bank has entered into off balance sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

     The Bank's exposure to credit losses in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Bank's commitments is as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
Commitments to extend credit................................  $22,690,353   $17,656,644
Standby letters of credit...................................    1,629,544     1,116,524
                                                              -----------   -----------
                                                              $24,319,897   $18,773,168
                                                              ===========   ===========

     Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending other loans to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

                        FIRST MACON BANK & TRUST COMPANY

     In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management of the Bank, any liability resulting from such proceedings would not have a material effect on the Bank's financial statements.

     The Bank leases a parcel of land on which it constructed a branch building. The lease expires August 1, 2001 with the option to renew for up to two additional consecutive periods of ten years each. This lease is accounted for by the Bank as an operating lease.

     The total minimum rental commitment at December 31, 1997 under the operating lease mentioned in the preceding paragraph was $81,700, due as follows:

                                                             TOTAL MINIMUM
                                                                RENTAL
DURING THE YEAR ENDING DECEMBER 31,                           COMMITMENTS
-----------------------------------                          -------------
          1998.............................................     $22,800
          1999.............................................      22,800
          2000.............................................      22,800
          2001.............................................      13,300
                                                                -------
                                                                $81,700
                                                                =======

     The total rental expense included in the statements of income for the years ended December 31, 1997 and 1996 is $115,686 and $169,900, respectively.

NOTE 7. CONCENTRATIONS OF CREDIT

     The Bank originates construction, land development, commercial, residential and consumer loans to customers primarily in its market area of Macon, Georgia and the surrounding area. The ability of the majority of the Bank's customers to honor their contractual commitments is dependent on the economy in this area.

     A substantial portion of the Bank's loan portfolio is secured by real estate in the Bank's primary market area. In addition, all of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Bank's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

     The Bank, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $2,500,000.

NOTE 8. RETAINED EARNINGS AND CAPITAL

     The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1997, approximately $1,370,000 of retained earnings were available for dividend declaration without regulatory approval.

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

                        FIRST MACON BANK & TRUST COMPANY

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1997, the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios as of December 31, 1997 are presented in the following table:

                                                                              TO BE WELL
                                                                           CAPITALIZED UNDER
                                                        FOR CAPITAL        PROMPT CORRECTIVE
                                    ACTUAL           ADEQUACY PURPOSES     ACTION PROVISIONS
                              -------------------   -------------------   -------------------
                                AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT      RATIO
                              -----------   -----   -----------   -----   -----------   -----
As of December 31, 1997
  Total Capital (to Risk
     Weighted Assets).......  $16,140,424    12%    $10,894,395     8%    $13,617,994    10%
  Tier I Capital (to Risk
     Weighted Assets).......   14,490,424    11       5,447,197     4       8,170,796     6
  Tier I Capital (to Average
     Assets)................   14,490,424     8       7,454,831     4       9,318,539     5

     The Bank's actual capital amounts and ratios as of December 31, 1996 are presented in the following table:

                                                                                TO BE WELL
                                                                                CAPITALIZED
                                                                               UNDER PROMPT
                                                          FOR CAPITAL           CORRECTIVE
                                       ACTUAL          ADEQUACY PURPOSES     ACTION PROVISIONS
                                 -------------------   ------------------   -------------------
                                   AMOUNT      RATIO     AMOUNT     RATIO     AMOUNT      RATIO
                                 -----------   -----   ----------   -----   -----------   -----
As of December 31, 1996
  Total Capital (to Risk
     Weighted Assets)..........  $13,742,249    12%    $8,814,344     8%    $11,017,930    10%
  Tier I Capital (to Risk
     Weighted Assets)..........   12,092,140    11      4,407,172     4       6,610,758     6
  Tier I Capital (to Average
     Assets)...................   12,092,140     8      6,115,660     4       7,644,575     5

NOTE 9. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997 and 1996. Such amounts have not been

                        FIRST MACON BANK & TRUST COMPANY
revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

CASH, DUE FROM BANKS, AND FEDERAL FUNDS SOLD

     The carrying amounts of cash, due from banks, and Federal funds sold approximate their fair value.

AVAILABLE FOR SALE AND HELD FOR INVESTMENT SECURITIES

     Fair values for securities are based on quoted market prices.

LOANS

     For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow methods, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values of impaired loans are estimated using discounted cash flow methods or underlying collateral values.

DEPOSITS

     The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow methods, using interest rates currently being offered on certificates.

ACCRUED INTEREST

     The carrying amounts of accrued interest approximate their fair values.

OFF-BALANCE SHEET INSTRUMENTS

     Fair values of the Bank's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Bank until such commitments are funded. The Bank has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

                        FIRST MACON BANK & TRUST COMPANY

     The estimated fair values of the Bank's financial instruments were as follows:

                                       DECEMBER 31, 1997             DECEMBER 31, 1996
                                  ---------------------------   ---------------------------
                                    CARRYING         FAIR         CARRYING         FAIR
                                     AMOUNT         VALUE          AMOUNT         VALUE
                                  ------------   ------------   ------------   ------------
Financial assets:
     Cash and short-term
       investments..............  $ 16,984,339   $ 16,984,339   $ 14,513,630   $ 14,513,630
                                  ============   ============   ============   ============
     Securities.................  $ 36,617,517   $ 36,946,709   $ 28,581,849   $ 28,710,777
                                  ============   ============   ============   ============
     Loans......................  $126,555,871   $126,533,085   $107,493,330   $105,769,000
     Allowance for loan
       losses...................     1,650,000             --      1,650,000             --
                                  ------------   ------------   ------------   ------------
          Loans, net............  $124,905,871   $126,533,085   $105,843,330   $105,769,000
                                  ============   ============   ============   ============
     Accrued interest
       receivable...............  $  1,342,316   $  1,342,316   $  1,198,856   $  1,198,856
                                  ============   ============   ============   ============
  Financial liabilities:
     Noninterest-bearing
       demand...................  $ 24,879,623   $ 24,879,623   $ 23,310,821   $ 23,310,821
     Interest-bearing demand....    50,335,032     50,335,032     38,424,484     38,424,484
     Savings....................     3,554,463      3,554,463      5,358,161      5,358,161
     Time deposits..............    90,285,534     90,074,555     71,506,367     71,342,000
                                  ------------   ------------   ------------   ------------
          Time deposits.........  $169,054,652   $168,843,673   $138,599,833   $138,435,466
                                  ============   ============   ============   ============

                        FIRST MACON BANK & TRUST COMPANY

                           BALANCE SHEET (UNAUDITED)
                                 MARCH 31, 1998

                                                                 1998
                                                              ----------
                                                                 (IN
                                                              THOUSANDS)
                                 ASSETS
Cash and due from banks.....................................   $ 10,000
Federal funds sold..........................................      9,120
Securities available for sale...............................     18,323
Securities held for investment (estimated fair value of
  $17,109)..................................................     16,792
Loans, less allowance for loan losses of $1,700.............    132,750
Premises and equipment, net.................................      6,148
Accrued interest and other assets...........................      2,088
                                                               --------
                                                               $195,221
                                                               ========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand................................   $ 27,581
  Interest-bearing demand...................................     52,645
  Savings...................................................      3,843
  Time, $100,000 and over...................................     24,706
  Other time................................................     68,498
                                                               --------
          Total deposits....................................    177,273
Accrued interest and other liabilities......................      2,665
                                                               --------
          Total liabilities.................................    179,938
                                                               --------
Commitments and contingencies
Stockholders' equity
  Common stock, par value $.50; 25,000,000 shares
     authorized; 1,073,854 shares issued and outstanding....        537
  Surplus...................................................      9,521
  Retained earnings.........................................      5,105
  Unrealized gains on securities available for sale, net of
     taxes..................................................        120
                                                               --------
          Total stockholders' equity........................     15,283
                                                               --------
                                                               $195,221
                                                               ========

                       See Notes to Financial Statements.

                        FIRST MACON BANK & TRUST COMPANY

                        STATEMENTS OF INCOME (UNAUDITED)
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                                                 1998         1997
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Interest income
  Interest and fees on loans................................  $    3,170   $    2,766
  Interest on taxable securities............................         365          298
  Interest on nontaxable securities.........................         166          131
  Interest on Federal funds sold............................          88           38
                                                              ----------   ----------
                                                                   3,789        3,233
                                                              ----------   ----------
Interest expense on deposits................................       1,813        1,414
                                                              ----------   ----------
          Net interest income...............................       1,976        1,819
Provision for loan losses...................................          90          111
                                                              ----------   ----------
          Net interest income after provision for loan
            losses..........................................       1,886        1,708
                                                              ----------   ----------
Other income
  Service charges on deposit accounts.......................         328          280
  Other service charges, commissions and fees...............          60           37
  Other.....................................................          14           24
                                                              ----------   ----------
                                                                     402          341
                                                              ----------   ----------
Other expense
  Salaries and employee benefits............................         764          608
  Equipment and occupancy expense...........................         126          168
  Other operating expenses..................................         401          360
                                                              ----------   ----------
                                                                   1,291        1,136
                                                              ----------   ----------
          Income before income taxes........................         997          913
Income taxes................................................         324          282
                                                              ----------   ----------
          Net income........................................  $      673   $      631
                                                              ==========   ==========
Per common and common equivalent share
          Net income (annualized)...........................  $     2.51   $     2.36
                                                              ==========   ==========

                       See Notes to Financial Statements.

                        FIRST MACON BANK & TRUST COMPANY

            STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)
                       THREE MONTHS ENDED MARCH 31, 1998
                                 (IN THOUSANDS)

                                                                                      UNREALIZED
                                                                                         GAINS
                                                                                      (LOSSES) ON
                                                                                      SECURITIES
                                              COMMON STOCK                           AVAILABLE FOR
                                           ------------------             RETAINED   SALE, NET OF
                                           SHARES   PAR VALUE   SURPLUS   EARNINGS       TAXES        TOTAL
                                           ------   ---------   -------   --------   -------------   -------
Balance, December 31, 1997...............  1,074      $537      $9,521     $4,432        $103        $14,593
  Net income.............................     --        --          --        673          --            673
  Net change in unrealized gains (losses)
     on securities available for sale,
     net of taxes........................     --        --          --         --          17             17
                                           -----      ----      ------     ------        ----        -------
Balance, March 31, 1998..................  1,074      $537      $9,521     $5,105        $120        $15,283
                                           =====      ====      ======     ======        ====        =======

                       See Notes to Financial Statements.

                        FIRST MACON BANK & TRUST COMPANY

                      STATEMENTS OF CASH FLOWS (UNAUDITED)
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                                               1998      1997
                                                              -------   -------
                                                               (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $   673   $   631
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................       99        67
     Amortization of premium and accretion of discount on
      securities, net.......................................        5       (11)
     Provision for loan losses..............................       90        90
     Changes in assets and liabilities:
       Decrease in accrued interest receivable..............       59        21
       Increase (decrease) in other assets..................     (440)        5
       Increase in accrued interest payable.................      309       250
       Decrease in other liabilities........................     (367)     (302)
                                                              -------   -------
          Net cash provided by operating activities.........      428       751
                                                              -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of securities available for sale................       --      (511)
  Proceeds from sales of securities available for sale......      892     1,895
  Purchases of securities held for investment...............     (738)   (1,068)
  Proceeds from maturity of securities held for
     investment.............................................    1,371       591
  Net increase in loans.....................................   (7,934)   (8,862)
  Purchase of premises and equipment........................     (101)     (574)
                                                              -------   -------
          Net cash used in investing activities.............   (6,510)   (8,529)
                                                              -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits..................................    8,218     8,269
                                                              -------   -------
          Net cash provided by financing activities.........    8,218     8,269
                                                              -------   -------
Net increase in cash and cash equivalents...................    3,136       491
Cash and cash equivalents at beginning of the period........   16,984    14,514
                                                              -------   -------
Cash and cash equivalents at end of the period..............   19,120    15,005
                                                              =======   =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payments for:
     Interest...............................................  $ 1,504   $ 1,164
                                                              =======   =======
     Income taxes...........................................      460       285
                                                              =======   =======
NONCASH TRANSACTION
  Net change in unrealized (gains) losses on securities
     available for sale.....................................  $   (27)  $    34
                                                              =======   =======

                       See Notes to Financial Statements.

                        FIRST MACON BANK & TRUST COMPANY

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

NOTE 1. BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-QSB and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Bank, the financial statements reflect all adjustments which are of a normal recurring nature and which are necessary to present fairly the financial position of the Bank as of March 31, 1998 and the results of operations for the three months ended March 31, 1998 and 1997 and cash flows for the three months ended March 31, 1998 and 1997. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results which may be expected for the entire fiscal year.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         THE COLONIAL BANCGROUP, INC.,

                                 COLONIAL BANK

                                      AND

                        FIRST MACON BANK & TRUST COMPANY

                                  DATED AS OF

                                  MAY 14, 1998

                               TABLE OF CONTENTS

CAPTION                                                                 PAGE
-------                                                                 ----
ARTICLE 1 -- NAME
    1.1   Name........................................................   A-1
ARTICLE 2 -- MERGER TERMS AND CONDITIONS
    2.1   Applicable Law..............................................   A-1
    2.2   Corporate Existence.........................................   A-1
    2.3   Articles of Incorporation and Bylaws........................   A-1
    2.4   Resulting Corporation's Officers and Board..................   A-2
    2.5   Stockholder Approval........................................   A-2
    2.6   Further Acts................................................   A-2
    2.7   Effective Date and Closing..................................   A-2
ARTICLE 3 -- CONVERSION OF ACQUIRED BANK STOCK
    3.1   Conversion of Acquired Bank Stock...........................   A-2
    3.2   Surrender of Acquired Bank Stock............................   A-2
    3.3   Fractional Shares...........................................   A-3
    3.4   Adjustments.................................................   A-3
    3.5   BancGroup Stock.............................................   A-3
    3.6   Dissenting Rights...........................................   A-3
ARTICLE 4 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP
    4.1   Organization................................................   A-3
    4.2   Capital Stock...............................................   A-4
    4.3   Financial Statements; Taxes.................................   A-4
    4.4   No Conflict with Other Instrument...........................   A-5
    4.5   Absence of Material Adverse Change..........................   A-5
    4.6   Approval of Agreements......................................   A-5
    4.7   Tax Treatment...............................................   A-5
    4.8   Title and Related Matters...................................   A-5
    4.9   Subsidiaries................................................   A-5
    4.10  Contracts...................................................   A-5
    4.11  Litigation..................................................   A-5
    4.12  Compliance..................................................   A-6
    4.13  Registration Statement......................................   A-6
    4.14  SEC Filings.................................................   A-6
    4.15  Form S-4....................................................   A-6
    4.16  Brokers.....................................................   A-7
    4.17  Government Authorization....................................   A-7
    4.18  Absence of Regulatory Communications........................   A-7
    4.19  Disclosure..................................................   A-7
ARTICLE 5 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED
             BANK
    5.1   Organization................................................   A-7
    5.2   Capital Stock...............................................   A-7
    5.3   Subsidiaries................................................   A-7
    5.4   Financial Statements; Taxes.................................   A-7
    5.5   Absence of Certain Changes or Events........................   A-8
    5.6   Title and Related Matters...................................   A-9
    5.7   Commitments.................................................  A-10
    5.8   Charter and Bylaws..........................................  A-10
    5.9   Litigation..................................................  A-10

CAPTION                                                                 PAGE
-------                                                                 ----
    5.10  Material Contract Defaults..................................  A-11
    5.11  No Conflict with Other Instrument...........................  A-11
    5.12  Governmental Authorization..................................  A-11
    5.13  Absence of Regulatory Communications........................  A-11
    5.14  Absence of Material Adverse Change..........................  A-11
    5.15  Insurance...................................................  A-11
    5.16  Pension and Employee Benefit Plans..........................  A-11
    5.17  Buy-Sell Agreement..........................................  A-12
    5.18  Brokers.....................................................  A-12
    5.19  Approval of Agreements......................................  A-12
    5.20  Disclosure..................................................  A-12
    5.21  Registration Statement......................................  A-12
    5.22  Loans; Adequacy of Allowance for Loan Losses................  A-12
    5.23  Environmental Matters.......................................  A-13
    5.24  Transfer of Shares..........................................  A-13
    5.25  Collective Bargaining.......................................  A-13
    5.26  Labor Disputes..............................................  A-13
    5.27  Derivative Contracts........................................  A-13
    5.28  Non-Terminable Contracts or Severance Agreements............  A-13
ARTICLE 6 -- ADDITIONAL COVENANTS
    6.1   Additional Covenants of BancGroup...........................  A-14
    6.2   Additional Covenants of Acquired Bank.......................  A-16
ARTICLE 7 -- MUTUAL COVENANTS AND AGREEMENTS
    7.1   Best Efforts; Cooperation...................................  A-18
    7.2   Press Release...............................................  A-18
    7.3   Mutual Disclosure...........................................  A-18
    7.4   Access to Properties and Records............................  A-19
    7.5   Notice of Adverse Changes...................................  A-19
ARTICLE 8 -- CONDITIONS TO OBLIGATIONS OF ALL PARTIES
    8.1   Approval by Shareholders....................................  A-19
    8.2   Regulatory Authority Approval...............................  A-19
    8.3   Litigation..................................................  A-19
    8.4   Registration Statement......................................  A-19
    8.5   Tax Opinion.................................................  A-20
ARTICLE 9 -- CONDITIONS TO OBLIGATIONS OF ACQUIRED BANK
    9.1   Representations, Warranties and Covenants...................  A-20
    9.2   Adverse Changes.............................................  A-20
    9.3   Closing Certificate.........................................  A-20
    9.4   Opinion of Counsel..........................................  A-21
    9.5   NYSE Listing................................................  A-21
    9.6   Other Matters...............................................  A-21
    9.7   Material Events.............................................  A-21
    9.8   Fairness Opinion............................................  A-21
ARTICLE 10 -- CONDITIONS TO OBLIGATIONS OF BANCGROUP
   10.1   Representations, Warranties and Covenants...................  A-21
   10.2   Adverse Changes.............................................  A-21
   10.3   Closing Certificate.........................................  A-22
   10.4   Opinion of Counsel..........................................  A-22
   10.5   Controlling Shareholders....................................  A-22
   10.6   Other Matters...............................................  A-22

CAPTION                                                                 PAGE
-------                                                                 ----
   10.7   Dissenters..................................................  A-22
   10.8   Material Events.............................................  A-22
   10.9   Pooling of Interests........................................  A-23
   10.10  Stock Options...............................................  A-23
   10.11  Employment Agreement........................................  A-23
   10.12  NonCompete Agreement........................................  A-23
ARTICLE 11 -- TERMINATION OF REPRESENTATIONS AND WARRANTIES...........  A-23
ARTICLE 12 -- NOTICES.................................................  A-23
ARTICLE 13 -- AMENDMENT OR TERMINATION
   13.1   Amendment...................................................  A-24
   13.2   Termination.................................................  A-24
   13.3   Damages.....................................................  A-24
ARTICLE 14 -- DEFINITIONS.............................................  A-25
ARTICLE 15 -- MISCELLANEOUS
   15.1   Expenses....................................................  A-29
   15.2   Benefit.....................................................  A-29
   15.3   Governing Law...............................................  A-29
   15.4   Counterparts................................................  A-29
   15.5   Headings....................................................  A-29
   15.6   Severability................................................  A-29
   15.7   Construction................................................  A-30
   15.8   Return of Information.......................................  A-30
   15.9   Equitable Remedies..........................................  A-30
   15.10  Attorneys' Fees.............................................  A-30
   15.11  No Waiver...................................................  A-30
   15.12  Remedies Cumulative.........................................  A-30
   15.13  Entire Contract.............................................  A-30

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 14th day of May 1998, by and among FIRST MACON BANK & TRUST COMPANY ("Acquired Bank"), a Georgia state bank, COLONIAL BANK, an Alabama banking corporation, and THE COLONIAL BANCGROUP, INC. ("BancGroup"), a Delaware corporation.

                                   WITNESSETH

     WHEREAS, Acquired Bank operates as a Georgia state bank with its principal office in Macon, Georgia; and

     WHEREAS, BancGroup is a bank holding company and with its Subsidiary bank, Colonial Bank, operating in Alabama, Florida, Georgia and Tennessee; and

     WHEREAS, Acquired Bank wishes to merge with Colonial Bank as of the Effective Date; and

     WHEREAS, it is the intention of BancGroup and Acquired Bank that such Merger shall qualify for federal income tax purposes as a "reorganization" within the meaning of section 368(a) of the Code, as defined herein;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

                                   ARTICLE 1

                                      NAME

     1.1 Name. The name of the corporation resulting from the Merger shall be "Colonial Bank."

                                   ARTICLE 2

                         MERGER -- TERMS AND CONDITIONS

     2.1 Applicable Law. On the Effective Date, Acquired Bank shall be merged with and into Colonial Bank (herein referred to as the "Resulting Corporation" whenever reference is made to it as of the time of merger or thereafter). The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the Financial Institutions Code of Georgia ("FICG"). The offices and facilities of Acquired Bank and of Colonial Bank shall become the offices and facilities of Colonial Bank.

     2.2 Corporate Existence. On the Effective Date, the corporate existence of Acquired Bank and of Colonial Bank shall, as provided in the FICG, as applicable, be merged into and continued in the Resulting Corporation, and the Resulting Corporation shall be deemed to be the same corporation as Acquired Bank and Colonial Bank. All rights, franchises and interests of Acquired Bank and Colonial Bank, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Acquired Bank and Colonial Bank, respectively, on the Effective Date.

     2.3 Articles of Incorporation and Bylaws. On the Effective Date, the certificate of incorporation and bylaws of the Resulting Corporation shall be the articles of incorporation and bylaws of Colonial Bank as they exist immediately before the Effective Date.

     2.4 Resulting Corporation's Officers and Board. The board of directors and the officers of the Resulting Corporation on the Effective Date shall consist of those persons serving in such capacities of Colonial Bank as of the Effective Date.

     2.5 Stockholder Approval. This Agreement shall be submitted to the shareholders of Acquired Bank at the Stockholders Meeting to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the shareholders of Acquired Bank as required by applicable Law, the Merger shall become effective as soon as practicable thereafter in the manner provided in section 2.7 hereof.

     2.6 Further Acts. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of Acquired Bank or Colonial Bank, acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, Colonial Bank and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Resulting Corporation are fully authorized in the name of Acquired Bank or Colonial Bank, or otherwise, to take any and all such action.

     2.7 Effective Date and Closing. Subject to the terms of all requirements of Law and the conditions specified in this Agreement, the Merger shall become effective on the date specified in the Certificate of Merger to be issued by the appropriate authority under the FICG, (such time being herein called the "Effective Date"). Assuming all other conditions to the Closing have been or will be satisfied as of the Closing, the Closing shall take place at the offices of BancGroup, in Montgomery, Alabama, at 11:00 a.m. on a date specified by BancGroup that shall be as soon as reasonably practicable after the later to occur of the Stockholder Meeting or all required regulatory approvals under
Section 8.2, or at such other place and time that the Parties may mutually agree.

                                   ARTICLE 3

                       CONVERSION OF ACQUIRED BANK STOCK

     3.1 Conversion of Acquired Bank Stock. On the Effective Date, each share of common stock of Acquired Bank outstanding and held by Acquired Bank's shareholders (the "Acquired Bank Stock"), shall be converted by operation of law and without any action by any holder thereof (subject to Sections 3.3 and 3.6 hereof), into such number of shares of BancGroup Common Stock (the "Merger Consideration") equal to $56.66 divided by the Market Value (the "Exchange Ratio"). The "Market Value" of the BancGroup Common Stock at the Effective Date shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the ten (10) consecutive trading days ending on the trading day that is the fifth trading day preceding the Effective Date. However, if BancGroup shall

          (i) be acquired by another entity or

          (ii) shall be merged with an entity in a transaction in which BancGroup is not the surviving corporation, which acquisition or merger is publicly announced between the date of this Agreement and the Effective Date, the "Market Value" shall be the closing price of BancGroup Common Stock as reported by the NYSE on the day prior to the public announcement of such a transaction.

     3.2 Surrender of Acquired Bank Stock. After the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Acquired Bank Stock who is entitled to receive BancGroup Common Stock shall be entitled, upon surrender to BancGroup of their certificate or certificates representing shares of Acquired Bank Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as BancGroup may reasonably require and, if BancGroup reasonably requires, a bond of indemnity in form and amount, and issued by such sureties, as BancGroup may reasonably require), to receive in exchange therefor a certificate or certificates representing the number of whole shares of BancGroup Common Stock into and for which the shares of Acquired Bank Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Acquired Bank Stock and which is to be converted into BancGroup Common Stock shall for all purposes evidence ownership of the BancGroup Common Stock into and for which such shares shall have been so converted, except that no dividends or other distributions with respect to such BancGroup Common Stock shall be made until the certificates previously representing shares of Acquired Bank Stock shall have been properly tendered. As soon as practical after the Effective Date, BancGroup shall mail or otherwise make available to each record holder (other than such holders who have exercised dissenting rights) who, as of the Effective Date, was the holder of an outstanding certificate or certificates which immediately prior to the Effective Date represented shares of Acquired Bank Stock, a form of letter of transmittal and instructions for use in effecting the surrender of such certificates for conversion.

     3.3 Fractional Shares. No fractional shares of BancGroup Common Stock shall be issued, and each holder of shares of Acquired Bank Stock having a fractional interest arising upon the conversion of such shares into shares of BancGroup Common Stock shall, at the time of surrender of the certificates previously representing Acquired Bank Stock, be paid by BancGroup an amount in cash equal to the Market Value of such fractional share.

     3.4 Adjustments. In the event that prior to the Effective Date BancGroup Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock into which the Acquired Bank Stock shall be converted.

     3.5 BancGroup Stock. The shares of Common Stock of BancGroup issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of BancGroup after the Effective Date.

     3.6 Dissenting Rights. Any shareholder of Acquired Bank who shall not have voted in favor of this Agreement and who has complied with the applicable procedures set forth in the FICG, relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of his Acquired Bank Stock in lieu of the Merger Consideration. If after the Effective Date a dissenting shareholder of Acquired Bank fails to perfect, or effectively withdraws or loses, his right to appraisal and payment for his shares of Acquired Bank Stock, BancGroup shall issue and deliver the consideration to which such holder of shares of Acquired Bank Stock is entitled under Section 3.1 (without interest) upon surrender of such holder of the certificate or certificates representing shares of Acquired Bank Stock held by him.

                                   ARTICLE 4

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP

     BancGroup represents, warrants and covenants to and with Acquired Bank as follows:

     4.1 Organization. BancGroup is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. BancGroup has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect.

     (b) Colonial Bank is an Alabama state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama. Colonial Bank has the necessary corporate powers to carry on its business as presently conducted.

     4.2 Capital Stock. (a) The authorized capital stock of BancGroup consists of (A) 200,000,000 shares of Common Stock, $2.50 par value per share, of which as of April 29, 1998, 48,189,317 shares were validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (not counting additional shares subject to issue pursuant to stock option and other plans and convertible debentures), and (B) 1,000,000 shares of Preference Stock, $2.50 par value per share, none of which are issued and outstanding. The shares of BancGroup Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable, will have been registered under the 1933 Act, and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based upon information provided by Acquired Bank.

     (b) The authorized capital stock of each Subsidiary of BancGroup is validly issued and outstanding, fully paid and nonassessable, and each Subsidiary is wholly owned, directly or indirectly, by BancGroup.

     4.3 Financial Statements; Taxes. (a) BancGroup has delivered to Acquired Bank copies of the following financial statements of BancGroup.

          (i) Consolidated balance sheets as of December 31, 1996, and December 31, 1997;

          (ii) Consolidated statements of operations for each of the three years ended December 31, 1995, 1996 and 1997;

          (iii) Consolidated statements of cash flows for each of the three years ended December 31, 1995, 1996 and 1997; and

          (iv) Consolidated statements of changes in shareholders' equity for the three years ended December 31, 1995, 1996 and 1997.

     All such financial statements are in all material respects in accordance with the books and records of BancGroup and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of BancGroup and its Subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), BancGroup did not have, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of consolidated income, shareholders' equity and changes in consolidated financial position present fairly the results of operations and changes in financial position of BancGroup and its Subsidiaries for the periods indicated.

     (b) All Tax returns required to be filed by or on behalf of BancGroup have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 4.3(a) are, to the Knowledge of BancGroup, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of BancGroup accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which BancGroup may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of BancGroup, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of BancGroup. BancGroup has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation).

     4.4 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which BancGroup or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the restated certificate of incorporation or bylaws of BancGroup or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

     4.5 Absence of Material Adverse Change. Since the date of the most recent balance sheet provided under section 4.3(a)(i) above, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancGroup.

     4.6 Approval of Agreements. The board of directors of Colonial Bank has approved this Agreement and the transactions contemplated by it. BancGroup has authorized its executive officers to negotiate and enter into this Agreement. This Agreement constitutes the legal, valid and binding obligation of BancGroup and Colonial Bank, enforceable against them in accordance with its terms. Approval of this Agreement by the stockholders of BancGroup is not required by applicable Law. Subject to the matters referred to in section 8.2, BancGroup has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. BancGroup has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by section 8.2 will not be granted without the imposition of material conditions or material delays.

     4.7 Tax Treatment. BancGroup and Colonial Bank have no present plan to sell or otherwise dispose of any of the Assets of Acquired Bank, subsequent to the Merger, and BancGroup intends to continue the historic business of Acquired Bank.

     4.8 Title and Related Matters. BancGroup and Colonial Bank have good and marketable title to all the properties, interests in properties and Assets, real and personal, reflected in the most recent balance sheet referred to in section 4.3(a), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes of such balance sheet, (ii) liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of BancGroup, the material structures and equipment of BancGroup comply in all material respects with the requirements of all applicable Laws.

     4.9 Subsidiaries. Each Subsidiary of BancGroup has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon BancGroup and its Subsidiaries considered as one enterprise; each of the banking Subsidiaries of BancGroup has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of BancGroup are permitted to subsidiaries of registered bank holding companies.

     4.10 Contracts. Neither BancGroup nor any of its Subsidiaries is in Default in any material respect under the terms of any material contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or assets, or the condition, financial or otherwise, of such company and, to the knowledge of BancGroup, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

     4.11 Litigation. Except as disclosed in or reserved for in BancGroup's financial statements, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of

BancGroup, threatened against or affecting BancGroup or any of its Subsidiaries (nor is BancGroup aware of any facts which could give rise to any such Litigation) which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which may have any Material Adverse Effect or prospective Material Adverse Effect, or which is likely to materially and adversely affect the properties or Assets thereof or which is likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; all pending legal or governmental proceedings to which BancGroup or any Subsidiary is a party or of which any of their properties is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, are, considered in the aggregate, not material; and neither BancGroup nor any of its Subsidiaries have any contingent obligations which could be considered material to BancGroup and its Subsidiaries considered as one enterprise which are not disclosed in the Registration Statement as it may be amended or supplemented. To the Knowledge of BancGroup, each of BancGroup and its Subsidiaries has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on BancGroup and its Subsidiaries taken as a whole.

     4.12 Compliance. BancGroup and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of BancGroup, in material compliance with all material federal, state or local Laws applicable to their or the conduct of their businesses, except where the failure to so comply would not have a Material Adverse Effect.

     4.13 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Stockholders' Meeting, the Registration Statement, including the Proxy Statement which shall constitute a part thereof, will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished in writing to BancGroup by Acquired Bank or any of its representatives expressly for use in the Proxy Statement or information included in the Proxy Statement regarding the business of Acquired Bank, its operations, Assets and capital.

     4.14 SEC Filings. (a) BancGroup has heretofore delivered to Acquired Bank copies of BancGroup's: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) 1997 Annual Report to Shareholders; and (iii) all reports on Form 8-K, filed by BancGroup with the SEC since December 31, 1997. Since December 31, 1997, BancGroup has timely filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the 1933 Act and the 1934 Act. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The documents incorporated by reference into the Registration Statement, at the time they were filed with the SEC, complied in all material respects with the requirements of the 1934 Act and Regulations thereunder and when read together and with the other information in the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time the Registration Statement becomes effective or at the time of the Stockholders Meeting.

     4.15 Form S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to BancGroup and the

Registration Statement prior to and upon mailing of the Proxy Statement to the Shareholders of Acquired Bank.

     4.16 Brokers. A fee of $305,000 for its assistance in negotiating the Merger will be paid to T. Stephen Johnson & Associates, Inc., by the Resulting Corporation on the Effective Date. Except for the assistance of T. Stephen Johnson & Associates, Inc., all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by BancGroup directly with Acquired Bank and without the intervention of any other person, either as a result of any act of BancGroup or otherwise in such manner as to give rights to any valid claim against BancGroup for finders fees, brokerage commissions or other like payments.

     4.17 Government Authorization. BancGroup and its Subsidiaries have all Permits that, to the Knowledge of BancGroup and its Subsidiaries, are or will be legally required to enable BancGroup or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.

     4.18 Absence of Regulatory Communications. Neither BancGroup nor any of its Subsidiaries is subject to, or has received during the past three (3) years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

     4.19 Disclosure. No representation or warranty, or any statement or certificate furnished or to be furnished to Acquired Bank by BancGroup, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

                                   ARTICLE 5

           REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED BANK

     Acquired Bank represents, warrants and covenants to and with BancGroup, as follows:

     5.1 Organization. Acquired Bank is a Georgia state bank. Each Acquired Bank Company is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.

     5.2 Capital Stock. (i) As of the date of this Agreement, the authorized capital stock of Acquired Bank consisted of 25,000,000 shares of common stock, $1.00 par value per share, 1,076,604 shares of which are issued and outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Stock Option Agreement, Acquired Bank does not have any other arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock, including options or warrants to purchase Acquired Bank Stock.

     5.3 Subsidiaries. Except for a 33% interest in ProImage, Inc., Acquired Bank has no Subsidiaries.

     5.4 Financial Statements; Taxes. (a) Acquired Bank has delivered to BancGroup copies of the following financial statements of Acquired Bank:

          (i) Statements of financial condition as of December 31, 1996 and 1997;

          (ii) Statements of income for each of the three years ended December 31, 1995, 1996 and 1997;

          (iii) Statements of stockholders' equity for each of the three years ended December 31, 1995, 1996, and 1997; and

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

          (iv) Statements of cash flows for the three years ended December 31, 1995, 1996 and 1997.

     All of the foregoing financial statements are in all material respects in accordance with the books and records of Acquired Bank and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements. Each of such balance sheets presents fairly as of its date the financial condition of Acquired Bank. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Acquired Bank did not have, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of income, stockholders' equity and cash flows present fairly the results of operation, changes in shareholders equity and cash flows of Acquired Bank for the periods indicated.

     (b) Except as set forth on Schedule 5.4(b), all Tax returns required to be filed by or on behalf of Acquired Bank have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 5.4(a) are, to the Knowledge of Acquired Bank, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Acquired Bank accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Acquired Bank may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Acquired Bank, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Acquired Bank. Acquired Bank has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (c) Each Acquired Bank Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each Acquired Bank Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under section 3406 of the Code.

     5.5 Absence of Certain Changes or Events.  Except as set forth on Schedule
5.5 and in connection with the transactions set forth in this Agreement, since the date of the most recent balance sheet provided under section 5.4(a)(i) above, no Acquired Bank Company has

          (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury);

          (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

          (c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in section 5.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

          (d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities; except that Acquired Bank may pay cash dividends on dates and times consistent with past practices. In no event shall the shareholders of Acquired Bank be entitled to both Acquired Bank's regular dividend and to BancGroup's regular dividend during the quarter in which the Effective Date occurs. However, if Closing has not occurred by October 30, 1998, Acquired Bank may declare a per share dividend equal to the dividend that BancGroup currently contemplates paying in the fourth quarter of 1998 (which is expected to be 17c per share) multiplied by the Exchange Ratio. The record date and payment date for such Acquired Bank dividend shall be the same as for BancGroup's dividend. Such dates are expected to be October 30,1998 and November 13, 1998, respectively. For the purpose of this subsection 5.5(d) only, the "Exchange Ratio" shall equal $56.66 divided by the closing price of BancGroup Common Stock as reported by the NYSE on October 30, 1998.

          (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

          (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

          (g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole;

          (h) except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

          (i) except in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

          (j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

          (k) received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect on its financial condition, results of operations, business, Assets or properties;

          (l) failed to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

          (m) entered into any other material transaction other than in the ordinary course of business; or

          (n) agreed in writing, or otherwise, to take any action described in clauses (a) through (m) above.

     Between the date hereof and the Effective Date, no Acquired Bank Company, without the express written approval of BancGroup, will do any of the things listed in clauses (a) through (n) of this section 5.5 except as permitted therein or as contemplated in this Agreement, and no Acquired Bank Company will enter into or amend any material Contract, other than Loans or renewals thereof entered into in the ordinary course of business, or otherwise where not material to the operation of Acquired Bank as a whole, without the express written consent of BancGroup.

     5.6 Title and Related Matters.

     (a) Title. Except as set forth in Schedule 5.6(a), Acquired Bank has good and marketable title to all the properties, interest in properties and Assets, real and personal, reflected in the most recent balance sheet referred to in section 5.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and

(iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Acquired Bank, the material structures and equipment of each Acquired Bank Company comply in all material respects with the requirements of all applicable Laws.

     (b) Leases. Schedule 5.6(b) sets forth a list and description of all real and personal property owned or leased by any Acquired Bank Company, either as lessor or lessee. Complete and accurate copies of all such leases have been made available to BancGroup for inspection.

     (c) Personal Property. Schedule 5.6(c) sets forth a depreciation schedule of each Acquired Bank Company's fixed Assets as of April 30, 1998.

     (d)(i) Computer Hardware and Software. Schedule 5.6(d) contains a description of all agreements relating to data processing computer software and hardware now being used in the business operations of any Acquired Bank Company. Acquired Bank is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the tasks and functions to be performed by them in the business of any Acquired Bank Company. Complete and accurate copies of all contracts, plans and other items so listed have been made available to BancGroup for inspection.

     (ii) Year 2000 Compliance. Except as described in Schedule 5.6 (d)(ii), Acquired Bank's computer hardware and software (working independently or as a system) are able to accurately process date data as intended without interruption (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations, when used in the normal course of business. Except as set forth in Schedule 5.6 (d)(ii), Acquired Bank has formulated and begun execution of a plan that complies with FFEIC Year 2000 compliance guidelines as promulgated by Acquired Bank's principal regulatory agency. Acquired Bank has met all deadlines and is in full compliance with this plan.

     5.7 Commitments. Except as set forth in Schedule 5.7, no Acquired Bank Company is a party to any oral or written (i) Contracts for the employment of any officer or employee which is not terminable on 30 days' (or less) notice,
(ii) profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement, (iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such party, (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (v) consulting or other similar material Contracts, (vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such party, or (viii) other Contract, agreement or other commitment which is material to the business, operations, property, prospects or Assets or to the condition, financial or otherwise, of any Acquired Bank Company. Complete and accurate copies of all Contracts, plans and other items so listed have been made or will be made available to BancGroup for inspection. Except as set forth on Schedule 5.7, Acquired Bank has made no guaranty or any other commitment or agreement providing for recourse against Acquired Bank for liabilities of or in any way related to ProImage, Inc.

     5.8 Charter and Bylaws. Schedule 5.8 contains true and correct copies of the articles of incorporation and bylaws of each Acquired Bank Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of BancGroup.

     5.9 Litigation. Except as set forth on Schedule 5.9, there is no Litigation (whether or not purportedly on behalf of Acquired Bank) pending or, to the Knowledge of Acquired Bank, threatened against or affecting any Acquired Bank Company (nor does Acquired Bank have Knowledge of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on Acquired Bank, and no Acquired Bank

Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on Acquired Bank. To the Knowledge of Acquired Bank, each Acquired Bank Company has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on Acquired Bank.

     5.10 Material Contract Defaults. Except as disclosed on Schedule 5.10, no Acquired Bank Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of Acquired Bank, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

     5.11 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which any Acquired Bank Company is a party and will not conflict with any provision of the charter or bylaws of any Acquired Bank Company.

     5.12 Governmental Authorization. Each Acquired Bank Company has all Permits that, to the Knowledge of Acquired Bank, are legally required to enable any Acquired Bank Company to conduct its business in all material respects as now conducted by each Acquired Bank Company.

     5.13 Absence of Regulatory Communications. Except as provided in Schedule 5.13, no Acquired Bank Company is subject to, nor has any Acquired Bank Company received during the past three years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company.

     5.14 Absence of Material Adverse Change. To the Knowledge of Acquired Bank, since the date of the most recent balance sheet provided under section 5.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Acquired Bank Company.

     5.15 Insurance. Each Acquired Bank Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Acquired Bank reasonably believes to be adequate for the type of business conducted by such company. Except as set forth on Schedule 5.15, no Acquired Bank Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no Acquired Bank Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, and except as set forth on Schedule 5.15, no Acquired Bank Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each Acquired Bank Company at all times from the date hereof to the Effective Date.

     5.16 Pension and Employee Benefit Plans. (a) To the Knowledge of Acquired Bank, all employee benefit plans of each Acquired Bank Company have been established in compliance with, and such plans have been operated in material compliance with, all applicable Laws. Except as set forth in Schedule 5.16, no Acquired Bank Company sponsors or otherwise maintains a "pension plan" within the meaning of sec-tion 3(2) of ERISA or any other retirement plan other than the 401(k) plan of Acquired Bank that is intended to qualify under section 401 of the Code, nor do any unfunded Liabilities exist with respect to any employee benefit plan, past or present. To the Knowledge of Acquired Bank, no employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a "prohibited transaction," as defined in section 4975 of the Code, which may have a Material Adverse Effect on the condition, financial or otherwise, of any Acquired Bank Company.

     (b) To the Knowledge of Acquired Bank, no amounts payable to any employee of any Acquired Bank Company will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and regulations thereunder.

     5.17 Buy-Sell Agreement. To the Knowledge of Acquired Bank, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of Acquired Bank, any similar agreement or any voting agreement or voting trust in respect of any such shares.

     5.18 Brokers. A fee of $305,000 for its assistance in negotiating the merger will be paid to T. Stephen Johnson & Associates, Inc. after the Effective Date by the Resulting Corporation. To the Knowledge of Acquired Bank, except for the assistance of T. Stephen Johnson & Associates all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Acquired Bank directly with BancGroup and without the intervention of any other person, either as a result of any act of Acquired Bank, or otherwise, in such manner as to give rise to any valid claim against Acquired Bank for a finder's fee, brokerage commission or other like payment.

     5.19 Approval of Agreements. The board of directors of Acquired Bank has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Acquired Bank of this Agreement. Subject to the matters referred to in section 8.2, Acquired Bank has full corporate power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Acquired Bank in accordance with this Agreement, Acquired Bank shall have full corporate power, authority and legal right to consummate the transactions contemplated by this Agreement.

     5.20 Disclosure. No representation or warranty, nor any statement or certificate furnished or to be furnished to BancGroup by Acquired Bank, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

     5.21 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Stockholders Meeting, the Registration Statement, including the Proxy Statement which shall constitute part thereof, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from the Proxy Statement relating to descriptions of the business of Acquired Bank, its Assets, properties, operations, and capital stock or to information furnished in writing by Acquired Bank or its representatives expressly for inclusion in the Proxy Statement.

     5.22 Loans; Adequacy of Allowance for Loan Losses. All reserves for loan losses shown on the most recent financial statements furnished by Acquired Bank have been calculated in accordance with prudent and customary banking practices and are to the Knowledge of Acquired Bank adequate in all material respects to reflect the risk inherent in the loans of Acquired Bank. Acquired Bank has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements. To the Knowledge of Acquired Bank, each loan reflected as an Asset on the financial statements of Acquired Bank is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles. Acquired Bank does not have in its portfolio any loan exceeding its legal lending limit, and except

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as disclosed on Schedule 5.22, Acquired Bank has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

     5.23 Environmental Matters. Except as provided in Schedule 5.23, to the Knowledge of Acquired Bank, each Acquired Bank Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic, hazardous or other substance (the "Environmental Laws"), and Acquired Bank has no Knowledge that any Acquired Bank Company has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Acquired Bank Company. To the Knowledge of Acquired Bank, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the Knowledge of Acquired Bank, with respect to Assets of or owned by any Acquired Bank Company, including any Loan Property, (i) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed; (ii) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (iii) there are no underground storage tanks on any premises owned or leased by any Acquired Bank Company. Acquired Bank has no Knowledge of any facts which might suggest that any Acquired Bank Company has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject any Acquired Bank Company to any Liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990) or any similar principles. Moreover, to the Knowledge of Acquired Bank, no Acquired Bank Company has extended credit, either on a secured or unsecured basis, to any person or other entity engaged in any activities which would require or requires such person or entity to obtain any Permits which are required under any Environmental Law which has not been obtained.

     5.24 Transfer of Shares. Acquired Bank has no Knowledge of any plan or intention on the part of Acquired Bank's shareholders to sell or otherwise dispose of any of Acquired Bank Common Stock, or the BancGroup Common Stock to be received by them in the Merger, that could cause the Merger to fail to qualify for the pooling of interest method of accounting under generally accepted accounting principles.

     5.25 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Acquired Bank Company and any union or labor organization covering any of Acquired Bank Company's employees and none of said employees are represented by any union or labor organization.

     5.26 Labor Disputes. To the Knowledge of Acquired Bank, each Acquired Bank Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Acquired Bank Company is or has been engaged in any unfair labor practice, and, to the Knowledge of Acquired Bank, no unfair labor practice complaint against any Acquired Bank Company is pending before the National Labor Relations Board. Relations between management of each Acquired Bank Company and the employees are amicable and there have not been, nor to the Knowledge of Acquired Bank, are there presently, any attempts to organize employees, nor to the Knowledge of Acquired Bank, are there plans for any such attempts.

     5.27 Derivative Contracts. No Acquired Bank Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in Acquired Bank's financial statements delivered under section 5.4 hereof which is a financial derivative contract (including various combinations thereof).

     5.28 Non-Terminable Contracts or Severance Agreements. Except as provided in Schedule 5.28, no Acquired Bank Company is a party to or has agreed to enter into a vendor or employment contract that is not terminable without penalty within 90 days or contains an extraordinary buyout. With the exception of certain agreements otherwise referenced in this Agreement, no Acquired Bank Company is a party to or has agreed to enter into any employment agreement, non-competition agreement, salary continuation plan or severance agreement or similar arrangement with any Acquired Bank Company employee.

                                   ARTICLE 6

                              ADDITIONAL COVENANTS

     6.1 Additional Covenants of BancGroup. BancGroup covenants to and with Acquired Bank as follows:

          (a) Registration Statement and Other Filings. As soon as practicable BancGroup shall prepare and file with the SEC the Registration Statement on Form S-4 (or such other form as may be appropriate) and all amendments and supplements thereto, in form reasonably satisfactory to Acquired Bank and its counsel, with respect to the Common Stock to be issued pursuant to this Agreement. BancGroup shall use reasonable good faith efforts to prepare all necessary filings with any Agencies which may be necessary for approval to consummate the transactions contemplated by this Agreement. BancGroup shall provide to counsel for Acquired Bank (i) copies of drafts of all filings made pursuant to this section 6.1(a) in advance of filing, (ii) copies of documents as filed, and (iii) copies of any correspondence between BancGroup and any Agencies, including the SEC, respecting the filings made pursuant to this section 6.1(a).

          (b) Blue Sky Permits. BancGroup shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or "blue sky" Permits and approvals required to carry out the transactions contemplated by this Agreement.

          (c) Financial Statements.  BancGroup shall furnish to Acquired Bank:

             (i) As soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of BancGroup for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of BancGroup as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to BancGroup by independent auditors in connection with each annual, interim or special audit of the books of BancGroup made by such accountants;

             (iii) As soon as practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as BancGroup may file with the SEC or any other Agency; and

             (iv) With reasonable promptness, such additional financial data as Acquired Bank may reasonably request.

          (d) No Control of Acquired Bank by BancGroup. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of Acquired Bank shall continue to reside solely in Acquired Bank's officers and board of directors.

          (e) Listing. Prior to the Effective Date, BancGroup shall use its reasonable efforts to list the shares of BancGroup Common Stock to be issued in the Merger on the NYSE or other quotations system on which such shares are primarily traded.

          (f) Employee Benefit Matters. (i) On the Effective Date, all employees of any Acquired Bank Company (other than ProImage, Inc.) shall, at BancGroup's option, either become employees of the Resulting Corporation or its Subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy set forth on Schedule 6.1(f) (as though such employees had been an employee of BancGroup since such employees' respective initial employment date with Acquired Bank). All employees of any Acquired Bank Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable Law, to participate in all benefit plans of Colonial Bank to the same extent as Colonial Bank employees, except as stated otherwise in this section. Employees of any Acquired Bank Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be allowed to participate as of the Effective Date in the medical and dental benefits plan of Colonial Bank as employees of Colonial Bank, and the time of employment of such employees of Acquired Bank Company who are employed at least 30 hours per week with any Acquired Bank Company as of the Effective Date shall be counted as employment under such dental and medical plans of Colonial Bank for purposes of calculating any 30 day waiting period and pre-existing condition limitations. To the extent permitted by applicable Law, the period of service with the appropriate Acquired Bank Company of all employees who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be recognized only for vesting and eligibility purposes under Colonial Bank's benefit plans. In addition, if the Effective Date falls within an annual period of coverage under any group health plan of the Resulting Corporation and its Subsidiaries, each such Acquired Bank Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the Acquired Bank Company during the applicable coverage period through the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of the Resulting Corporation and its Subsidiaries. Notwithstanding anything to the contrary contained earlier in this paragraph, BancGroup agrees to provide Mark Bikus health insurance during the course of his employment without any pre-existing condition limitations either (1) under BancGroup's existing plan, (2) by paying the premiums for his current plan or (3) by purchasing coverage from a different carrier.

          (g) Indemnification. (i) Subject to the conditions set forth in the succeeding paragraphs, for a period of four (4) years after the Effective Date BancGroup shall, and shall cause the Resulting Corporation to, indemnify, defend and hold harmless each person entitled to indemnification from the Acquired Bank (each being an "Indemnified Party") against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Date (x) to the extent authorized under the articles of incorporation and bylaws (without regard to Section 10.4 of such bylaws) of Acquired Bank and Georgia law and (y) to the extent arising out of the transactions contemplated by this Agreement. In the event that the Indemnified Party receives insurance proceeds under Acquired Bank's Directors and Officers and Company Liability Policy (the "Policy") relating to claims under Subsections (x) and (y) above, the obligations of BancGroup and the Resulting Corporation shall be reduced by the amount of such insurance proceeds. In the event that Resulting Corporation receives insurance proceeds under the Policy which relate to claims under Subsections (x) and (y) above, Resulting Corporation shall pay these proceeds to Indemnified Party unless they have been made to reimburse Resulting Corporation for payments already made to Indemnified Party by Resulting Corporation under Subsections (x) and (y) above. Further, in the event that Indemnified Party suffers an uncompensated loss solely due to the retention amount (deductible under the Policy) in the Policy, then BancGroup shall, or BancGroup shall cause Resulting Corporation to pay the amount of such loss up to the retention amount.

          (ii) Any Indemnified Party wishing to claim indemnification under this subsection (g), upon learning of any such liability or Litigation, shall promptly notify BancGroup thereof. In the event of any such Litigation (whether arising before or after the Effective Date) (i) BancGroup or the Resulting Corporation shall have the right to assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and, upon assumption of such defense, BancGroup shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BancGroup or the Resulting Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between BancGroup and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BancGroup or Acquired Bank shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that BancGroup shall be obligated pursuant to this subsection
     (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) BancGroup shall not be liable for any settlement effected without its prior consent; and provided further that BancGroup and Acquired Bank shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (iii) In consideration of and as a condition precedent to the effectiveness of the indemnification obligations provided by BancGroup in this section to a director or officer of the Acquired Bank, such director or officer of the Acquired Bank shall have delivered to BancGroup on or prior to the Effective Date a letter in form reasonably satisfactory to BancGroup concerning claims such directors or officers may have against Acquired Bank. In the letter, the directors or officers shall: (i) acknowledge the assumption by BancGroup as of the Effective Date of all Liability (to the extent Acquired Bank is so liable) for claims for indemnification arising under section 6.1(g) hereof; (ii) affirm that they do not have nor are they aware of any claims they might have (other than those referred to in the following clause (iii)) against Acquired Bank;
     (iii) identify any claims or any facts or circumstances of which they are aware that could give rise to a claim for indemnification under section 6.1(g)(i) hereof; and (iv) release as of the Effective Date any and all claims that they may have against any Acquired Bank Company other than (A) those referred to in the foregoing clause (iii) and disclosed in the letter of the director or officer, (B) claims by third parties which have not yet been asserted against such director or officer (other than claims arising from facts and circumstances of which such director or officer is aware but which are not disclosed in such director or executive officer's letter),
     (C) claims by third parties arising from any transaction contemplated by this Agreement or disclosed in any schedule to this Agreement, and (D) claims by third parties arising in the ordinary course of business of any Acquired Bank Company after the date of the letter.

          (iv) Acquired Bank hereby represents and warrants to BancGroup that it has no Knowledge of any claim, pending or threatened, or of any facts or circumstances that could give rise to any obligation by BancGroup to provide the indemnification required by this section 6.1(g) other than as disclosed in the letters of the directors and executive officers referred to in section 6.1(g)(iii) hereof or described in any schedule to this Agreement and claims arising from any transaction contemplated by this Agreement.

     6.2 Additional Covenants of Acquired Bank. Acquired Bank covenants to and with BancGroup as follows:

          (a) Operations. (i) Acquired Bank will conduct its business and the business of each Acquired Bank Company in a proper and prudent manner and will use its best efforts to maintain its relationships with its depositors, customers and employees. No Acquired Bank Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will Acquired Bank permit the occurrence of any change or event which would render any of the representations and warranties in Article 5 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date. Acquired Bank shall contact any person who may be required to execute an undertaking under Section 10.5 hereof to request such undertaking and shall take all such reasonable steps as are necessary to obtain such undertaking. Acquired Bank will take no action that would prevent or impede the Merger from qualifying (i) for pooling of interests accounting treatment or (ii) as a tax-free reorganization with the meaning of Section 368 of the Code.

          (ii) If requested by BancGroup, Acquired Corporation shall use its best efforts to cause all executive officers and directors that own any stock of Acquired Corporation and all other shareholders of Acquired Corporation who own more than five percent (5%) of Acquired Corporation Stock, to execute an acknowledgment that such person has no plan, intention, or binding commitment to sell or otherwise dispose Acquired Corporation Common Stock or of the BancGroup Common Stock to be received in the Merger from the date of this Agreement to financial results concerning at least 30 days of Post-Merger combined operations have been published by BancGroup within the meaning of Section 201.01 of the SEC's codification of Financial Reporting Policies.

          (b) Stockholders Meeting; Best Efforts. Acquired Bank will cooperate with BancGroup in the preparation of the Registration Statement and any regulatory filings and will cause the Stockholders Meeting to be held for the purpose of approving the Merger as soon as practicable after the effective date of the Registration Statement, and will use its best efforts (subject to paragraph 6.2(c) below) to bring about the transactions contemplated by this Agreement, including stockholder approval of this Agreement, as soon as practicable unless this Agreement is terminated as provided herein.

          (c) Prohibited Negotiations. Except with respect to this Agreement and the transactions contemplated hereby, no Acquired Bank Company nor any affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by an Acquired Bank Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Acquired Bank's Board of Directors as advised in writing by counsel to such Board of Directors, no Acquired Bank Company or any Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and the Acquired Bank shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but Acquired Bank may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised in writing by counsel to such Board of Directors. Acquired Bank shall promptly notify BancGroup orally and in writing in the event that it receives any inquiry or proposal relating to any such Acquisition Proposal. Acquired Bank shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than BancGroup conducted heretofore with respect to any of the foregoing. Acquired Bank shall enter into the Stock Option Agreement with BancGroup dated as of the date of this Agreement.

          (d) Director Recommendation. The members of the Board of Directors of Acquired Bank agree to support publicly the Merger.

          (e) Shareholder Voting. Acquired Bank shall on the date of execution of this Agreement obtain and submit to BancGroup an agreement substantially in the form set forth in Exhibit A from each of the persons set forth in
     Schedule 6.2(e).

          (f) Financial Statements and Monthly Status Reports. Acquired Bank shall furnish to BancGroup:

             (i) As soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of Acquired Bank for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of Acquired Bank as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to Acquired Bank by independent auditors in connection with each annual, interim or special audit of the books of Acquired Bank made by such accountants;

             (iii) As soon a practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as Acquired Bank may file with the SEC or any other Agency;

             (iv) With reasonable promptness, such additional financial data as BancGroup may reasonably request; and

             (v) Within 10 calendar days after the end of each month (or, if the financial statements referred to in clause (d) are not then available, as soon as possible thereafter) commencing with the next calendar month following the date of this Agreement and ending at the Effective Date, a written description of (a) the actions taken during the preceding month with respect to its compliance or non-compliance with the terms of this section 6.2, together with its then current estimate of the out-of-pocket costs and expenses incurred or reasonably accruable in connection with the transactions contemplated by this Agreement; (b) the status, as of the date of the report, of all existing or threatened litigation against any Acquired Bank Company; (c) copies of minutes of any meeting of the board of directors of any Acquired Bank Company and any committee thereof occurring in the month for which such report is made, including all documents presented to the directors at such meetings; and (d) monthly financial statements, including a balance sheet and income statement.

          (g) Fiduciary Duties. Except as set forth on Schedule 6.2(g), prior to the Effective Date, (i) no director or officer (each an "Executive") of any Acquired Bank Company shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of any Acquired Bank Company, (ii) all Executives, at all times, shall satisfy their fiduciary duties to Acquired Bank and its Subsidiaries, and (iii) such Executives shall not (except as required in the course of his or her employment with any Acquired Bank Company) communicate or divulge to, or use for the benefit of himself or herself or any other person, firm, association or corporation, without the express written consent of Acquired Bank, any confidential information which is possessed, owned or used by or licensed by or to any Acquired Bank Company or confidential information belonging to third parties which any Acquired Bank Company shall be under obligation to keep secret or which may be communicated to, acquired by or learned of by the Executive in the course of or as a result of his or her employment with any Acquired Bank Company.

          (h) Certain Practices. At the request of BancGroup, (i) Acquired Bank shall consult with BancGroup and advise BancGroup of all of the Acquired Bank's loan requests over $250,000 that are not single-family residential loan requests or of any other loan request outside the normal course of business, and (ii) Acquired Bank will consult with BancGroup to coordinate various business issues on a basis mutually satisfactory to Acquired Bank and BancGroup. Acquired Bank shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing Law and Regulations.

                                   ARTICLE 7

                        MUTUAL COVENANTS AND AGREEMENTS

     7.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, BancGroup and Acquired Bank each agrees to use its best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

     7.2 Press Release. Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

     7.3 Mutual Disclosure. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports,

Form 8-K, Form 10-Q and Form 10-K filings, Y-3 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, Form S-8 registration statements and similar documents.

     7.4 Access to Properties and Records. Each Party hereto shall afford the officers and authorized representatives of the other Party full access to the Assets, books and records of such Party in order that such other Parties may have full opportunity to make such investigation as they shall desire of the affairs of such Party and shall furnish to such Parties such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested. All such information that may be obtained by any such Party will be held in confidence by such party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein.

     7.5 Notice of Adverse Changes. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                                   ARTICLE 8

                    CONDITIONS TO OBLIGATIONS OF ALL PARTIES

     The obligations of BancGroup and Acquired Bank to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

     8.1 Approval by Shareholders. At the Stockholders Meeting, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Acquired Bank as is required by applicable Law and Acquired Bank's articles of incorporation and bylaws.

     8.2 Regulatory Authority Approval. Orders, Consents and approvals, in form and substance reasonably satisfactory to BancGroup and Acquired Bank, shall have been entered by the Board of Governors of the Federal Reserve System and other appropriate bank regulatory Agencies (i) granting the authority necessary for the consummation of the transactions contemplated by this Agreement and (ii) satisfying all other requirements prescribed by Law. No Order, Consent or approval so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of BancGroup would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     8.3 Litigation. There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

     8.4 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority or pursuant to the 1934 Act, with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of BancGroup Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state Law.

     8.5 Tax Opinion. An opinion of Coopers & Lybrand L.L.P., shall have been received in form and substance reasonably satisfactory to the Acquired Bank and BancGroup to the effect that (i) the Merger will constitute a "reorganization" within the meaning of section 368 of the Code; (ii) no gain or loss will be recognized by BancGroup or Acquired Bank; (iii) no gain or loss will be recognized by the shareholders of Acquired Bank who receive shares of BancGroup Common Stock except to the extent of any taxable "boot" received by such persons from BancGroup, and except to the extent of any dividends received from Acquired Bank prior to the Effective Date; (iv) the basis of the BancGroup Common Stock received in the Merger will be equal to the sum of the basis of the shares of Acquired Bank common stock exchanged in the Merger and the amount of gain, if any, which was recognized by the exchanging Acquired Bank shareholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by such shareholder in the Merger; (v) the holding period of the BancGroup Common Stock will include the holding period of the shares of Acquired Bank common stock exchanged therefor if such shares of Acquired Bank common stock were capital assets in the hands of the exchanging Acquired Bank shareholder; and (vi) cash received by an Acquired Bank shareholder in lieu of a fractional share interest of BancGroup Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of BancGroup Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Acquired Bank common stock was a capital asset in his or her hands as of the Effective Date).

                                   ARTICLE 9

                   CONDITIONS TO OBLIGATIONS OF ACQUIRED BANK

     The obligations of Acquired Bank to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Acquired Bank may waive such conditions in writing:

     9.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of Acquired Bank, all representations and warranties of BancGroup or Colonial Bank contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date, and BancGroup or Colonial Bank shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     9.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 4.3(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of BancGroup which in their total effect constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of BancGroup which would impair the rights of Acquired Bank or its shareholders pursuant to this Agreement.

     9.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, Acquired Bank shall have received a certificate from the President or a Vice President and from the Secretary or Assistant Secretary of BancGroup dated as of the Closing certifying that:

          (a) the Board of Directors of BancGroup has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) each person executing this Agreement on behalf of BancGroup is an officer of BancGroup holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (c) the certificate of incorporation and bylaws of BancGroup referenced in section 4.4 hereof remain in full force and effect without modification or amendment thereof;

          (d) such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting BancGroup or the business, prospects, condition (financial or otherwise), or Assets of BancGroup which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Bank's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need not express a statement as to information concerning or provided by Acquired Bank for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 9 insofar as they relate to BancGroup have been satisfied.

     9.4 Opinion of Counsel. Acquired Bank shall have received an opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, dated as of the Closing, substantially in the form set forth in Exhibit B hereto.

     9.5 NYSE Listing. The shares of BancGroup Common Stock to be issued under this Agreement shall have been approved for listing on the NYSE.

     9.6 Other Matters. There shall have been furnished to such counsel for Acquired Bank certified copies of such corporate records of BancGroup and copies of such other documents as such counsel may reasonably have requested for such purpose.

     9.7 Material Events. There shall have been no determination by the board of directors of Acquired Bank that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading on the NYSE or any other exchange on which BancGroup Common Stock may be traded.

     9.8 Fairness Opinion. Acquired Bank shall have received prior to the mailing of the Proxy Statement a letter from an investment banking firm generally recognized as qualified for such purpose setting forth its opinion that the consideration to be received by the shareholders of Acquired Bank under the terms of this Agreement is fair to them from a financial point of view, and such opinion shall not have been withdrawn as of the Effective Date.

                                   ARTICLE 10

                     CONDITIONS TO OBLIGATIONS OF BANCGROUP

     The obligations of BancGroup to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as BancGroup may waive such conditions in writing:

     10.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of BancGroup, all representations and warranties of Acquired Bank contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date, and Acquired Bank shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     10.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 5.4(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of Acquired Bank which constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of Acquired Bank which would impair BancGroup's rights pursuant to this Agreement.

     10.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, BancGroup shall have received a certificate from Acquired Bank executed by the President or Vice President and from the Secretary or Assistant Secretary of Acquired Bank dated as of the Closing certifying that:

          (a) the Board of Directors of Acquired Bank has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) the shareholders of Acquired Bank have duly adopted resolutions authorizing the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;

          (c) each person executing this Agreement on behalf of Acquired Bank is an officer of Acquired Bank holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (d) the articles of incorporation and bylaws of Acquired Bank and the Bank referenced in section 5.8 hereof remain in full force and effect and have not been amended or modified since the date hereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Bank's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information concerning or provided by Acquired Bank for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 10 insofar as they relate to Acquired Bank have been satisfied.

     10.4 Opinion of Counsel. BancGroup shall have received an opinion of Arnall, Golden & Gregory, LLP, counsel to Acquired Bank, dated as of the Closing, substantially as set forth in Exhibit C hereto.

     10.5 Controlling Shareholders. Each shareholder of Acquired Bank who is an "affiliate" of Acquired Bank, within the meaning of Rule 145 of the general rules and regulations under the 1933 Act shall have executed and delivered an agreement satisfactory to BancGroup to the effect that such person shall not make a "distribution" (within the meaning of Rule 145) of the Common Stock which he receives upon the Effective Date and that such Common Stock will be held subject to all applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder, and that such person will not sell or otherwise reduce risk relative to any shares of BancGroup Common Stock received in the Merger until financial results concerning at least 30 days of post-Merger combined operations have been published by BancGroup within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting Policies. Acquired Bank recognizes and acknowledges that BancGroup Common Stock issued to such persons may bear a legend evidencing the agreement described above.

     10.6 Other Matters. There shall have been furnished to counsel for BancGroup certified copies of such corporate records of Acquired Bank and copies of such other documents as such counsel may reasonably have requested for such purpose.

     10.7 Dissenters. The number of shares as to which shareholders of Acquired Bank have exercised dissenters rights of appraisal under section 3.6 does not exceed 10 percent of the outstanding shares of common stock of Acquired Bank.

     10.8 Material Events. There shall have been no determination by the board of directors of BancGroup that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or general suspension of trading on the NYSE or any exchange on which BancGroup Common Stock may be traded.

     10.9 Pooling of Interests. BancGroup shall have received the written opinion of Coopers & Lybrand L.L.P., that the Merger will qualify for the pooling of interests method of accounting under generally accepted accounting principles.

     10.10 Stock Options. BancGroup's management will grant 10,000 BancGroup incentive stock options, with a 5-year vesting schedule, to each of four key employees, Mark Stevens, Carol Soto, Mark Bikus and Jordan Michael, as post merger retention incentives in accordance with the standard stock option form used for such purposes by BancGroup. The exercise price of the options will be the closing price of BancGroup Common Stock as reported by the NYSE on the Effective Date. BancGroup does not guarantee any of the aforementioned key employees employment for a five-year term.

     10.11 Employment Agreement. Mr. Edward P. Loomis, Jr. will, on the Effective Date, execute an employment agreement in the form attached hereto as Exhibit D. Mr. Loomis shall be granted 20,000 BancGroup options with an exercise price equal to the market value of BancGroup common stock on the date of close. The options will vest ratably over a five-year period. To the extent permitted by law, such options may be incentive stock options if so elected by Mr. Loomis. The shares underlying such options and the options under Sections 10.10 and
10.11 shall be subject to an effective registration statement on Form S-8.

     10.12 NonCompete Agreement. Each member of the Acquired Bank's Board of Directors as it was constituted on December 31, 1997 (other than Edward P. Loomis, Jr.) will, on the Effective Date, execute agreements in the form attached hereto as Exhibit E. In consideration for this agreement such directors will each receive compensation in the amount of $35,000. The agreement executed by Mr. Robert Chanin will contain a provision that allows him to continue serving as an employee of The Robinson-Humphrey Company, LLC.

                                   ARTICLE 11

                 TERMINATION OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that Sections 7.2, 7.4, 13.3, Article 11, Article 15, any applicable definitions of
Article 14, shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate. Information provided in such Exhibits and Schedules is provided only in response to the specific section of this Agreement which calls for such information.

                                   ARTICLE 12

                                    NOTICES

     All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and legally sufficient, if delivered by hand, sent by facsimile (receipt confirmed) or mailed, first class postage prepaid:

          (a) If to Acquired Bank to First Macon Bank & Trust, 501 Walnut Street, Macon, Georgia 31297, facsimile (912) 743-5241 (or in the case of delivery by mail, to P.O. Box 49, Macon, Georgia 31294-6299), with copies to Walter H. Bush, Jr. Esq., Arnall, Golden and Gregory, 201 Second Street, Suite 1000, Macon, Georgia 31201, facsimile (912) 743-0239, or as may otherwise be specified by Acquired Bank in writing to BancGroup.

          (b) If to BancGroup, to W. Flake Oakley, IV, One Commerce Street, Suite 803, Montgomery, Alabama, 36104, facsimile (334) 240-5069, with copies to William A. McCrary, Esquire, One Commerce Street, Suite 303, Montgomery, Alabama 36104, facsimile (334) 240-5326, and Willard H. Henson, Miller, Hamilton, Snider & Odom, L.L.C., One Commerce Street, Suite 305, Montgomery, Alabama 36104, facsimile (334) 265-4533, or as may otherwise be specified in writing by BancGroup to Acquired Bank.

                                   ARTICLE 13

                            AMENDMENT OR TERMINATION

     13.1 Amendment. This Agreement may be amended by the mutual consent of BancGroup and Acquired Bank before or after approval of the transactions contemplated herein by the shareholders of Acquired Bank provided, that, after any such approval by the holders of the Acquired Bank Stock, there shall be no amendment decreasing the consideration received by the Acquired Bank stockholders without the further approval of such stockholder as required by Law.

     13.2 Termination. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of Acquired Bank, as follows:

          (a) by the mutual consent of the respective boards of directors of Acquired Bank and BancGroup;

          (b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in section 10.1 of this Agreement in the case of BancGroup and section 9.1 of this Agreement in the case of Acquired Bank;

          (c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement in Article 9 as to Acquired Bank or
     Article 10 as to BancGroup shall not have been satisfied in full;

          (d) by the board of directors of either BancGroup or Acquired Bank if all transactions contemplated by this Agreement shall not have been consummated on or prior to December 31, 1998, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this section 13.2(d); or

     13.3 Damages. In the event of termination pursuant to section 13.2, this Agreement shall become void and have no effect except as provided in Article 11, and except that Acquired Corporation and BancGroup shall be liable for damages for any wilful breach of warranty, representation, covenant or other agreement contained in this Agreement.

                                   ARTICLE 14

                                  DEFINITIONS

     (a) The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

Acquired Bank..............  First Macon Bank and Trust Company, a Georgia state bank.

Acquired Bank Company......  Shall mean Acquired Bank, any Subsidiary of
                               Acquired Bank, or any person or entity acquired as a Subsidiary of Acquired Bank in the future and owned by Acquired Bank at the Effective Date. Representations in Article 5 on behalf of ProImage, Inc. shall be based on Acquired Bank's Knowledge, except that the investigation conducted by Acquired Bank has been restricted by the fact that Acquired Bank is not involved in the operations of ProImage, Inc. and has not necessarily otherwise obtained all information which would be disclosed if it were involved in such operations. Compliance with covenants under
                               Section 5.5 and Article 6 as they apply to ProImage, Inc. shall only be to the extent that they are within the control of Acquired Bank.

Acquired Bank Stock........  Shares of common stock, par value $1.00 per share, of Acquired Bank.

Acquisition Proposal.......  Shall mean, with respect to a Party, any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

Agencies...................  Shall mean, collectively, the Federal Trade
                               Commission, the United States Department of
                               Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

Agreement..................  Shall mean this Agreement and Plan of Merger and the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

Assets.....................  Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

BancGroup..................  The Colonial BancGroup, Inc., a Delaware
                               corporation with its principal offices in Montgomery, Alabama.

Closing....................  The closing of the transactions contemplated hereby as described in section 2.7 of this Agreement.

Code.......................  The Internal Revenue Code of 1986, as amended.

Colonial Bank..............  Colonial Bank, an Alabama state banking corporation, which is a wholly owned Subsidiary of BancGroup.

Common Stock...............  BancGroup's Common Stock authorized and defined in the restated certificate of incorporation of BancGroup, as amended.

Consent....................  Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract...................  Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Default....................  Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

Effective Date.............  Means the date and time at which the Merger becomes effective as defined in section 2.7 hereof.

Environmental Laws.........  Means the laws, regulations and governmental requirements referred to in section 5.23 hereof.

ERISA......................  The Employee Retirement Income Security Act of
                               1974, as amended.

Exchange Ratio.............  The ratio obtained by dividing $56.66 by the Market
                               Value, subject to Section 3.1 hereof

FICG.......................  Georgia Banking Code.

Exhibits...................  A through E, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

Knowledge..................  Means the actual knowledge (or the knowledge which should have been obtained) after due
                               investigation and inquiry of the Chairman, President, Chief Financial Officer, or any Senior or Executive Vice President of BancGroup, in the case of knowledge of BancGroup. In the case of Acquired Bank it means the actual knowledge (or the knowledge which should have been obtained) after due investigation and inquiry by Edward P. Loomis, Jr., President and Chief Executive Officer, Mark Stevens, Senior Vice President, Mark Bikus, Vice President, Jordan Michael, Vice President and Carol Soto, Vice President and Cashier in the case of knowledge of Acquired Bank.

Law........................  Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute
                               applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Agency.

Liability..................  Any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien.......................  Any conditional sale agreement, default of title, easement, encroachment, encumbrance,
                               hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof.

Litigation.................  Any action, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

Loan Property..............  Any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Loss.......................  Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys' fees and expenses, and consultant's fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

Market Value...............  Shall represent the per share market value of the
                               BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the ten (10) consecutive trading days ending on the trading day five calendar days preceding the Effective Date.

Material...................  For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect....  On a Party shall mean an event, change or occurrence which has a material adverse impact on
                               (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

Merger.....................  The merger of Acquired Bank with Colonial Bank as contemplated in this Agreement.

Merger Consideration.......  The distribution of BancGroup Common Stock for each share of Acquired Bank Stock (and cash for fractional shares) as provided in section 3.1(a) hereof.

NYSE.......................  The New York Stock Exchange.

Order......................  Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party......................  Shall mean Acquired Bank, or BancGroup, and
                               "Parties" shall mean Acquired Bank, Colonial Bank and BancGroup.

Permit.....................  Any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person.....................  A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Proxy Statement............  The proxy statement used by Acquired Bank to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of BancGroup relating to the issuance of the BancGroup Common Stock to the shareholders of Acquired Bank.

Registration Statement.....  The registration statement on Form S-4, or such other appropriate form, to be filed with the SEC by BancGroup, and which has been agreed to by Acquired Bank, to register the shares of BancGroup Common Stock offered to stockholders of the Bank pursuant to his Agreement, including the Proxy Statement.

Resulting Corporation......  Colonial Bank, as the surviving corporation resulting from the Merger.

SEC........................  United States Securities and Exchange Commission.

Shareholders Meeting.......  Meeting The special meeting of shareholders of
                               Acquired Bank called to approve the transactions contemplated by this Agreement.

Stock Option Agreement.....  The agreement dated as of the date hereof between
                               BancGroup and Acquired Bank granting to BancGroup the right to acquire up to 19.9% of Acquired Bank common stock.

Subsidiaries...............  Shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Tax or Taxes...............  Means any federal, state, county, local, foreign, and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

1933 Act...................  The Securities Act of 1933, as amended.

1934 Act...................  The Securities Exchange Act of 1934, as amended.

                                   ARTICLE 15

                                 MISCELLANEOUS

     15.1 Expenses. (a) Each Party hereto shall bear its own legal, auditing, trustee, investment banking, regulatory and other expenses in connection with this Agreement and the transactions contemplated hereby, except that BancGroup shall bear the expenses of filing the S-4 Registration Statement and satisfying the conditions set forth in Section 8.2 hereof.

     (b) Nothing contained in this Section 15.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     15.2 Benefit. This Agreement shall inure to the benefit of and be binding upon Acquired Bank, Colonial Bank and BancGroup, and their respective successors. This Agreement shall not be assignable by any Party without the prior written consent of the other Party.

     15.3 Governing Law. This Agreement shall be governed by, and construed in accordance with the Laws of the State of Alabama.

     15.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

     15.5 Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

     15.6 Severability. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.

     15.7 Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party's counsel has drafted any portion of this Agreement.

     15.8 Return of Information. In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

     15.9 Equitable Remedies. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

     15.10 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses incurred in connection with such action (including reasonable fees, disbursements and expenses of attorneys and costs of investigation).

     15.11 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

     15.12 Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

     15.13 Entire Contract. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

     IN WITNESS WHEREOF, Acquired Bank and BancGroup have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:                                                   FIRST MACON BANK & TRUST COMPANY

               BY: /s/ CAROL W. SOTO                                   BY: /s/ EDWARD P. LOOMIS, JR.
   ---------------------------------------------            ---------------------------------------------------

ITS: Vice President                                       ITS: President
                                                          --------------------------------------------------------
--------------------------------------------------

(CORPORATE SEAL)

ATTEST:                                                   THE COLONIAL BANCGROUP, INC.

               BY: /s/ CARLA TOMLIN                                       BY: /s/ W. FLAKE OAKLEY
   ---------------------------------------------            ---------------------------------------------------
ITS: Assistant Secretary                                  ITS: Chief Financial Officer
--------------------------------------------                    --------------------------------------------------

(CORPORATE SEAL)

ATTEST:                                                   THE COLONIAL BANK

               BY: /s/ CARLA TOMLIN                                       BY: /s/ W. FLAKE OAKLEY
   ---------------------------------------------            ---------------------------------------------------
ITS: Assistant Secretary                                  ITS: Chief Financial Officer
       --------------------------------------------             --------------------------------------------------

                                                                      APPENDIX B

               (T. STEPHEN JOHNSON & ASSOCIATES, INC. LETTERHEAD)

June 25, 1998

Board of Directors
First Macon Bank & Trust Company
501 Walnut Street
Macon, Georgia 31297

Dear Directors:

     T. Stephen Johnson & Associates, Inc., Roswell, Georgia ("TSJ&A") has been asked to render an opinion as to the fairness from a financial point of view of the consideration to be received by the shareholders of First Macon Bank & Trust Company ("First Macon") in connection with the proposed merger of First Macon with and into Colonial BancGroup, Inc. ("BancGroup"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of May 14, 1998 (the "Merger"). The Merger Agreement calls for each outstanding share of First Macon common stock to be converted into a number of shares of BancGroup common stock equal to $56.66 divided by the "Market Value" of BancGroup common stock. The Market Value will be the average of the closing prices of BancGroup common stock as reported on the New York Stock Exchange ("NYSE") on each of the ten consecutive trading days ending on the day that is the fifth trading day before the day on which the Merger becomes effective. However, if BancGroup Common Stock is acquired by another entity or merged with another entity so that BancGroup is not the surviving corporation, which acquisition or merger is publicly announced before the Merger becomes effective, the Market Value shall be the closing price of BancGroup common stock as reported by the NYSE on the day prior to the public announcement of such transaction.

     TSJ&A is an investment banking and consulting firm that specializes in the valuation of closely-held corporations and provides fairness opinions as part of its practice. Because of its prior experience in the appraisal of Southeastern financial institutions involved in mergers, TSJ&A has developed an expertise in fairness opinions related to the securities of Southeastern financial institutions.

     TSJ&A was engaged by First Macon March, 1998 to provide to First Macon financial advise, develop a bid package, and advise First Macon concerning potential merger partners. As a result of such engagement and the bid process initiated by TSJ&A, TSJ&A presented First Macon with bids from two financial institutions, including BancGroup. The BancGroup bid was valued at $61.0 million and was the highest bid received.

     In performing its analysis, TSJ&A relied upon and assumed without independent verification, the accuracy and completeness of all information provided to it. TSJ&A has not performed any independent appraisal or evaluation of the assets of First Macon and BancGroup or any of its subsidiaries. As such, TSJ&A does not express an opinion as to the fair market value of First Macon. The opinion of financial fairness expressed herein is necessarily based on market, economic and other relevant considerations as they exist and can be evaluated as of June 24, 1998.

     In arriving at its opinion, TSJ&A reviewed and analyzed audited and unaudited financial information through March 31, 1998, regarding First Macon and BancGroup, various management reports including asset quality reports, investment market value reports and a 1998 budget for First Macon, current trading, dividend and analyst earnings projections for BancGroup, the Merger, Merger Agreement, a draft of this proxy material as well as publicly available information regarding actual comparable transactions.

     The Merger consideration is set at $56.66 per share for each of the 1,076,604 First Macon common shares outstanding for a total of $61.0 million, converted into BancGroup common shares at the current Market Value. The closing price for BancGroup common stock on June 15, 1998 was $29.6875 per share. Using this closing price as the Market Value in the Merger, each First Macon common share would be converted into the right to receive 1.9085 shares of BancGroup common stock. The actual number of shares to

June 25, 1998

Board of Directors
First Macon Bank & Trust Company
Page 2

be received will be based on the Market Value that will be determined just prior to closing. The number of shares received has an inverse relationship with the Market Value.

     Regardless of the number of shares received, the total merger consideration equals 3.99 times the March 31, 1998 book value of First Macon common stock and
22.22 times 1997 earnings.

     BancGroup currently pays a quarterly dividend of $0.17 per share to its shareholders equal to $0.68 per share, annualized. During the second quarter, 1998, First Macon paid a dividend of $0.40 per share. Assuming the above calculated exchange ratio of 1.9085 shares to one, each equivalent First Macon common share would begin to receive $1.30 per share on an annualized basis.

     TSJ&A reviewed the Merger as of May 13, 1998, for the purpose of determining purchase premiums that could be used in comparing the Merger with other announced transactions. TSJ&A reviewed the purchase premiums paid in 45 transactions that were announced since January 1, 1998 involving selling institutions headquartered in the southeastern United States. Of these transactions, 5 involved selling institutions that have been determined to be comparable transactions. They include institutions representing commercial bank institutions with total assets between $100 million and $300 million with total equity less than 10.00 percent of total assets. A listing of these transactions is attached. The purchase premiums in the Merger rank with in the range of the purchase premiums paid in the comparable transactions. On average, the 5 comparable transactions reported an announced deal price to book value of 3.7517 times and an announced deal price to earnings of 29.34 times.

     Therefore, in consideration of the above, it is the opinion of TSJ&A that, based on the structure of the Merger and the analyses that have been performed, the consideration to be received by the shareholders of First Macon is fair from a financial point of view.

                                       Sincerely,

                                      /s/ T. STEPHEN JOHNSON & ASSOCIATES, INC.
                                     -------------------------------------------
                                     T. Stephen Johnson & Associates, Inc.

                               SOUTHEASTERN DEALS

                           JANUARY 1, 1997 TO PRESENT

                                                                                               ANN'D       ANN'D      ANN'D
                                                                                               DEAL      TGBKPREM/     DEAL
                            BANK/                             BANK/   ANNOUNCE                 VALUE      COREDEPS    PR/BK
BUYER                  ST   THRIFT        SELLER         ST   THRIFT    DATE       STATUS      ($M)         (%)        (%)
-----                  ---  ------  -------------------  ---  ------  --------   ----------  ---------   ----------   ------
                                    First Cmnty Bkg
Regions Financial....  AL   Bank    Svcs                 GA   Bank    02/13/98   Pending       36.4        27.74      318.41
BancorpSouth, Inc....  MS   Bank    Merchants Capital    MS   Bank    05/04/98   Pending       63.1        26.42      338.90
Anchor Fin'l Corp....  SC   Bank    ComSouth Bankshares  SC   Bank    04/14/98   Pending       83.3        45.37      477.57
Anchor Fin'l Corp....  SC   Bank    M&M Financial Corp   SC   Bank    05/01/98   NonBinding    35.7        21.30      313.16
Regions Financial....  AL   Bank    Village Bankshares   FL   Bank    03/24/98   Pending       55.4        26.78      427.83
                                                                                             Averages:     29.52      375.17
                                                                                             Medians:      26.78      338.90

                        ANN'D      ANN'D     SELLER:   SELLER:   SELLER:
                       DEAL PR/   DEAL PR/   1:TOTAL   1:EQTY/    1:YTD
                        TG BK      4-QTR     ASSETS    ASSETS     ROAA
BUYER                    (%)      EPS (X)    ($000)      (%)       (%)
-----                  --------   --------   -------   -------   -------
Regions Financial....   330.00     21.45     120,630    8.51       1.29
BancorpSouth, Inc....   347.33     21.01     223,995    6.31       1.40
Anchor Fin'l Corp....   477.57     36.26     205,572    7.79       1.24
Anchor Fin'l Corp....   313.16     36.54     156,200    7.30       0.68
Regions Financial....   427.83     31.46     190,863    6.78       1.10
                        379.18     29.34     179,452    7.74       1.14
                        347.33     31.46     190,863    7.79       1.24

                                                                      APPENDIX C

PART 1.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SEC. 14-2-1301.  DEFINITIONS.

     As used in this article, the term:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporate Action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

          (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8) "Shareholder" means the record shareholder or the beneficial shareholder.

SEC. 14-2-1302.  RIGHT TO DISSENT.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

             (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

             (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (A) Alters or abolishes a preferential right of the shares;

             (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

             (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

             (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

SEC. 14-2-1303.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

PART 2.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SEC. 14-2-1320.  NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

SEC. 14-2-1321.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

SEC. 14-2-1322.  DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.

SEC. 14-2-1323.  DUTY TO DEMAND PAYMENT.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

SEC. 14-2-1324.  SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SEC. 14-2-1325.  OFFER OF PAYMENT.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5) A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

SEC. 14-2-1326.  FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

SEC. 14-2-1327.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3.  JUDICIAL APPRAISAL OF SHARES

SEC. 14-2-1330.  COURT ACTION.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

SEC. 14-2-1331.  COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

SEC. 14-2-1332.  LIMITATION OF ACTIONS.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                                                      APPENDIX D

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of May 14, 1998 (the "Agreement"), by and between First Macon Bank & Trust Company, a Georgia state bank ("Issuer"), and The Colonial BancGroup, Inc., a Delaware corporation ("Grantee").

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger dated as of even date herewith, (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into Colonial Bank, a wholly owned subsidiary of Grantee, with Colonial Bank as the surviving corporation; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase from time to time up to 214,244 shares (as adjusted as set forth herein) (the "Option Shares"), of Common Stock, par value $1.00 per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (the "Purchase Price") equal to $56.66; provided, however, that in no event shall the number of shares for which this option is exercisable exceed 19.9% of the outstanding shares of Issuer Common Stock.

     3. Exercise of Option. (a) Provided that (i) Grantee shall not be in material breach of the agreements or covenants contained in this Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that the Option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Date, or (B) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event, (C) termination of the Merger Agreement in accordance with the terms thereof after the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement by Grantee due to a material breach by Issuer in accordance with Section 13.2(b) of the Merger Agreement or a termination due to the failure to fulfill conditions set forth in Sections 8.1, 9.8, 10.1, 10.3, 10.4, 10.6,
10.7 or 10.9 of the Merger Agreement), or (D) eighteen months after termination of the Merger Agreement following the occurrence of a Purchase Event or a Preliminary Purchase Event, provided that the termination of the Merger Agreement was due to one of the reasons listed in the parenthetical of Clause
(C) above; and provided further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The rights set forth in Section 8 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.

     (b) As used herein, a "Purchase Event" means any of the following events:

          (i) Without Grantee's prior written consent, Issuer's Board of Directors shall have authorized, recommended, publicly proposed, or publicly announced an intention to authorize, recommend, or propose, or shall have entered into any agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term Acquisition Transaction shall mean
     (A) a merger, consolidation, or other business combination involving Issuer, (B) the disposition, by sale, lease, exchange, or otherwise, of assets of Issuer or any of its subsidiaries representing in either case all or substantially all of the consolidated assets of Issuer, or (C) the issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 25% or more of the voting power of Issue, in any such case other than with Grantee or an affiliate of Grantee; or

          (ii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the "1934 Act")) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934 Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of Issuer Common Stock.

     (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

          (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the 1934 Act), or shall have filed a registration statement under the 1933 Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

          (ii) (1) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, (2) such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, (3) the Issuer's Board of Directors or any person representing such Board shall have commenced negotiations with any person other than Grantee regarding an Acquisition Transaction, or (4) Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced (or otherwise disclosed to the Issuer prior to such public announcement) that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made, or disclosed to Issuer an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the 1933 Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under the BHC Act, the Bank Merger Act, or the Change in Bank Control Act of 1978, or other appropriate banking agency, for approval to engage in an Acquisition Transaction.

     As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the 1934 Act.

     (d) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other regulatory authority is required in connection with such purchase, Issuer shall cooperate with Grantee in the filing of the required notice or application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods).

     4. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 11(f) hereof.

     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges, and encumbrances of any kind whatsoever and subject to no pre-emptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     THE STOCK REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE LAW AND THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF MAY 14, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

     It is understood and agreed that: (i) the reference to restrictions arising under the 1933 Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the United States Securities and Exchange Commission ("SEC"), or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the 1933 Act; and (ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of a substitute certificate without such reference if the Option Shares evidenced by such certificate containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

     5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.

          (b) Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue (and at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance), upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances of any kind or nature whatsoever, including any statutory preemptive rights of any stockholder of Issuer.

     6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

          (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

     7. Adjustment upon Changes in Capitalization, etc. (a) In the event of a change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, subject to the limitation set forth in Section 2 hereof, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a) or a sale of the Issuer Common Stock for cash at its fair market value), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, the shares of Issuer Common Stock subject to the Option, together with any shares of Issuer Common Stock previously issued pursuant hereto, equal 19.9% of the number of shares of Issuer Common Stock then issued and outstanding.

     (b) In the event that Issuer shall enter into an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of the Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), the Issuer (in each case, such person being referred to as the "Substitute Option Issuer").

     (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

     (e) The following terms have the meanings indicated:

          (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with the Issuer (if other than the Issuer), (y) the Issuer in a merger in which the Issuer is the continuing or surviving person, and (z) the transferee of all or substantially all of the Issuer's assets.

          (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

          (iii) "Assigned Value" shall mean the highest of (x) the price per share of the Issuer Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person after the date hereof (other than Grantee), (y) the price per share of the Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with the Issuer, or (z) the highest closing sales price per share of Issuer Common Stock quoted on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS") (or if Issuer Common Stock is not quoted on the NASDAQ/NMS, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee or, if there is no such information available, the value of such shares as determined by a nationally recognized investment banking firm compensated and selected by Grantee) within the six-month period immediately preceding the Agreement; provided, however, that in the event of a sale of all or substantially all of the Issuers' assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Issuer as determined by a nationally recognized investment banking firm selected by Grantee (or by a majority in interest of the Grantees if there shall be more than one Grantee (a "Grantee Majority")), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale.

          (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event-higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger, or sale, provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the Issuer, the person merging into the Issuer or by any company which controls or is controlled by such merger person, as Grantee may elect, and provided further that if there is no such trading information available, the price of such shares shall be determined by a nationally recognized investment banking firm selected by Grantee.

     (f) In no event pursuant to any of the foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or a Grantee Majority).

     (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assumes in writing all the obligations of Issuer hereunder and takes all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer) (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities as defined in Rule 144 under the 1933 Act or any successor provision).

     (h) The provisions of Sections 8, 9, and 10 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and, as applicable, references in such sections to "Issuer," "Option," "Purchase Price," and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer," "Substitute Option," "Substitute Purchase Price," and "Substitute Common Stock," respectively.

     8. Repurchase at the Option of Grantee. (a) Subject to the last sentence of Section 3(a), at the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 30 days immediately thereafter, Issuer shall, to the extent permitted by applicable law, repurchase from Grantee the Option and all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its right under this
Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

          (i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

          (ii) The excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

          (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

     (b) If Grantee exercises its right under this Section 8, Issuer shall, to the extent permitted by applicable law, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges, and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Board of Governors of the Federal Reserve System or other regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to this Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If the Board of Governors of the Federal Reserve System or any other regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Grantee. If the Board of Governors of the Federal Reserve System or other agency prohibits the repurchase in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request, or (ii) to the extent permitted by the Board of Governors of the Federal Reserve System or other agency, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Option as to the number of Options Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to
Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Grantee shall notify Issuer of its determination under the preceding sentence within five (5) days of receipt of notice of disapproval of the repurchase.

     Notwithstanding anything herein to the contrary, all of the Grantee's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a).

     (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i); (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii); or (iii) the highest closing sales per share of Issuer Common Stock quoted on the NASDAQ/NMS (or if Issuer Common Stock is not quoted on the market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee and reasonably acceptable to Issuer) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or
(ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of the Agreement.

     (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the 1934
Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934 Act) shall have been formed which beneficially owns or has the right the acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii), or 7(b)(iii) shall be consummated.

     (e) In connection with the application of the provisions of this Section 8, Grantee acknowledges that Issuer's ability to fund the Section 8 Repurchase Consideration in accordance with the provisions of this Section 8 may be dependant upon the ability of Issuer to obtain the prior approval of the Board of Governors of the Federal Reserve System and applicable provisions of state law and that, unless there has been an agreement of the type described in
Section 7(b), Issuer's obligations under this Section 8 do not impose on the Issuer an obligation to otherwise finance the payment of the Section 8 Repurchase Consideration through the incurrence of indebtedness or the issuance of capital instruments or securities by Issuer in either case sufficient in amount to satisfy the payment of the Section 8 Repurchase Consideration. Accordingly, Issuer shall not be deemed to be in breach of this Section 8 if, after making its best efforts to obtain regulatory authorization for a capital distribution required to pay the Section 8 Repurchase Consideration, it is unable to do so.

     9. Quotation: Listing. If the Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the NASDAQ/NMS or any securities exchange, Issuer, upon the request of Grantee, will promptly file an application, if required, to authorize for quotation or trading or listing shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ/NMS or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

     10. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Agreement, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of the Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     11. Miscellaneous. (a) Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendments. Any provision of this Agreement may be waived at any time in writing by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement: No Third-Party Beneficiary: Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferee of the Option Shares or any permitted transferee of this Agreement pursuant to Section 11(h)) any rights or remedies hereunder. If any terms, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Alabama without regard to any applicable conflicts of law rules.

     (e) Descriptive Headings. The description headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to Issuer to:                             First Macon Bank & Trust Company
                                                 501 Walnut Street
                                                 Macon, Georgia 31297
                                                 Telecopy Number: (912) 743-5241
                                                 Attention: Edward P. Loomis
    with a copy to:                              Arnall, Golden and Gregory
                                                 201 Second Street
                                                 Suite 1000
                                                 Macon, Georgia 31201
                                                 Telecopy Number: (912) 743-0239
                                                 Attention: Walter H. Bush, Jr. Esq.
    If to Grantee to:                            The Colonial BancGroup, Inc.
                                                 P.O. Box 1108
                                                 Montgomery, Alabama 36101
                                                 Telecopy Number: (334) 240-5315
                                                 Attention: W. Flake Oakley, IV
                                                            Chief Financial Officer
                                                            William A. McCrary
                                                            Vice President & Legal Counsel
    with a copy to:                              Willard H. Henson
                                                 Miller, Hamilton, Snider & Odom, L.L.C.
                                                 One Commerce Street, Suite 305
                                                 Montgomery, Alabama 36104
                                                 Telecopy Number: (334) 265-4533

     (g) Counterparts. This Agreement and all amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief, and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

ATTEST:                                                FIRST MACON BANK & TRUST COMPANY

                By: /s/ CAROL W. SOTO                              By: /s/ EDWARD P. LOOMIS, JR.
  -------------------------------------------------      -------------------------------------------------

Its: Vice President                                    Its: President and CEO
                                                       -----------------------------------------------------
-----------------------------------------------------

[CORPORATE SEAL]

ATTEST:                                                THE COLONIAL BANCGROUP, INC.

                By: /s/ CARLA TOMLIN                                  By: /s/ W. FLAKE OAKLEY
  -------------------------------------------------      -------------------------------------------------
                 Assistant Secretary                                    W. Flake Oakley, IV
                                                                      Chief Financial Officer

[CORPORATE SEAL]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to section 145 of the Delaware General Corporation Law, as amended, and the Restated Certificate of Incorporation of the Registrant, officers, directors, employees, and agents of the Registrant are entitled to indemnification against liabilities incurred while acting in such capacities on behalf of the Registrant, including reimbursement of certain expenses. In addition, the Registrant maintains an officers and directors insurance policy pursuant to which certain officers and all directors of the Registrant are entitled to indemnification against certain liabilities, including reimbursement of certain expenses, and the Registrant has indemnity agreements ("Indemnification Agreements") with certain officers and all of its directors pursuant to which such persons may be indemnified by the Registrant against certain liabilities, including expenses.

         The Indemnification Agreements are intended to provide additional indemnification to directors and officers of BancGroup beyond the specific provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, a company may indemnify its directors and officers in circumstances other than those under which indemnification and the advance of expenses are expressly permitted by applicable statutory provisions.

         Under the Delaware General Corporation Law, a director, officer, employee or agent of a corporation (i) must be indemnified by the corporation for all expenses incurred by him (including attorneys' fees) when he is successful on the merits or otherwise in defense of any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, (ii) may be indemnified by the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any such proceeding (other than a proceeding by or in the right of the corporation) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses (including attorneys' fees) incurred by him in the defense or settlement of a proceeding brought by or in the right of the corporation, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; provided that no indemnification may be made under the circumstances described in clause (iii) if the director, officer, employee or agent is adjudged liable to the corporation, unless a court determines that, despite the adjudication of liability but in view of all of the circumstances, he is fairly and reasonably entitled to indemnification for the expenses which the court shall deem proper. The indemnification described in clauses (ii) and (iii) above (unless ordered by a court) may be made only as authorized in a specific case upon determination by
(i) a majority of a quorum of disinterested directors, (ii) independent legal counsel in a written opinion, or (iii) the stock holders, that indemnification is proper in the circumstances because the applicable standard of conduct has been met. Expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the advance if it is ultimately determined that he is not entitled to be indemnified by the corporation. Expenses (including attorneys' fees) incurred by other employees and agents may be advanced by the corporation upon terms and conditions deemed appropriate by the board of directors.

         The indemnification provided by the Delaware General Corporation Law has at least two limitations that are addressed by the Indemnification
Agreements: (i) BancGroup is under no obligation to advance expenses to a director or officer, and (ii) except in the case of a proceeding in which a director or officer is successful on the merits or otherwise, indemnification of a director or officer is discretionary rather than mandatory.

         The Indemnification Agreements, therefore, cover any and all expenses (including attorneys' fees and all other charges paid or payable in connection therewith) incurred in connection with investigating, defending, being a witness or participating in (including an appeal), or preparing to defend, be a witness in or participate in, any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether civil, criminal, administrative or otherwise, related to the fact that such director or officer is or was a director, officer, employee or agent of BancGroup or is or was serving at the request of BancGroup as a director, officer, employee, agent, partner, committee member or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by such director or officer in any such capacity.

         The Indemnification Agreements also provide for the prompt advancement of all expenses incurred in connection with any proceeding and obligate the director or officer to reimburse BancGroup for all amounts so advanced if it is subsequently determined, as provided in the Indemnification Agreements, that the director or officer is not entitled to indemnification.

         The Indemnification Agreements further provide that the director or officer is entitled to indemnification for, and advancement of, all expenses (including attorneys' fees) incurred in any proceeding seeking to collect from BancGroup an indemnity claim or advancement of expenses under the Indemnification Agreements, BancGroup's Certificate of Incorporation, or the Delaware General Corporation Law, regardless of whether the director or officer is successful in such proceeding.

         The Indemnification Agreements impose upon BancGroup the burden of proving that the director or officer is not entitled to indemnification in any particular case, and the Indemnification Agreements negate certain presumptions which might otherwise be drawn against a director or officer in certain circumstances. Further, the Indemnification Agreements provide that if BancGroup pays a director or officer pursuant to an Indemnification Agreement, BancGroup will be subrogated to such director's or officer's rights to recover from third parties.

         The Indemnification Agreements stipulate that a director's or officer's rights under such contracts are not exclusive of any other indemnity rights a director or officer may have; however, the Indemnification Agreements prevent double payment. The Indemnification Agreements require the maintenance of directors' and officers' liability insurance if such insurance can be maintained on terms, including rates, satisfactory to BancGroup.

         The benefits of the Indemnification Agreements would not be available if (i) the action with respect to which indemnification is sought was initiated or brought voluntarily by the officer or director (other than an action to enforce the right to indemnification under the Indemnification Agreements); (ii) the officer or director is paid for such expense or liability under an insurance policy; (iii) the proceeding is for an accounting of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended; (iv) the conduct of the officer or director is adjudged as constituting an unlawful personal benefit, or active or deliberate dishonesty or willful fraud or illegality; or
(v) a court determines that indemnification or advancement of expenses is unlawful under the circumstances.

         The Indemnification Agreements would provide indemnification for liabilities arising under the Securities Act of 1933, as amended. BancGroup has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) The following is a list of exhibits that are included in Part II of the Registration Statement. Such exhibits are separately indexed elsewhere in the Registration Statement.


                                   DESCRIPTION


Exhibit 2 Plan of acquisition, reorganization, arrangement, liquidation of successor:

         2.1 Agreement and Plan of Merger by and among The Colonial BancGroup, Inc., Colonial Bank and First Macon Bank & Trust Company, dated as of May 14, 1998, included in the Prospectus portion of this Registration Statement at Appendix A and incorporated herein by reference.

         2.2 Stock Option Agreement between The Colonial BancGroup, Inc. and First Macon Bank & Trust Company, dated as of May 14, 1998, included in the Prospectus portion of this Registration Statement at Appendix D and incorporated herein by reference.

Exhibit 4         Instruments defining the rights of security holders:

         4.1 Article 4 of the Restated Certificate of Incorporation of the Registrant filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K, dated February 21, 1995, and incorporated herein by reference.

         4.2 Amendment to Article 4 of Registrant's Restated Certificate of Incorporation, dated May 15, 1998, filed as Exhibit 4.2 to the Registrant's Registration Statement on Form S-4 (File No. 333-56241) effective June 22, 1998, and incorporated herein by reference.

         4.3      Article II of the Bylaws of the Registrant filed as Exhibit
                  4.2 to the Registrant's Current Report on Form 8-K, dated February 21, 1995, and incorporated herein by reference.

         4.4 Dividend Reinvestment and Class A Common Stock Purchase Plan of the Registrant dated January 15, 1986, and Amendment No. 1 thereto dated as of June 10, 1986, filed as Exhibit 4(C) to the Registrant's Registration Statement on Form S-4 (File No. 33-07015), effective July 15, 1986, and incorporated herein by reference.

         4.5      Trust Indenture dated as of March 25, 1986, included as
                  Exhibit 4 to the Registrant's Amendment No. 1 to Registration Statement on Form S-2, file number 33-4004, effective March 25, 1986, and incorporated herein by reference.

         4.6 All other instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries - not filed pursuant to clause 4(iii) of Item 601(b) of Regulation S-K, to be furnished upon request of the Commission.

 Exhibit 5 Opinion of Miller, Hamilton, Snider & Odom, L.L.C. as to certain Delaware law issues of the securities being registered.

 Exhibit 8        Tax Opinion of Coopers & Lybrand L.L.P.

 Exhibit 23       Consents of experts and counsel:

         23.1     Consents of Coopers & Lybrand L.L.P.

         23.2     Consent of Mauldin & Jenkins, L.L.C.

         23.3     Consent of Miller, Hamilton, Snider & Odom, L.L.C.

         23.4     Consent of T. Stephen Johnson & Associates, Inc.

Exhibit  24       Power of Attorney

Exhibit  99       Additional exhibits:

         99.1     Form of Proxy of First Macon Bank & Trust Company

         (b)      Financial Statement Schedules

                  The financial statement schedules required to be included pursuant to this Item are not included herein because they are not applicable or the required information is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

         (a)      The undersigned hereby undertakes as follows as required by
                  Item 512 of Regulation S-K:

                  (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                  (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately above, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange

                           Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         (d)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of

                           1933, each such post-effective amendment shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (e) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montgomery, Alabama, on the 26th day of June, 1998.

                                    THE COLONIAL BANCGROUP, INC.



                                    By: /s/ Robert E. Lowder
                                        -------------------------------
                                            Robert E. Lowder
                                            Its Chairman of the Board
                                            of Directors and Chief
                                            Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES                          TITLE                               DATE
----------                          -----                               ----


/s/ Robert E. Lowder                Chairman of the Board               **
------------------------------      of Directors and Chief Executive
Robert E. Lowder                    Officer


/s/ W. Flake Oakley, IV             Chief Financial                     **
------------------------------      Officer, Secretary
W. Flake Oakley, IV                 and Treasurer (Principal
                                    Financial Officer and
                                    Principal Accounting
                                    Officer)


         *                          Director                            **
------------------------------
Lewis Beville


         *                          Director                            **
------------------------------
Young J. Boozer

         *                          Director                            **
------------------------------
William Britton


         *                          Director                            **
------------------------------
Jerry J. Chesser


         *                          Director                            **
------------------------------
Augustus K. Clements, III


         *                          Director                            **
------------------------------
Robert C. Craft


         *                          Director                            **
------------------------------
Patrick F. Dye


         *                          Director                            **
------------------------------
James Hewitt


         *                          Director                            **
------------------------------
Clinton O. Holdbrooks


         *                          Director                            **
------------------------------
D. B. Jones


         *                          Director                            **
------------------------------
Harold D. King


         *                          Director                            **
------------------------------
John Ed Mathison


         *                          Director                            **
------------------------------
Milton E. McGregor


         *                          Director                            **
------------------------------
John C. H. Miller, Jr.


         *                          Director                            **
------------------------------
Joe D. Mussafer


         *                          Director                            **
------------------------------
William E. Powell


         *                          Director                            **
------------------------------
J. Donald Prewitt


         *                          Director                            **
------------------------------
Jack H. Rainer


         *                          Director                            **
------------------------------
Jimmy Rane


         *                          Director                            **
------------------------------
Frances E. Roper




         *                          Director                            **
------------------------------
Simuel Sippial


         *                          Director                            **
------------------------------
Ed V. Welch


* The undersigned, acting pursuant to a power of attorney, has signed this Registration Statement on Form S-4 for and on behalf of the persons indicated above as such persons' true and lawful attorney-in-fact and in their names, places and stead, in the capacities indicated above and on the date indicated below.


/s/ W. Flake Oakley, IV
------------------------------
W. Flake Oakley, IV
Attorney-in-Fact

**  Dated: June 26, 1998

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549









                                   EXHIBITS TO

                                    FORM S-4


                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933







                          THE COLONIAL BANCGROUP, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  EXHIBIT INDEX



EXHIBIT                                                                                   PAGE
-------                                                                                   ----
Exhibit 2         Plan of acquisition, reorganization, arrangement, liquidation of successor:

        2.1       Agreement and Plan of Merger by and among The Colonial
                  BancGroup, Inc., Colonial Bank and First Macon Bank & Trust
                  Company, dated as of May 14, 1998, included in the Prospectus portion of this Registration Statement at Appendix A and incorporated herein by reference.

        2.2       Stock Option Agreement between The Colonial BancGroup, Inc.
                  and First Macon Bank & Trust Company, dated as of May 14,
                  1998, included in the Prospectus portion of this Registration
                  Statement at Appendix B and incorporated herein by reference.

Exhibit 4         Instruments defining the rights of security holders:

        4.1       Article 4 of the Restated Certificate of Incorporation of the
                  Registrant filed as Exhibit 4.1 to the Registrant's Current
                  Report on Form 8-K, dated February 21, 1995, including the amendment to Article 4 noted at Exhibit 4(B) above, and incorporated herein by reference.

        4.2       Amendment to Article 4 of Registrant's Restated Certificate of
                  Incorporation, dated May 15, 1998, filed as Exhibit 4.2 to the
                  Registrant's Registration Statement on Form S-4 (File No. 333-
                  56241) effective June 22, 1998, and incorporated herein by reference.

        4.3       Article II of the Bylaws of the Registrant filed as Exhibit
                  4.2 to the Registrant's Current Report on Form 8-K, dated
                  February 21, 1995, and incorporated herein by reference.

        4.4 Dividend Reinvestment and Class A Common Stock Purchase Plan of the Registrant dated January 15, 1986, and Amendment No. 1 thereto dated as of June 10, 1986, filed as Exhibit 4(C) to the Registrant's Registration Statement on Form S-4 (File No.
                  33-07015), effective July 15, 1986, and incorporated herein by reference.


        4.5       Trust Indenture dated as of March 25, 1986, included as
                  Exhibit 4 to the Registrant's Amendment No. 1 to Registration
                  Statement on Form S-2, file number 33-4004, effective March
                  25, 1986, and incorporated
                  herein by reference.

        4.6 All other instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries - not filed pursuant to clause 4(iii) of Item 601(b) of Regulation
                  S-K to be furnished upon request of the Commission.

Exhibit 5 Opinion of Miller, Hamilton, Snider & Odom, L.L.C. as to certain Delaware law issues of the securities being registered.

Exhibit 8         Tax Opinion of Coopers & Lybrand L.L.P.

Exhibit 23        Consents of experts and counsel:

        23.1      Consents of Coopers & Lybrand L.L.P.

        23.2      Consent of Mauldin & Jenkins, L.L.C.

        23.3      Consent of Miller, Hamilton, Snider & Odom, L.L.C.

        23.4      Consent of T. Stephen Johnson & Associates, Inc.

Exhibit 24        Power of Attorney

Exhibit 99        Additional exhibits:

        99.1      Form of Proxy of First Macon Bank & Trust Company